Form 10KSB40, Exhibit 13
period 1997-12-31
OHIO STATE FINANCIAL SERVICES INC
filed 1998-03-30
CIK 1039188

                       OHIO STATE FINANCIAL SERVICES, INC.

      [LOGO OF MAP OF OHIO WITH STAR SHOWN IN LOCATION OF BRIDGEPORT, OHIO]


























                               1997 ANNUAL REPORT

                [OHIO STATE FINANCIAL SERVICES, INC. LETTERHEAD]







Dear Shareholder:

Throughout our recent stock conversion and the formation of Ohio State Financial Services, Inc. as the holding company for The Bridgeport Savings and Loan Association, we have stayed focused on the important goal of providing for the financial needs of our local community. Bridgeport Savings is the only financial institution headquartered in Bridgeport, and the stock of OSFS which was sold in connection with the conversion is owned by many of the people who live and work in Bridgeport, Ohio.

The Directors will not lose sight of our polar star, which is to serve our customers. Quality service to our customers is a key to producing a good return on your investment in OSFS.

With the recent payment of a dividend, the Board has indicated that we intend to provide a competitive return for our shareholders while fostering the growth of Bridgeport Savings through a strategy that is conservative and sound.

Thank you for the confidence which you have shown in our company, and I trust that your relationship with us will be fruitful in the years to come. If there is anything that we can do to be at your service, you only need to give us a call.


Sincerely,





Jon W. Letzkus,
Chairman of the Board and President

                 BUSINESS OF OHIO STATE FINANCIAL SERVICES, INC.
================================================================================
Ohio State Financial Services, Inc. ("OSFS"), a unitary savings and loan holding company incorporated under the laws of the State of Ohio, owns all of the issued and outstanding common stock of Bridgeport Savings and Loan Association ("Bridgeport"), a savings and loan association incorporated under Ohio law. In September 1997, OSFS acquired all of the common stock issued by Bridgeport upon its conversion from a mutual savings and loan association to a stock savings and loan association (the "Conversion"). The activities of OSFS have been limited primarily to holding the common shares of Bridgeport.

Bridgeport conducts business from its main office located in Bridgeport, Ohio, and one full-service branch office located in Shadyside, Ohio. The principal business of Bridgeport is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Bridgeport's primary market area which consists of Belmont County, Ohio, and Ohio and Marshall Counties, West Virginia. Bridgeport also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multi-family and nonresidential real estate in its market area. In addition to real estate lending, Bridgeport originates secured and unsecured consumer loans. For liquidity and interest rate risk management purposes, Bridgeport invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations and mortgage-backed securities. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC"), principal repayments on loans and maturities of investment securities.

As a savings and loan holding company, OSFS is subject to regulation, supervision and examination by the Office of Thrift Supervision of the United States Department of the Treasury (the "OTS"). As a savings and loan association incorporated under Ohio law, Bridgeport is subject to regulation, supervision and examination by the OTS and the Ohio Department of Commerce, Division of Financial Institutions (the "Division"). Bridgeport is also a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati.


                      MARKET PRICE OF COMMON SHARES OF OSFS
                         AND RELATED SHAREHOLDER MATTERS

================================================================================

There were 634,168 common shares of OSFS outstanding on March 2, 1998, held of record by approximately 500 shareholders. Price information with respect to the common shares of OSFS is quoted on the OTC Bulletin Board under the symbol "OSFS."

The table below sets forth the high and low bid prices for the common shares of OSFS for each quarter of the 1997 year ending after September 26, 1997, the date of completion of the Conversion. Price quotations reflect interdealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


                                                      High Bid         Low Bid
                                                      --------         -------

FISCAL 1997
Quarter Ended:
     September 30, 1997(1)                             $15.50          $14.50
     December 31, 1997                                  15.50           14.75

-------------------

(1)  Reflects the period from September 26, 1997 through September 30, 1997.


OSFS did not declare a dividend during 1997. Dividends are subject to determination and declaration by the Board of Directors of OSFS, which takes into account the financial condition and results of operation of OSFS, tax considerations, industry standards, economic conditions, regulatory restrictions and other factors which affect the payment of dividends.

                              SELECTED CONSOLIDATED
                      FINANCIAL INFORMATION AND OTHER DATA

================================================================================

The following table sets forth certain information concerning the consolidated financial condition, earnings and other data regarding OSFS at the dates and for the periods indicated.


SELECTED FINANCIAL CONDITION                                          At December 31,
       AND OTHER DATA:                 -------------------------------------------------------------------------
                                       1997               1996              1995            1994            1993
                                       ----               ----              ----            ----            ----
                                                                (Dollars in thousands)
     Total amount of:
         Assets                       $37,344             $33,929          $34,553        $33,699          $35,319
         Cash and cash
          equivalents                   3,178               2,436            1,177          1,624            6,539
         Investment securities          8,263               4,936            5,505          7,062            4,078
         Mortgage-backed
          securities                      847                 984            1,191          1,522            2,263
         Loans receivable, net         24,377              24,892           25,972         22,783           21,645
         Deposits                      26,333              28,791           29,615         29,198           31,158
         Shareholders' equity          10,561               4,770            4,558          4,197            3,841
     Number of full-service
        offices                             2                   2                2              2                2


SUMMARY OF EARNINGS:                                           Year ended December 31,
                                      ---------------------------------------------------------------------------
                                      1997             1996              1995             1994               1993
                                      ----             ----              ----             ----               ----
                                                                    (In thousands)

     Interest and dividend
       income                          $2,534          $2,515           $2,478           $2,298            $2,486
     Interest expense                   1,146           1,158            1,108              982             1,184
                                       ------         -------           ------          -------           -------
     Net interest income                1,388           1,357            1,370            1,316             1,302
     Provision for losses on
       loans                                -               -                -               17                54
                                       ------         -------           ------          -------           -------
     Net interest income after
        provision for losses on
        loans                           1,388           1,357            1,370            1,299             1,248
     Noninterest income                    34              45               42               78                30
     Noninterest expense(1)               866           1,083              865              848               765
                                       ------         -------           ------          -------           -------
     Net income before
        provision for income
        taxes                             557             319              547              529               513
     Provision for income taxes           194             107              186              174               150
     Cumulative effect of
        change in accounting
        principle                           -               -                -                -                43
                                       ------         -------           ------          -------           -------
        Net income                     $  363         $   212           $  361          $   355           $   320
                                       ======         =======           ======          =======           =======

------------------------------

(1) Includes a non-recurring pre-tax expense of $190,000 for the year ended December 31, 1996, for a special one-time assessment to recapitalize the Savings Association Insurance Fund (the "SAIF") administered by the FDIC.



SELECTED FINANCIAL RATIOS:                                         At or for the year ended December 31,
                                                   -------------------------------------------------------------
                                                   1997          1996           1995         1994           1993
                                                   ----          ----           ----         ----           ----
Performance ratios:
   Return on average assets(1)                     1.02%           0.62%          1.06%        1.04%         0.88%
   Return on average equity(1)                     5.48            4.53           8.25         8.87          8.71
   Interest rate spread                            3.41            3.62           3.76         3.66          3.42
   Net interest margin                             4.07            4.08           4.17         3.97          3.71
   Non-interest expense to average assets(1)       2.44            3.15           2.54         2.47          2.11
   Efficiency ratio(2)                            60.88           77.27          61.28        60.83         57.42
   Net interest income to operating
      expenses(1)                                160.31          125.27         158.36       155.09        170.23
   Average interest-earning assets to
     average interest-bearing liabilities        119.52          113.28         112.04       110.59        108.55

Capital ratios:
   Average equity to average assets               18.60           13.64          12.87        11.69         10.12
   Equity to assets, end of period                28.28           14.06          13.19        12.45         10.88

Asset quality ratios:
   Nonperforming assets to average assets(3)       0.28            0.20           0.02         0.02          0.48
   Nonperforming assets to total assets(3)         0.26            0.50           0.02         0.02          0.50
   Nonperforming loans to total loans              0.40            0.28           0.02         0.03          0.76
   Allowance for loans losses to gross loans       0.57            0.57           0.55         0.62          0.67
   Allowance for loans losses to
     nonperforming loans                         143.86          207.25        2383.33      2042.86         87.88
   Net (charge-offs) recoveries to average
     loans                                         0.01            -              -           (0.08)        (0.02)

------------------------------

(1) Includes a nonrecurring pre-tax expense of $190,000 for the year ended December 31, 1996, for a special one-time assessment to recapitalize the SAIF.

(2) Non-interest expense as a percentage of net interest income plus non-interest income.

(3) Nonperforming assets include non-accrual loans, accruing loans more than 90 days past due and real estate acquired in settlement of loans.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

                                     GENERAL

--------------------------------------------------------------------------------

OSFS was incorporated for the purpose of owning all of Bridgeport's outstanding stock. As a result, the discussion that follows focuses on Bridgeport's financial condition and results of operations. The following discussion and analysis of the financial condition and results of operations of OSFS and Bridgeport should be read in conjunction with and with reference to the consolidated financial statements, and the notes thereto, included in this Annual Report.


                         CHANGES IN FINANCIAL CONDITION

--------------------------------------------------------------------------------

OSFS' total assets increased by approximately $3.4 million to $37.3 million at December 31, 1997, from $33.9 million at December 31, 1996. The increase in total assets was funded primarily by net proceeds of $5.9 million from the issuance of 634,168 common shares of OSFS in September of 1997 (the "Offering") and undistributed net earnings of $363,000, which were partially offset by a decrease in deposits of $2.5 million from $28.8 million at December 31, 1996 to $26.3 million at December 31, 1997.

Total cash and cash equivalents totaled $3.2 million at December 31, 1997, an increase of $742,000, or 30.5%, from $2.4 million at December 31, 1996. The increase includes a portion of the inflow of cash from the Offering. Management maintains a level of cash equivalents which is desirable for meeting Bridgeport's normal cash flow requirements for the funding of loans and repayment of deposits.

Net loans receivable decreased approximately $515,000 to $24.4 million at December 31, 1997, from $24.9 million at December 31, 1996. The decrease was primarily attributable to the decrease of $1.0 million in mortgage participations in one- to four-family mortgages which was partially offset by an increase in consumer loans of $346,000. All other loan categories increased nominally from 1996 to 1997.

Interest-bearing time deposits increased $3.8 million from $800,000 at December 31, 1996, to $4.6 million at December 31, 1997, which represented the temporary investment of part of the proceeds received in the Offering.

Total deposits decreased $2.5 million, or 8.5%, from $28.8 million at December 31, 1996, to $26.3 million at December 31, 1997. Certificates of deposit decreased by $1.6 million from $14.6 million at December 31, 1996, to $13.0 million at December 31, 1997. The decline was primarily attributable to higher rate certificates maturing in 1997 which depositors elected not to renew. The weighted average rate on all certificates of deposit declined from 5.09% at December 31, 1996, to 5.03% at December 31, 1997. Approximately $900,000 of the decline in deposits primarily consists of funds withdrawn by depositors to purchase OSFS common shares in connection with the Conversion.

                         COMPARISON OF OPERATING RESULTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

--------------------------------------------------------------------------------

GENERAL. Net income increased $150,000, or 70.8%, from $213,000 for the year ended December 31, 1996, to $363,000 for the year ended December 31, 1997. The increase in net income was primarily the result of a decrease in non-interest expense of $217,000 and a $31,000 increase in net interest income.

NET INTEREST INCOME. Net interest income increased $31,000, or 2.3%, from $1,357,000 for the year ended December 31, 1996, to $1,388,000 for the year ended December 31, 1997. The increase was attributable to an increase in interest and dividend income of $19,000 for 1996, compared to 1997, and a decrease in interest expense of $12,000, or 1.1%, from $1,158,000 for the year ended December 31, 1996, compared to $1,146,000 for the year ended December 31, 1997.

The increase in interest income resulted primarily from an increase in interest on investments of $80,000, or 20.5%, year to year which was partially offset by a decrease in interest on loans of $46,000, or 2.3%, and by a decrease in interest on mortgage-backed securities of $17,000, or 16.5%. The increase in interest on investments was due to an increase in the average balance of interest-bearing deposits of $1.9 million representing the investment of $5.8 million of the net proceeds from the Offering which was completed in September 1997. The decrease in interest on loans resulted from a $599,000 decrease in the average balance of loans outstanding. The decline in interest income on mortgage-backed securities was attributable to a lower balance as a result of prepayments of principal.

Total interest expense decreased $12,000, or 1.1%, from $1,158,000 for 1996, to $1,146,000 for 1997. The decrease year to year was primarily due to a decrease in the average volume of interest-bearing liabilities of $791,000, from $29.3 million for 1996 to $28.5 million for 1997. The decrease in interest-bearing liabilities was the result of customers electing not to renew maturing certificates of deposit at prevailing interest rates, and the withdrawal of deposits for the purchase of OSFS common shares in connection with the Conversion.



PROVISION FOR LOSSES ON LOANS. There were no provisions for losses on loans during the years ended December 31, 1997 and 1996. Management strives to maintain the allowance for loan losses at a level which management believes is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the ability of borrowers to repay their loans, the estimated value of any underlying collateral, and current economic conditions. Based on management's evaluation, the amount of the allowance was deemed adequate in 1997 with no additional provision necessary. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

NONINTEREST INCOME. Noninterest income decreased $11,000 from $45,000 for the year ended December 31, 1996, to $34,000 for the year ended December 31, 1997. The decline was due to the absence of a non-recurring income item in 1996 involving an adjustment to the principal balance of mortgage-backed securities.

NONINTEREST EXPENSES. Noninterest expense decreased $217,000, or 20.1%, from $1.1 million for the year ended December 31, 1996, to $866,000 for the year ended December 31, 1997. The decrease in non-interest expenses was primarily attributable to the absence of the one-time SAIF-recapitalization assessment of $190,000. In addition, Bridgeport benefited from a lower base deposit insurance premium, as a result of the SAIF recapitalization, from $.23 per $100 of deposits to $.065 per $100 of deposits.

Furniture and equipment expense decreased $30,000, from $65,000 in 1996 to $35,000 in 1997. The decrease is due to lower depreciation expense as a result of certain fixed assets that were fully depreciated as of December 31, 1996. Nonrecurring maintenance costs incurred in 1996 also contributed to the lower expense for 1997. In 1997, salaries and employee benefits increased $45,000, or 13%, due to the hiring of an additional employee and merit increases for existing employees.

PROVISION FOR INCOME TAXES. The provision for income taxes for the year ended December 31, 1997, was $194,000,. an increase of $88,000, or 82.3%, from
$106,000 for the year ended December 31, 1996. The increase resulted from an increase in net income before income taxes. The effective rate on taxes for the year ended December 31, 1997, was 34.8% compared to 33.4% for the year ended December 31, 1996.

                         COMPARISON OF OPERATING RESULTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

--------------------------------------------------------------------------------

GENERAL. Net income for the year ended December 31, 1996, decreased $149,000, or 41.2%, to $212,000 from $361,000 for the year ended December 31, 1995. The decrease resulted primarily from a decrease of $13,000 in net interest income and an increase of $218,000, or 25.2%, in non-interest expenses due largely to a $190,000 non-recurring special assessment for the recapitalization of the SAIF, which were partially offset by an increase of $3,000 in noninterest income and a decrease in the provision for income taxes of $79,000. Excluding the one-time SAIF special assessment, pre-tax income decreased $38,000, or 6.9%, to $509,000 in 1996.

NET INTEREST INCOME. Total interest and dividend income for the year ended December 31, 1996, was $2.5 million, an increase of $36,000, or 1.5%, from the year ended December 31, 1995. The increase was primarily due to an increase in interest on loans of $91,000, or 4.7%, due to a $987,000 increase in the average balance of loans outstanding year to year and a six basis point increase in the yield on loans, which more than offset declines in income from all other asset categories. Interest income on mortgage-backed securities for the year ended December 31, 1996, decreased $17,000, or 14.4%, due to a $205,000 decline in the average outstanding balance which offset a nine basis point increase in the yield. Interest earned on interest-bearing deposits decreased $6,000 or 4.0%, due primarily to a decrease of $196,000 in the average balance outstanding, which was offset somewhat by an 18 basis point increase in yield. Income on investment securities decreased by $30,000 due to a 38 basis point decline in yield and a $209,000 decline in the average balance outstanding.

Total interest expense increased $50,000, or 4.5%, to $1.2 million in 1996. The increase was primarily attributable to a 17 basis point increase in the cost of funds from 3.78% to 3.95%, as the average balance of deposits outstanding increased only $33,000 to $29.3 million in 1996. The increase in the cost of funds was the result of higher rates offered by Bridgeport in response to rates offered by competing institutions in Bridgeport's market area.

PROVISION FOR LOSSES ON LOANS. There were no provisions for losses on loans for the years ended December 31, 1996 and 1995. Based on management's evaluation, the amount of the allowance was deemed adequate with no additional provision necessary for 1996.

NONINTEREST INCOME. Noninterest income for the year ended December 31, 1996, increased $3,000, or 7.7%, to $45,000. The increase resulted from a $6,000 increase in other income and fees, which was partially offset by a $3,000 decrease in income from service charges.

NONINTEREST EXPENSES. Noninterest expenses totaled $1.1 million for the year ended December 31, 1996, an increase of $218,000, or 25.2%, compared to the year ended December 31, 1995. The increase resulted primarily from a $191,000 increase in federal deposit insurance premiums due to a $190,000 non-recurring special assessment recorded at September 30, 1996, to recapitalize the SAIF, and a $13,000 increase in depreciation expense due to equipment purchases in late 1995 and 1996.

PROVISION FOR INCOME TAXES. The provision for income taxes for the year ended December 31, 1996, decreased $79,000, or 42.7%, to $106,000, as a result of a decrease in net income before income taxes compared to 1995.

                  AVERAGE BALANCE, YIELD, RATE AND VOLUME DATA

--------------------------------------------------------------------------------

The following table sets forth certain information relating to the average balance sheet information of OSFS and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from month-end balances.


                                                             Year ended December 31,
                             -----------------------------------------------------------------------------------------
                                         1997                              1996                         1995
                             ----------------------------   ---------------------------- -----------------------------
                              Average   Interest  Average   Average    Interest  Average  Average  Interest   Average
                             outstanding earned/   yield/  outstanding earned/   yield/ outstanding  earned/   yield/
                              balance    paid      rate    balance      paid      rate   balance       paid      rate

                                                          (Dollars in thousands)
Interest-earning assets:
  Interest-bearing deposits   $ 4,455    $  237    5.32%  $  2,592    $  144    5.56%  $  2,788  $   150      5.38%
  Investment securities(1)      4,032       258    6.40      4,274       269    6.29      4,483      299      6.67
  Mortgage-backed securities      913        85    9.31      1,091       102    9.35      1,296      120      9.26
  Loans receivable(2)          24,708     1,954    7.91     25,267     2,000    7.92     24,280    1,909      7.86
                             --------    ------    ----    -------     -----    ----    -------   ------      ----

    Total interest-earning
      assets                   34,108     2,534    7.43     33,224     2,515    7.57     32,847    2,478      7.54

  Non-interest-earning assets   1,447                        1,186                        1,161
                              -------                      -------                      -------
    Total assets              $35,555                      $34,410                      $34,008
                              =======                      =======                      =======

Interest-bearing liabilities:
  NOW and money market
    accounts                 $  3,837        95    2.48   $  4,910       127    2.59    $ 6,226      176      2.83
  Regular savings accounts     10,295       314    3.05      9,807       297    3.00      9,687      291      3.00
  Certificates of deposit      14,390       736    5.11     14,611       734    5.03     13,382      640      4.78
                             --------   -------    ----    -------    ------    ----     ------  -------      ----

    Total deposits             28,522     1,145    4.01     29,328     1,158    3.95     29,295    1,107      3.78
                                                                                         ------   ------      ----

  FHLB advances                    15         1    6.67         -          -      -          23        1      4.35
                             --------   -------    ----    -------    ------    ----     ------  -------      ----
    Total interest-bearing
      liabilities              28,537     1,146    4.02     29,328     1,158    3.95     29,318    1,108      3.78
                                                   ----               ------    ----             -------      ----

Non-interest-bearing
  liabilities                     404                          389                          313
                             --------                     ---------                    --------

    Total liabilities          28,941                       29,717                       29,631

Shareholders' equity            6,614                        4,693                        4,377
                             --------                     ---------                    --------
    Total liabilities and
     shareholders' equity     $35,555                      $34,410                      $34,008
                             ========                     ========                     ========

Net interest income                      $1,388                       $1,357                      $1,370
                                         ======                       ======                      ======

Interest rate spread                               3.41%                        3.62%                         3.76%
                                                   ====                         ====                          ====

Net interest margin                                4.07%                        4.08%                         4.17%
                                                   ====                         ====                          ====

Average interest-earning
  assets to average
  interest-bearing
  liabilities                                    119.52%                      113.28%                       112.04%
                                                 ======                       ======                        ======

-------------------
(1)  Includes dividends on FHLB stock.
(2)  Includes nonperforming loans

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Bridgeport's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior period rate), (ii) changes in rate (change in rate multiplied by prior period volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been attributed to the mix.


                                                                 Year ended December 31,
                                     --------------------------------------------------------------------------------
                                                   1997 vs. 1996                          1996 vs. 1995
                                     ---------------------------------------    -------------------------------------
                                              Increase                                   Increase
                                        (decrease) due to            Total          (decrease) due to          Total
                                     --------------------------     increase    ------------------------     increase
                                      Volume      Rate     Mix     (decrease)    Volume     Rate     Mix    (decrease)
                                      ------      ----     ---     ---------     ------     ----     ---    ----------
Interest income attributable to:
   Interest-bearing deposits            $103    $ (6)      $(4)        $93       $(11)      $ 5      $ -      $ (6)
   Investment securities                 (15)      4         -         (11)       (14)      (17)       1       (30)
   Mortgage-backed securities            (17)      -         -         (17)       (19)        1        -       (18)
   Loans receivable                      (44)      -        (2)        (46)        78        15       (1)       91
                                         ----   ----        ---        ----       ---       ---      ---      ----
     Total interest income                27      (2)       (6)         19         34         4        -        38

Interest-bearing liabilities
   Deposits                              (32)     18         1         (13)         1        50        -        51
   FHLB advances                           1       -         -           1         (1)        -        -        (1)
                                        ----    ----       ---         ----         --      ----     ----      ----

     Total interest expense              (31)     18         1         (12)         -        50        -        50
                                         ----     --       ---         ----     -----      ----     ----      ----

Increase (decrease) in net
  interest income                       $ 58    $(20)      $(7)        $31       $ 34      $(46)    $  -      $(12)
                                        ====    =====      ====        ===       ====      ====     ====      ====


                         ASSET AND LIABILITY MANAGEMENT

--------------------------------------------------------------------------------

Bridgeport, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. As part of its effort to monitor and manage the interest rate risk of Bridgeport, the Board of Directors has adopted an interest rate risk policy which sets exposure limits for Bridgeport, specifies certain transactions that Bridgeport may not engage in without prior Board authorization and provides for quarterly review by the Board of Directors of various interest rate risk reports.

One of the methods utilized by Bridgeport to monitor interest rate risk is the rate shock risk estimates contained in the quarterly rate shock risk reports prepared by an outside consulting firm that specializes in interest rate risk assessments. The reports assess Bridgeport's interest rate risk based on the percent and dollar changes in Bridgeport's net portfolio value ("NPV") projected over permanent and instantaneous parallel shifts in interest rates. The rate shock methodology attempts to quantify interest rate risk as the change in Bridgeport's NPV which would result from a theoretical change in current interest rates. The management and the Board of Directors of Bridgeport attempt to maintain the projected change in NPV within limits established by the Board of Directors.

Presented below, as of December 31, 1997, is an analysis of Bridgeport's interest rate risk as measured by changes in NPV for instantaneous and parallel shifts of 100 basis points in market interest rates, assuming rates would stay constant over a twelve-month period. The table also contains the policy limits set by the Board of Directors of Bridgeport as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and Bridgeport's strong capital position.


                                                     December 31, 1997
                                    ----------------------------------------------                   Board limit
Change in interest rate             $ Change in NPV                % Change in NPV                % Change in NPV
    (basis points)                  ---------------                 --------------                ---------------
-----------------------                           (Dollars in thousands)
         +400                            $(1,824)                         (22)%                        (50)%
         +300                             (1,404)                         (17)                         (38)
         +200                               (928)                         (11)                         (25)
         +100                               (437)                          (5)                         (15)
           0                                   0                            0                            0
         -100                                184                            2                           15
         -200                                280                            3                           25
         -300                                232                            3                           38
         -400                                755                            9                           50


The Board of Directors and management of Bridgeport believe that certain factors afford Bridgeport the ability to operate successfully despite its exposure to interest rate risk. Although Bridgeport originates predominantly fixed-rate loans, such loans are typically secured by residential real estate and for terms of 15 years or less. Bridgeport also manages its interest rate risk by maintaining capital well in excess of regulatory requirements and by maintaining a high level of investments in short-term instruments with maturities of five years or less. For the year ended December 31, 1997, Bridgeport's tangible capital was 22.5% of total assets and its liquidity ratio was 37.3%.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate from those assumed in making the risk calculations.

                        LIQUIDITY AND CAPITAL MANAGEMENT

--------------------------------------------------------------------------------

The liquidity of OSFS and Bridgeport, which is primarily represented by cash and cash equivalents, is a result of the funds used in or provided by Bridgeport's operating, investing and financing activities. These activities are summarized below for the years ended December 31, 1997, 1996, and 1995.


                                                          Year ended December 31,
                                               --------------------------------------------------
                                                1997                 1996                 1995
                                                ----                 ----                 ----
                                                                (In thousands)

Net income                                     $  363              $  212                 $  361
Adjustments to reconcile net income
   to net cash from operating activities          123                   5                     53
                                               ------             -------                -------
Net cash from operating activities                486                 217                    414
Net cash provided by (used in)
   investment activities                       (2,694)              1,860                 (1,272)
Net cash provided by (used in)
   financing activities                         2,950                (818)                   411
                                               ------             -------                -------
Net change in cash and cash
   equivalents                                    742               1,259                   (447)
Cash and cash equivalents at
   beginning of period                          2,436               1,177                  1,624
                                               ------             -------                -------
Cash and cash equivalents at
   end of period                               $3,178              $2,436                 $1,177
                                               ======              ======                 ======

Bridgeport's principal sources of funds are deposits, loan and mortgage-backed securities repayments, maturities of securities and other funds provided by operations. Bridgeport also has the ability to borrow from the FHLB of Cincinnati. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are influenced to a greater degree by interest rates, general economic conditions and competition. Bridgeport maintains investments in liquid assets based upon management's assessment of (i) the need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets and (iv) the objectives of Bridgeport's asset and liability management program.

OTS regulations presently require Bridgeport to maintain an average daily balance of liquid assets, which may include, but are not limited to, investments in U.S. Treasury and federal agency obligations in an amount equal to 4% of the sum of Bridgeport's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which Bridgeport may rely if necessary to fund loan originations, deposit withdrawals or other short-term funding needs. At December 31, 1997, Bridgeport's regulatory liquidity ratio was 37.3%. At such date, Bridgeport had commitments to originate loans and loans in process totaling $548,000 and no commitments to purchase or sell loans. Bridgeport considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs. See Note 6 to the Consolidated Financial Statements.

Bridgeport is required by applicable law and regulations to meet certain minimum capital standards, which include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. Bridgeport exceeded all of its regulatory capital requirements at December 31, 1997.

OTS regulations require a savings and loan association to maintain core capital of at least 3% of Bridgeport's total assets. "Core capital" is comprised of common shareholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts, pledged deposits of mutual associations and intangible assets, primarily certain purchased mortgage servicing rights. The OTS has proposed to increase the core capital requirement to 4% and 5%, except for those associations with the highest examination rating and acceptable levels of risk.

The tangible capital requirement requires a savings and loan association to maintain "tangible capital" of not less than 1.5% of Bridgeport's adjusted total assets. Tangible capital is defined in OTS regulations as core capital minus any intangible assets.

OTS regulations require that a savings and loan association maintain "risk-based capital" in an amount not less than 8% of its risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of Bridgeport included $134,000 of Bridgeport's allowance for loan losses at December 31, 1997.

The following table summarizes Bridgeport's regulatory capital requirements and actual capital at December 31, 1997:


                                                                          Excess of actual
                                                                        capital over current
                             Actual capital      Current requirement           requirement    Applicable asset total
                         -------------------      ------------------      ------------------  ----------------------
                         Amount      Percent      Amount     Percent      Amount     Percent
                         ------      -------      ------     -------      ------     -------
                                                          (Dollars in thousands)

Tangible capital         $8,087       22.5%       $  539       1.5%      $7,548         21.0%       $35,915
Core capital              8,087       22.5         1,077       3.0        7,010         19.5         35,915
Risk-based capital        8,221       48.7         1,351       8.0        6,870         40.7         16,890


                   EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

--------------------------------------------------------------------------------

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements and requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. Under existing accounting standards, other comprehensive income is classified separately into foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. The provisions of SFAS No. 130 are effective for fiscal years beginning after December 15, 1997. Management does not believe the adoption of SFAS No. 130 will have a material impact on the disclosure requirements of OSFS.

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS") by entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share." Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. SFAS No. 128 supersedes APB Opinion No. 15 and is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The adoption of SFAS No. 128 at December 31, 1997, did not have a material impact on the disclosure requirements of OSFS.

In February 1997, the FASB issued SFAS No. 129, which incorporates the disclosure requirements of APB Opinion No. 15, and makes them applicable to all public and nonpublic entities that have issued securities addressed by SFAS No.
129. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of EPS. SFAS No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 19, "Omnibus Opinion - 1966," and No. 15, and SFAS No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to the requirements of those standards. SFAS No. 129 eliminates the exemption of nonpublic entities from certain disclosure requirements of APB Opinion No. 15 as provided by SFAS No. 21, "Suspension of the Reporting of Earnings per Share, and Segment Information by Nonpublic Enterprises." SFAS No. 129 supersedes specific disclosure requirements of APB Opinions Nos. 10 and 15 and SFAS No. 47 and consolidates them in SFAS No. 129 for ease of retrieval and for greater visibility to nonpublic entities. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. The adoption of SFAS No. 129 did not have a material impact on the disclosure requirements of OSFS.

In June 1996, the FASB issued SFAS No. 125, effective, on a prospective basis, for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held-to-maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. Effective

 January 1,1997, SFAS No. 125 superseded SFAS No. 122. Management has not yet determined the effect, if any, SFAS No. 125 will have on the financial statements of OSFS.

                         REPORT OF INDEPENDENT CERTIFIED
                             PUBLIC ACCOUNTANTS AND
                        CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
                                                                       PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                      17


FINANCIAL STATEMENTS

         CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                 18

         CONSOLIDATED STATEMENTS OF OPERATIONS                          20

         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                21

         CONSOLIDATED STATEMENTS OF CASH FLOWS                          22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                              23

SNODGRASS
Certified Public Accountants and Consultants







                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


Board of Directors
Ohio State Financial Services, Inc.

We have audited the accompanying consolidated statements of financial condition of Ohio State Financial Services, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Financial Services, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

S.R. Snodgrass, A.C.


Wheeling, West Virginia
January 9, 1998



S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003~6400 Phone: 304~233~5030 Facsimile:
304~233~3062

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                                      December 31,
                                                                              -------------------------
                                                                                   1997          1996
                                                                              -----------   -----------
ASSETS

Cash and cash equivalents:
   Cash and amounts due from banks                                            $   523,987   $   450,252
   Interest-bearing deposits with other institutions                            2,653,845     1,985,410
                                                                              -----------   -----------
     Total cash and cash equivalents                                            3,177,832     2,435,662

Interest bearing time deposits                                                  4,600,000       800,000

Investment securities:
   Available for sale (at market value)                                           363,000       339,300
   Held to maturity (market value of $4,224,064 at 12/31/97; and $4,873,596
     at 12/31/96)                                                               4,146,588     4,781,206

Loans receivable, net                                                          24,377,054    24,892,321

Office properties and equipment, net                                              482,950       471,672

Accrued interest receivable, loans and investments (net of reserve for
   uncollected interest of $7,709 at 12/31/97; and $1,802 at 12/31/96)            173,639       134,340

Other assets                                                                       22,965        74,153
                                                                              -----------   -----------

     TOTAL ASSETS                                                             $37,344,028   $33,928,654
                                                                              ===========   ===========














The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (CONTINUED)



                                                                                             December 31,
                                                                                          --------------------
                                                                                          1997            1996
                                                                                          ----            ----

LIABILITIES

Deposit accounts                                                                    $ 26,333,439    $ 28,791,121
Advances by borrowers for taxes and insurance                                            152,136         154,245
Accrued interest payable and other liabilities                                           221,978         157,437
Deferred federal income taxes                                                             75,005          55,508
                                                                                    ------------    ------------
     TOTAL LIABILITIES                                                                26,782,558      29,158,311
                                                                                    ------------    ------------

SHAREHOLDERS' EQUITY

Common stock, no par or stated value, 3,000,000 shares authorized; 634,168 shares
   issued and outstanding at December 31, 1997                                               -               -
Additional paid in capital                                                             5,922,360             -
Unallocated shares - employee stock ownership plan                                      (493,867)            -
Retained earnings-substantially restricted                                             5,132,977       4,770,343
                                                                                    ------------    ------------
     TOTAL SHAREHOLDERS' EQUITY                                                       10,561,470       4,770,343
                                                                                    ------------    ------------

       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $ 37,344,028    $ 33,928,654
                                                                                    ============    ============

























The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STAGE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                             Year Ended December 31.
                                                                     ----------------------------------------
                                                                         1997           1996           1995
                                                                         ----           ----           ----
INTEREST AND DIVIDEND INCOME
   Loans-taxable                                                     $1,953,696     $2,000,015     $1,909,388
   Mortgage-backed certificates - taxable                                85,485        102,351        119,631
   Interest-bearing deposits and investment securities - taxable        470,891        390,802        429,689
   Dividends on Federal Home Loan Bank stock                             23,939         21,746         19,785
                                                                     ----------     ----------     ----------
     Total interest and dividend income                               2,534,011      2,514,914      2,478,493
                                                                     ----------     ----------     ----------

INTEREST EXPENSE
   Savings deposits                                                   1,144,619      1,157,860      1,107,184
   Federal Home Loan Bank advances                                          961            -            1,172
                                                                     ----------     ----------     ----------
     Total interest expense                                           1,145,580      1,157,860      1,108,356
                                                                     ----------     ----------     ----------

     Net interest income                                              1,388,431      1,357,054      1,370,137

PROVISION FOR LOSSES ON LOANS:                                              -              -              -
                                                                     ----------     ----------     ----------
     Net interest income after provision for loan losses              1,388,431      1,357,054      1,370,137
                                                                     ----------     ----------     ----------

NONINTEREST INCOME
   Service charges                                                       15,433         16,313         18,973
   Gains on sale of other real estate                                     2,245            -              -
   Other income and fees                                                  16502         28,658         22,765
                                                                     ----------     ----------     ----------
     Total noninterest income                                            34,180         44,971         41,738
                                                                     ----------     ----------     ----------

NONINTEREST EXPENSES
   Salaries and benefits                                                394,955        349,554        351,608
   Occupancy expense                                                     61,419         59,245         56,750
   Furniture and equipment expense                                       35,191         65,632         54,729
   Machine rental and service bureau expense                             50,814         55,489         49,211
   Stationery printing and office expenses                               39,856         29,022         23,832
   Advertising and public relations                                      39,978         32,204         37,686
   Franchise, payroll and other taxes                                    90,128         91,559         90,991
   Federal insurance premium                                             26,717        270,218         78,913
   Legal and accounting fees                                             39,077         29,217         24,272
   Other operating expenses                                              87,959        101,180         97,212
                                                                     ----------     ----------     ----------
     Total noninterest expense                                          866,094      1,083,320        865,204
                                                                     ----------     ----------     ----------

     Income before income taxes                                         556,517        318,705        546,671

PROVISION FOR INCOME TAXES                                              193,883        106,343        185,438
                                                                     ----------     ----------     ----------
   Net income                                                        $  362,634     $  212,362     $  361,233
                                                                     ==========     ==========     ==========

PER SHARE DATA (from October 1, 1997)
   Net earnings per share                                            $      .17          $ -           $  -
                                                                     ==========     ==========     ==========

AVERAGE SHARES OUTSTANDING                                           $  584,148            -              -
                                                                     ==========     ==========     ==========

The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                            Retained
                                                           Additional       Earnings       Unallocated         Total
                                            Common          Paid in      Substantially      Shares in      Shareholders'
                                            Stock           Capital        Restricted          ESOP           Equity
                                         -------------     -----------     -----------     -----------      -----------
Balance, December 31, 1994               $         -       $       -       $ 4,196,748     $                $ 4,196,748
                                                                                                            -----------

   Net income                                      -               -           361,233             -            361,233
                                         -------------     -----------     -----------     -----------      -----------

Balance, December 31, 1995                         -               -         4,557,981             -          4,557,981

   Net income                                      -               -           212,362             -            212,362
                                         -------------     -----------     -----------     -----------      -----------

Balance, December 31, 1996                         -               -         4,770,343             -          4,770,343

   Net income                                      -               -           362,634             -            362,634
   Sale of common stock                            -         5,916,081             -          (506,530)       5,409,551
   Accrued compensation expense-ESOP               -             6,279             -            12,663           18,942
                                         -------------     -----------     -----------     -----------      -----------

Balance, December 31, 1997               $         -       $ 5,922,360     $ 5,132,977     $  (493,867)     $10,561,470
                                         =============     ===========     ===========     ===========      ===========












The accompanying notes are an integral part of the consolidated financial statements.

               OHIO STATE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              Year Ended December 31,
                                                                   ---------------------------------------------
                                                                        1997             1996             1995
                                                                   -----------      -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                     $   362,634      $   212,362      $   361,233
    Adjustments:
       Depreciation                                                     38,437           70,225           57,139
       Gain on real estate owned                                        (2,245)             -                -
       Deferred federal income tax                                      19,497           11,695           (6,001)
       Accretion of investment security discounts                       (3,743)         (10,714)         (23,942)
       ESOP amortization                                                18,942
       Federal Home Loan Bank stock dividend                           (23,700)         (21,600)         (19,600)
       Accrued interest receivable and other assets                     11,889          (14,347)         (43,425)
       Accrued interest payable and other liabilities                   64,541          (30,490)          88,263
                                                                   -----------      -----------      -----------
          Net cash provided by operating activities                    486,252          217,131          413,667
                                                                   -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Term deposits, net                                              (3,800,000)         200,000        1,600,000
    Proceeds from maturities of held to maturity securities            500,000          400,000              -
    Proceeds from redemptions of mortgage-backed certificates          138,361          207,075          332,936
    Net change in loans (excluding participations purchased)           497,647        1,510,892       (1,646,330)
    Participation loans purchased                                          -           (431,000)      (1,543,000)
    Acquisition of office properties and equipment                     (49,715)         (27,295)         (14,999)
    Disposition of real estate owned                                    19,865              -                -
                                                                   -----------      -----------      -----------
           Net cash provided by (used in) investing activities      (2,693,842)       1,859,672       (1,271,393)
                                                                   -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from sale of common stock                               5,409,551              -                -
    Change in deposits, net                                         (2,457,682)        (823,674)         416,756
    Change in mortgage escrow funds, net                                (2,109)           5,510           (6,086)
                                                                   -----------      -----------      -----------
          Net cash provided by (used in) financing activities        2,949,760         (818,164)         410,670
                                                                   -----------      -----------      -----------

          Change in cash and cash equivalents                          742,170        1,258,639         (447,056)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                         2,435,662        1,177,023        1,624,079
                                                                   -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                             $ 3,177,832      $ 2,435,662      $ 1,177,023
                                                                   ===========      ===========      ===========












The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997,1996, AND 1995



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the consolidated financial statements of Ohio State Financial Services, Inc. and Subsidiary. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practice within the savings and loan industry. The following is a description of the more significant of those policies.

NATURE OF OPERATIONS - Ohio State Financial Services, Inc. (the "Company") was organized under Ohio law in March 1997. The Company acquired 100% of the common stock of Bridgeport Savings and Loan Association (the "Association"), a savings and loan association organized under Ohio law, on September 26,1997, upon its conversion from mutual to stock form. The operating results of the Company depend primarily upon the operating results of the Association. The Association provides banking services to customers through its Bridgeport and Shadyside Ohio offices. The principal business of the Association is the origination of permanent mortgage loans on one-to-four family residential real estate located in the Association's primary market area, which consists of Belmont County in Ohio and Ohio and Marshall Counties in West Virginia.

USE OF ESTIMATES - The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Bridgeport Savings and Loan Association. All significant intercompany accounts and transactions have been eliminated in consolidation.

RECLASSIFICATION - Certain amounts for the years ended December 31,1996 and 1995, have been reclassified to conform with the current period's presentation.

OFFICE PROPERTIES AND EQUIPMENT - Land is carried at cost; buildings and equipment are stated at cost, less accumulated depreciation. Maintenance, repairs, and minor improvements are charged to operating expenses as incurred. Major improvements and betterments are capitalized.

Depreciation is computed on the straight-line method for financial reporting purposes over the following estimated useful lives:

         Building and improvements                  10-50 years
         Furniture, fixtures and equipment          3-50 years
         Automobiles                                5 years

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REAL ESTATE - Real estate acquired in the settlement of loans is carried at the lower of the recorded investment in the property or its fair value minus estimated costs of sale.

LOAN FEES. DISCOUNTS. AND PREMIUMS - Loan fees are accounted for in conformity with requirements of the Statement of Financial Accounting Standards No. 91. Accordingly, loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount amortized over the contractual lives of the related loans or commitments as an adjustment of the related loan's yield using the interest method.

LOANS RECEIVABLE - Loans receivable are stated at their unpaid principal balance, net of the allowance for loan losses. Interest on loans is credited to income as earned and is accrued only if it is considered collectible. An allowance for uncollected interest on mortgage loans is provided for all accrued interest on loans which are delinquent more than 90 days, resulting in interest previously accrued on those loans being reversed from income, and thereafter, interest is recognized only to the extent of payments received. Loans are returned to accrual status when less than 90 days delinquent and when, in management's judgment, collection is probable.

Effective January 1,1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" (FAS 114 and 118). Impaired loans as defined by FAS 114 and 118 exclude certain consumer loans and residential real estate loans. Loan impairment is measured based on the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. Since the adoption of FAS 114 and 118, the Company had no loans which management has determined to be impaired.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by chargeoffs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT SECURITIES - Debt securities, including mortgage-backed securities acquired with the intent and ability to hold to maturity are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and are recognized as adjustments of interest income. Under FAS No. 115, investment securities in the portfolio are classified as either available for sale or held to maturity. The Company does not currently conduct short term purchase and sale transactions of investment securities which would be classified as trading securities.

The initial determination of investments classified as available for sale was based principally on the Company's asset/liability position and potential liquidity needs. These securities are available for sale at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risk, liquidity considerations, and other factors. Securities classified as available for sale are carried at market value. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of equity until realized. No unrealized gain or loss is applicable to the Company's equity securities due to the restricted nature of the securities.

INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE - On September 26,1997, the Company issued 634,168 shares of common stock. Earnings per share data has been determined by dividing net income since October 1, 1997, of $100,667 by the weighted average number of shares issued and outstanding since the original issue date. Earnings from September 26, 1997 through September 30,1997, were determined not to be meaningful. As discussed in Note 9, the Company accounts for the 50,653 shares acquired by the ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to employee accounts. The pro forma net income per share for the 1997 period is $.16, assuming the shares had been outstanding for the entire year.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - INVESTMENTS

The carrying amounts and fair values of the Company's investment securities at December 31, 1997 and 1996, are summarized as follows:


                                                                 December 31, 1997
                                              -------------------------------------------------------
                                                               Gross           Gross
                                              Amortized      Unrealized    Unrealized         Fair
                                                Cost             Gains        Losses          Value
                                              ----------     ----------     ----------     ----------
Securities Available for Sale:

Federal Home Loan Bank stock (restricted)     $  348,000     $     --       $     --       $  348,000
Intrieve Incorporated                             15,000           --             --           15,000
                                              ----------     ----------     ----------     ----------
    Total available for sale                     363,000           --             --          363,300
                                              ----------     ----------     ----------     ----------

Securities to be Held to Maturity:

U.S. Government and federal agencies           3,299,577         15,685          5,160      3,310,102
Mortgage-backed securities                       847,011         66,951           --          913,962
                                              ----------     ----------     ----------     ----------
    Total held to maturity                     4,146,588         82,636          5,160      4,224,064
                                              ----------     ----------     ----------     ----------

    Total                                     $4,509,588     $   82,636     $    5,160     $4,587,064
                                              ==========     ==========     ==========     ==========


                                                                 December 31, 1996
                                              -------------------------------------------------------
                                                               Gross           Gross
                                                Amortized    Unrealized     Unrealized        Fair
                                                  Cost          Gains         Losses          Value
                                              ----------     ----------     ----------     ----------
Securities Available for Sale:

Federal Home Loan Bank stock (restricted)     $  324,300     $     --       $     --       $  324,300
Intrieve Incorporated                             15,000           --             --           15,000
                                              ----------     ----------     ----------     ----------
    Total available for sale                     339,300           --             --          339,300
                                              ----------     ----------     ----------     ----------

Securities to be Held to Maturity:

U.S. Government and federal agencies           3,797,043         31,468         17,883      3,810,628
Mortgage-backed securities                       984,163         78,805           --        1,062,968
                                              ----------     ----------     ----------     ----------
    Total held to maturity                     4,781,206        110,273         17,883      4,873,596
                                              ----------     ----------     ----------     ----------

    Total                                     $5,120,506     $  110,273     $   17,883     $5,212,896
                                              ==========     ==========     ==========     ==========

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 - INVESTMENTS (CONTINUED)


The book value and fair value of investment securities at December 31, 1997 and 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                  December 31, 1997
                                                                -------------------------------------------------
                                                                 Securities to Be               Securities
                                                                  Held To Maturity          Available For Sale
                                                                -----------------------   -----------------------
                                                                Amortized        Fair     Amortized        Fair
                                                                   Cost         Value        Cost          Value
                                                                ----------   ----------   ----------   ----------
Due in one year or less                                         $2,999,577   $2,997,025   $        -   $        -
Due from one year through five years                               300,000      313,077
Equity securities                                                       -             -      363,000      363,000
Mortgage-backed securities                                         847,011      913,962           -             -
                                                                ----------   ----------   ----------   ----------

     Total                                                      $4,146,588   $4,224,064   $  363,000   $  363,000
                                                                ==========   ==========   ==========   ==========


                                                                                  December 31, 1997
                                                                -------------------------------------------------
                                                                   Securities to Be            Securities
                                                                     Held To Maturity       Available For Sale
                                                                ---------------------     -----------------------
                                                                Amortized        Fair      Amortized      Fair
                                                                   Cost         Value         Cost        Value
                                                                ----------   ----------   ----------   ----------
Due in one year or less                                         $  500,000   $  498,905   $      -     $      -
Due from one year through five years                             3,297,043    3,311,723          -            -
Equity securities                                                      -            -        339,300      339,300
Mortgage-backed securities                                         984,163    1,062,968          -            -
                                                                ----------   ----------   ----------   ----------

     Total                                                      $4,781,206   $4,876,596   $  339,300   $  339,300
                                                                ==========   ==========   ==========   ==========

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following:


                                                                December 31,
                                                          ---------------------------
                                                          1997                   1996
                                                          ----                   ----

Mortgage loans:
    Construction                                    $     123,700        $     123,700
    1-4 family                                         19,753,899           20,605,236
    Multi-family                                                -               51,162
    Commercial                                            572,315              459,924
    Land                                                   18,224               86,225
                                                    -------------        -------------
                                                       20,468,138           21,326,247
                                                    -------------        ------------

Consumer loans:
    Passbook loans                                        370,408              264,620
    Other consumer loans                                3,682,412            3,441,738
                                                      -----------          -----------
                                                        4,052,820            3,706,358
                                                      -----------          -----------

Commercial loans:                                          69,529              105,264
                                                    -------------         ------------

         Total                                         24,590,487           25,137,869
                                                       ----------           ----------

Less:
    Loans in process                                       36,457               50,649
    Allowance for loan losses                             140,978              143,000
    Deferred loan fees                                     35,998               51,889
                                                   --------------        --------------
                                                          213,433              245,548
                                                    -------------        -------------

         Loans receivable, net                        $24,377,054          $24,892,321
                                                      ===========          ===========


Activity in the allowance for loan losses is summarized as follows:

                                                                 Year Ended December 31,
                                                    -----------------------------------------------
                                                         1997            1996             1995
                                                    -----------      -------------  ---------------
Balance, beginning of period                           $143,000        $143,000         $143,000
Provision charged to income                                   -               -                -
Charge-offs                                              (2,022)              -                -
                                                    -----------      -------------  ---------------
                                                                              -
Balance, end of period                                 $140,978        $143,000         $143,000
                                                       ========        ========         ========

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 - OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized as follows:

                                                                    December 31,
                                                              -----------------------
                                                              1997               1996
                                                              ----               ----

Land                                                      $ 137,638         $  137,638
Office buildings and improvements                           631,486            603,462
Furniture, fixtures and equipment                           437,920            437,920
Automobile                                                   23,403             15,563
                                                       ------------        -----------
         Total                                            1,230,447          1,194,583
Less accumulated depreciation                               747,497            722,911
                                                        -----------        -----------

         Net office properties and equipment             $  482,950         $  471,672
                                                         ==========         ==========

Depreciation charged to operations was $38,437, $70,225, and $57,139 for the years ended December 31, 1997, 1996, and 1995.

NOTE 5 - DEPOSIT ANALYSIS

The Association's deposits by type are summarized as follows:

                                                                          December 31,
                                                 --------------------------------------------------------------

                                                             1997                               1996
                                                 -----------------------------       --------------------------
                                                    Amount           Percent           Amount           Percent
                                                 -----------         -------         --------           -------

NOW and Super NOW accounts                       $    973,059         3.70%          $18,791,121          3.40%
Money Market                                        2,391,372         9.10             3,289,819         11.40
Regular Savings                                     9,946,727        37.80             9,922,705         34.50
Certificates of Deposit                            13,022,281        49.40            14,599,486         50.70
                                                   ----------        -----            ----------         -----

     Total                                        $26,333,439       100.00%          $28,791,121        100.00%
                                                  ===========       ======           ===========        ======

Scheduled maturities of certificates of deposit are as follows:

                                                                            December 31,
                                                                ----------------------------------
                                                                    1997                   1996
                                                                -----------          -------------

Within three months                                             $  3,511,563          $  3,211,395
Three to six months                                                2,736,685             2,979,206
Six to twelve months                                               3,246,343             4,327,338
One to two years                                                   2,508,791             2,524,351
Two to three years                                                   507,676               914,494
Three to four years                                                  383,377               260,688
Four to six years                                                    127,846               382,014
                                                              --------------        --------------

     Total                                                       $13,022,281           $14,599,486
                                                                 ===========           ===========


                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 5 - DEPOSIT ANALYSIS (CONTINUED)

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $4,220,000 at December 31, 1997, and $3,922,000 at December
31,1996. Deposits in excess of $100,000 are not federally insured.


Interest expense by deposit category is as follows:


                                                                December 31,
                                                 --------------------------------------

                                                      1997         1996       1995
                                                 ------------   ----------   ----------

NOW and Super NOW Accounts                        $   19,092   $   17,552   $   17,970
Money Market                                          76,042      108,629      157,789
Regular Savings                                      313,974      296,929      291,351
Certificates of Deposit                              735,511      734,750      640,074
                                                 ------------  -----------  ----------

Total                                             $1,144,619   $1,157,860   $1,107,184
                                                  ===========  ==========   ==========


NOTE 6 - REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Association's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of tangible capital, core capital (Tier 1), and risk-based capital.

The most recent notification from the OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Association must maintain minimum total risk-based, core (Tier 1), and tangible ratios set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 6 - REGULATORY MATTERS (CONTINUED)

The Association's actual capital amounts and ratios are also presented in the table. Risk-based capital includes tangible capital plus $134,000 of the Association's allowance for loan losses.


                                                                                              To Be Well Capitalized
                                                                      For Capital             Under Prompt Corrective
                                              Actual                 Adequacy Purposes            Action Provisions
                                       -------------------        -------------------          ----------------------
                                       Amount        Ratio        Amount        Ratio          Amount         Ratio
                                       ------        -----        ------        -----          ------         ----
As of December 31, 1997:                                              (In thousands)

   Total risk-based capital
      (To risk weighted assets)        $8,221         48.7%        $1,351         8.0%         $1,689         10.0%
   Core (Tier 1) capital
      (To risk weighted assets)         8,087         47.9%           676         4.0%          1,013          6.0%
   Core (Tier 1) capital
      (To total assets)                 8,087         22.5%         1,077         3.0%          1,796          5.0%
   Tangible capital
      (To total assets)                 8,087         22.5%           539         1.5%             Not Defined

As of December 31, 1996:

   Total risk-based capital
      (To risk weighted assets)        $4,908         29.5%        $1,331         8.0%         $1,664         10.0%
   Core (Tier 1) capital
      (To risk weighted assets)         4,770         28.7%           666         4.0%            998          6.0%
   Core (Tier 1) capital
      (To total assets)                 4,770         14.1%         1,018         3.0%          1,696          5.0%
   Tangible capital
      (To total assets)                 4,770         14.1%           509         1.5%             Not Defined


NOTE 7 - FEDERAL INCOME TAX

The Association was permitted until 1996 a special bad debts deduction limited generally to eight percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. In 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions and requires that bad debts for federal income taxes be determined based primarily on the experience method. The Act provides that bad debt reserves accumulated after 1987 are subject to recapture over a six year period which began in 1996. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then corporate rate. Retained income at December 31, 1997 and 1996, included approximately $832,000 (pre 1988 reserves) for which federal income tax has not been provided.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 - FEDERAL INCOME TAX (CONTINUED)

The provisions for Federal income taxes consist of:


                Year Ended December 31,
            ---------------------------------
                 1997        1996        1995
            ---------   ---------   ---------

Current     $ 174,386   $  94,648   $ 191,439
Deferred       19,497      11,695      (6,001)
            ---------   ---------   ---------

    Total   $ 193,883   $ 106,343   $ 185,438
            =========   =========   =========


The following temporary differences gave rise to the deferred tax (asset) liability:


                                                                   December 31,
                                                           ----------------------------
                                                            1997                   1996
                                                           -------             --------
Income and expense recognized in the financial
   statements on the accrual basis, but on the
   cash basis for tax purposes                             $ 20,411              $4,956
Depreciation                                                  1,350               1,520
FHLB stock dividends (incl. redemptions)                     90,418              82,360
Difference in bad debt deduction                            (23,748)            (26,365)
Other                                                       (13,426)             (6,963)
                                                            --------             -------

Total                                                      $ 75,005            $ 55,508
                                                           ========            ========


A reconciliation between the amount of reported income tax expense and the amount computed by applying the Federal income tax rate to income before income taxes is as follows:

                                                              Year Ended December 31,
                                                 -----------------------------------------
                                                      1997            1996            1995
                                                 ---------       ---------       ---------

Tax at statutory rate (34%)                      $ 189,216       $ 108,360       $ 185,868
Increase (decrease) in taxes resulting from:
     Nontaxable income                              (1,103)         (2,017)           (430)
     Other                                           5,770             -               -
                                                 ---------       ---------       ---------

     Total                                       $ 193,883       $ 106,343       $ 185,438
                                                 =========       =========       =========
Effective rate                                        34.8%           33.4%           33.9%

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 8 - RETIREMENT PLAN AND 401(K) THRIFT PLAN

The Association has a defined benefit plan for all eligible employees through the Financial Institutions Retirement Fund. The plan covers and enrolls as active members all employees who are expected to complete 1,000 hours of service in twelve consecutive months and have attained age twenty-one. Because the plan is a multi-employer plan, plan information for the Association separately is not determinable. Pension expense for the years ended December 31, 1997, 1996, and 1995, was $6,836, $10,899, and $21,561, respectively.

The Association participates in the Financial Institutions Thrift Plan, which qualifies under Section 401(k) of the Internal Revenue Code. The plan is for all eligible employees and allows the Association to match employee contributions to a maximum of 6% of their compensation. The employer's matching funds are based upon the following schedule: 50% of the members' contributions during their second and third years of employment, 75% during the fourth and fifth years of employment, and 100% upon completion of their fifth year of service. The Association suspended matching contributions effective April, 1995. The Association's plan expenses for the years ended December 31, 1997, 1996, and 1995, amounted to $1,632, $940, and $3,542, respectively. Plan expense amounts include any employer's matching contributions.


NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

During the year ended December 31, 1997, the Association adopted an ESOP for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. An ESOP trust was created, and acquired 50,653 shares of common stock in the Company's initial public offering, using proceeds of a loan obtained from the Company, which bears interest at an annual rate of 6.55%. The loan, which is secured by the shares of stock purchased, calls for annual interest over a ten year period and annual principal payments of $50,653 with the initial installment due September 26, 1998.

The Association is scheduled to make annual contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are committed to be released from collateral based on the terms of the loan, the Association reports compensation expense based upon the fair value of the shares. Dividends, when paid on allocated ESOP shares, are charged to retained earnings. Dividends paid on unallocated shares are reported as compensation cost. Compensation expense for the ESOP was $ 18,942 for the year ended December 31, 1997.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") (CONTINUED)

The following table represents the components of the ESOP shares at December 31, 1997:

Allocated shares                                              -
Shares committed for allocation                           1,266
Shares distributed                                            -
Unallocated shares                                       49,387
                                                       --------

Total ESOP shares                                        50,653
                                                       ========

Fair value of ESOP shares                              $772,458
                                                       ========


NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Ohio State Financial Services, Inc. is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial condition. The contract amounts of these instruments reflect the extent of involvement the institution has in particular classes of financial instruments. The institution uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The following represents financial instruments whose contract amounts represent credit risk:

                                                                 December 31,
                                                        --------------------------------
                                                         1997                    1996
                                                        --------                -------
Loans in process                                        $ 36,457                $50,649
Commitments to originate loans - fixed rates             512,000                      -


The interest rate on fixed rate residential mortgage loan commitments was 7.0% at December 31, 1997.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The institution evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the institution upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held consists primarily of single-family residences.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

CONCENTRATION OF CREDIT RISK

The mortgage-backed securities held by Ohio State Financial Services, Inc. consist of FHLMC and GNMA pass-through securities which are directly or inherently backed by the full faith and credit of the United States Government.

The Company's real estate loans and loan commitments are primarily for properties located throughout Eastern Ohio and Northern West Virginia. Repayment of these loans is in part dependent upon the economic conditions in this region. The Company evaluates each customer's creditworthiness on a case-by-case basis and requires collateral on all real estate loans which consists primarily of residential properties.

The Company also has concentration of credit risk exposure in cash. The Company places its cash with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company had total deposits with financial institutions of $110,072, and $279,117 in excess of FDIC limits as of December 31, 1997 and 1996, respectively.


NOTE 11 - RELATED PARTY TRANSACTIONS

Directors and officers of the Company and its wholly-owned subsidiary were customers of, and had other transactions with the Company in the ordinary course of business during the years ended December 31, 1997, 1996, and 1995.

Loans and commitments included in such transactions were made with substantially the same terms and collateral as those prevailing at the time for comparable transactions with other persons. Loans to directors and officers did not involve more than the normal risk of collectibility, or present other unfavorable features. The loans to directors and officers at December 31, 1997 and 1996, were not material in the aggregate amount.


NOTE 12 - CASH FLOWS INFORMATION

Cash equivalents include amounts due from banks and Federal Home Loan Bank overnight accounts and term deposits with original maturities of ninety days or less.

In addition, the Company made federal income tax payments during the years ended December 31, 1997, 1996, and 1995, of $49,369; $125,888; and $200,000,
respectively. Cash payments for interest for the years ended December 31, 1997, 1996 and 1995 were $1,146,763; $1,177,830; and $1,102,239, respectively.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13 - DEPOSIT INSURANCE

Saving Association Insurance Fund member institutions were assessed a one-time deposit insurance premium to recapitalize the Fund on September 30, 1996. The assessment totaled approximately $190,300 and was recorded in the year ended December 31, 1996. The premium was based on deposits as of March 31, 1995. As a result of the assessment, the Association's deposit premium insurance rate was reduced from $.23 to $.065 per $100 of deposit for periods subsequent to September 30, 1996.


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlements of the instruments. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. In addition, the value of long-term relationships with depositors and other customers are not reflected. The value of these items is significant. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the corporation.

The following methods and assumptions were used in estimating fair value of financial instruments as disclosed herein:

CASH AND CASH EQUIVALENTS: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

TIME DEPOSITS: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES AND SECURITIES HELD FOR SALE: For debt securities and marketable equity securities held for investment purposes and for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS: For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


DEPOSIT LIABILITIES: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

The estimated fair values of the Company's financial instruments are as follows:

                                                                                December 31, 1997
                                                                   ---------------------------------------
                                                                                               Estimated
                                                                   Carrying Amount             Fair Value
                                                                   ---------------             -----------
Financial Assets:
   Cash and cash equivalents                                         $ 3,177,832              $ 3,177,832
   Interest bearing time deposits                                      4,600,000                4,600,000
   Securities available for sale                                         363,000                  363,000
   Securities held to maturity                                         4,146,588                4,224,064
   Loans, net                                                         24,377,054               24,578,310

Financial Liabilities:
   Deposits                                                           26,333,439               26,441,633
   Advance payments by borrowers for taxes and insurance                 152,136                  152,136

                                                                                December 31, 1996
                                                                   --------------------------------------
                                                                                               Estimated
                                                                   Carrying Amount             Fair Value
                                                                   ---------------             ----------
Financial Assets:
   Cash and cash equivalents                                         $ 2,435,662              $ 2,435,662
   Interest bearing time deposits                                        800,000                  800,000
   Securities available for sale                                         339,000                  339,000
   Securities held to maturity                                         4,781,000                4,874,000
   Loans, net                                                         24,892,000               24,442,543

Financial Liabilities:
   Deposit                                                            28,791,000               28,880,000
   Advance payments by borrowers for taxes and insurance                 154,245                  154,245

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 15 - CONVERSION AND REORGANIZATION

On March 24, 1997, the Board of Directors of the Association approved a plan of conversion (the "Plan") pursuant to which the Association converted from a mutual savings and loan association to a capital stock savings and loan association incorporated under Ohio law and simultaneously issue all of its outstanding stock to a newly-formed holding company, Ohio State Financial Services, Inc. After approval by the regulatory authorities and the Association's members, the conversion was completed on September 26, 1997. The Company became a unitary savings and loan holding company with its principal assets being the capital stock of the Association, the investments made with the net proceeds retained from the sale of common shares in the Offering and a loan made to the ESOP to facilitate the ESOP's purchase of common shares in the Conversion.

In connection with the conversion, the Company completed the sale of 634,168 shares of common stock at $10.00 per share. From the proceeds, $5,916,081 was allocated to additional paid in capital, which is net of conversion costs of $425,599. The common shares of the Company carry no par or stated value per share.

In accordance with regulations, at the time that the Association converted from a mutual savings and loan association to a permanent capital stock savings and loan association, a portion of retained earnings was restricted by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Association after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Association each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 16 - PARENT COMPANY


Effective September 26, 1997 active operations of Ohio State Financial Services, Inc. were initiated with the approval of the stock conversion of the Association and correspondent purchase of all the stock of the wholly-owned subsidiary savings and loan by the Company which coincided with the initial public offering of the Company stock. The condensed financial statements of Ohio State Financial Services, Inc. are as follows:


                   CONDENSED STATEMENT OF FINANCIAL CONDITION
                                DECEMBER 31, 1997


                                     ASSETS


Cash deposits with subsidiary bank                                       $  1,046,244
Interest bearing time deposits                                              1,400,000
Investment in subsidiary bank                                               7,580,092
Loan receivable from ESOP                                                     506,530
Other assets                                                                   41,346
                                                                      ---------------

     Total assets                                                         $10,574,212
                                                                      ===============


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Other liabilities                                                      $       12,742
Stockholders' equity                                                       10,561,470
                                                                         ------------

   Total liabilities and stockholders' equity                             $10,574,212
                                                                      ===============

                                       39

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 16 - PARENT COMPANY (CONTINUED)

                        CONDENSED STATEMENT OF OPERATIONS
             FOR THE PERIOD SEPTEMBER 26, 1997 TO DECEMBER 31, 1997


INCOME
   Interest                                                                               $ 23,153

EXPENSES
   Operating expenses                                                                       16,492
                                                                                          --------

   Income before equity in undistributed earnings of subsidiary                              6,661

EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                                              96,271
                                                                                          --------

   Income before income taxes                                                              102,932

PROVISION FOR INCOME TAXES                                                                   2,265
                                                                                          --------

   Net income                                                                             $100,667
                                                                                          ========

                        CONDENSED STATEMENT OF CASH FLOWS
             FOR THE PERIOD SEPTEMBER 26, 1997 TO DECEMBER 31, 1997

OPERATING ACTIVITIES
   Net income                                                                             $100,667
   Adjustments to reconcile net income to cash provided by operating activities:
       Undistributed net income of subsidiary                                              (96,271)
       Increase in other assets                                                            (41,346)
       Increase in other liabilities                                                        12,742
                                                                                       -----------
       Net cash used in operating activities                                               (24,208)
                                                                                       -----------

INVESTING ACTIVITIES
   Purchases of time deposits                                                           (1,400,000)

FINANCIAL ACTIVITIES
   Net proceeds from sales of common stock                                               2,470,452
                                                                                       -----------
       Changes in cash and cash equivalents                                              1,046,244
                                                                                       -----------

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                   -
                                                                                       -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                               $ 1,046,244
                                                                                       ===========

                       OHIO STATE FINANCIAL SERVICES, INC.
                                       AND
                     BRIDGEPORT SAVINGS AND LOAN ASSOCIATION
                        DIRECTORS AND EXECUTIVE OFFICERS

================================================================================




                BOARD OF DIRECTORS OF
       OHIO STATE FINANCIAL SERVICES, INC. AND
       BRIDGEPORT SAVINGS AND LOAN ASSOCIATION

                   John O. Costine
                       Partner
                   Costine Law Firm

                    Anton M. Godez
                      President
            General Welding Supply Company

                    Jon W. Letzkus
                      President
       Ohio State Financial Services, Inc. and
       Bridgeport Savings and Loan Association

                  William E. Reline
                      Consultant
              Wheeling Machine Products

                   Manuel C. Thomas
                       Officer
          M.C. Thomas Insurance Agency, Inc.



                  EXECUTIVE OFFICERS OF
           OHIO STATE FINANCIAL SERVICES, INC.

                      Jon W. Letzkus
                        President

                      Marianne Doyle
                      Vice President

                     Michael P. Eddy
          Treasurer and Chief Financial Officer

                     Sherri Yarbrough
                        Secretary

                  EXECUTIVE OFFICERS OF
         BRIDGEPORT SAVINGS AND LOAN ASSOCIATION

                      Jon W. Letzkus
                        President

                      Marianne Doyle
                 Assistant Vice President

                  Darlene V. Bennington
                 Treasurer and Secretary

                     Michael P. Eddy
                       Comptroller

                     Sherri Yarbrough
                       Loan Manager

                              SHAREHOLDER SERVICES

================================================================================

The Fifth Third Bank serves as transfer agent and dividend distributing agent for the shares of OSFS. Communications regarding change of address, transfer of shares, lost certificates and dividends should be sent to:

                              The Fifth Third Bank
                            Stock Transfer Department
                             Mail Drop 1090F 5-3212
                            38 Fountain Square Plaza
                             Cincinnati, Ohio 45263
                                 (513) 579-5320
                                 (800) 837-2755


                                 ANNUAL MEETING

================================================================================

The Annual Meeting of Shareholders of OSFS will be held on April 15, 1997, at 1:00 p.m., Eastern Time, at the McClure Hotel, 1200 Market Street, Wheeling, West Virginia 26003. Shareholders are cordially invited to attend.


                          ANNUAL REPORT ON FORM 10-KSB

================================================================================

A copy of the Annual Report on Form 10-KSB of OSFS, as filed with the Securities and Exchange Commission, will be available at no charge to shareholders upon request to:

                       Ohio State Financial Services, Inc.
                                 435 Main Street
                             Bridgeport, Ohio 43912
                              Attention: Secretary