Form 10KSB40, Exhibit 13
period 1998-12-31
OHIO STATE FINANCIAL SERVICES INC
filed 1999-03-31
CIK 1039188

                                                                      Exhibit 13









[COVER HAS MAP OF OHIO WITH A STAR INDICATING THE LOCATION OF BRIDGEPORT, OHIO]







                                      OHIO
                                      STATE
                                    FINANCIAL
                                    SERVICES
                                      INC.






                               1998 ANNUAL REPORT

Dear Shareholder:


On behalf of the management and Board of Directors of Ohio State Financial Services, Inc., I would like to present the 1998 Annual Report to Shareholders. This Annual Report will give you an account of our activities during the 1998 fiscal year.

1998, which marks our first full year as a public company, was interesting for OSFS and for our thrift, Bridgeport Savings and Loan Association.

During 1998, the Board of Directors took steps in an effort to increase shareholder value. In December 1998, we distributed a special capital distribution to our shareholders, which enabled us to reduce the excess capital position of OSFS. Additionally, we completed the repurchase of 5.0% of our outstanding common shares and initiated a second 5.0% repurchase program which we successfully completed in February 1999. OSFS also paid four consecutive quarterly dividends to shareholders during 1998.

Thank you for your investment in OSFS and your patronage of Bridgeport Savings. Please be assured that OSFS and Bridgeport Savings remain committed to supporting our local community, providing friendly professional service and to following our mission statement that requires that we continue to run both organizations in a safe and sound manner.

I look forward to seeing you at our Annual Meeting on April 21, 1999, at 1:00 p.m. at the McClure Hotel. If I may be of any service, please call me.

Sincerely,





Jon W. Letzkus
Chairman of the Board and President

                 BUSINESS OF OHIO STATE FINANCIAL SERVICES, INC.

================================================================================

Ohio State Financial Services, Inc. ("OSFS"), a savings and loan holding company incorporated under the laws of the State of Ohio, owns all of the issued and outstanding common stock of Bridgeport Savings and Loan Association ("Bridgeport"), a savings and loan association incorporated under Ohio law. In September 1997, OSFS acquired all of the common stock issued by Bridgeport upon its conversion from a mutual savings and loan association to a stock savings and loan association (the "Conversion"). The activities of OSFS have been limited primarily to holding the common shares of Bridgeport.

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

                      MARKET PRICE OF COMMON SHARES OF OSFS
                         AND RELATED SHAREHOLDER MATTERS

================================================================================

There were 572,337 shares of OSFS outstanding on March 10, 1999, held of record by approximately 176 shareholders. Price information with respect to the common shares of OSFS is quoted on the OTC Bulletin Board under the symbol "OSFS."

The table below sets forth the high and low bid prices for the common shares of OSFS, together with the dividends declared per share for each quarter of 1998 and for the 1997 quarters ending after September 26, 1997, the date of completion of the Conversion. Price quotations reflect interdealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                High Bid     Low Bid    Cash Dividends Declared
                                --------     -------    -----------------------
1998
   Quarter Ended:
     March 31, 1998              $17.50      $15.13             $.05
     June 30, 1998                19.50       15.25              .05
     September 30, 1998           16.00       13.50              .05
     December 31, 1998 (1)        13.75       10.00              .05


1997
   Quarter Ended:
     September 30, 1997 (2)      $15.50      $14.50               --
     December 31, 1997            15.50       14.75               --

------------------------

(1) Additionally, in December 1998, OSFS paid a $2.00 cash per share return of capital distribution.

(2)  Reflects the period from September 26, 1997 through September 30, 1997.


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

                                                                     At December 31,
                                       --------------------------------------------------------------------
                                       1998               1997             1996           1995         1994
SELECTED FINANCIAL CONDITION           ----               ----             ----           ----         ----
       AND OTHER DATA:                                            (Dollars in thousands)
     Total amount of:
         Assets                       $35,437            $37,344          $33,929        $34,553     $33,699
         Cash and cash
          equivalents                   5,700              3,178            2,436          1,177       1,624
         Investment securities          3,789              8,263            4,936          5,505       7,062
         Mortgage-backed
          securities                      667                847              984          1,191       1,522
         Loans receivable, net         24,595             24,377           24,892         25,972      22,783
         Deposit accounts              25,450             26,333           28,791         29,615      29,198
         Short-term notes
          payables                        893                 --               --             --          --
         Shareholders' equity           8,702             10,561            4,770          4,558       4,197
     Number of full-service
        offices                             2                  2                2              2           2

                                                                   Year ended December 31,
                                       --------------------------------------------------------------------
                                       1998               1997             1996           1995         1994
                                       ----               ----             ----           ----         ----
SUMMARY OF EARNINGS:                                              (Dollars in thousands)
     Interest and dividend
       income                          $2,579           $2,534            $2,515       $2,478         $2,298
     Interest expense                   1,030            1,146             1,158        1,108            982
                                       ------           ------            ------       ------         ------
     Net interest income                1,549            1,388             1,357        1,370          1,316
     Provision for losses on
       loans                               41               --                --           --             17
                                       ------           ------            ------       ------         ------
     Net interest income after
        provision for losses on
        loans                           1,508            1,388             1,357        1,370          1,299
     Noninterest income                    25               34                45           42             78
     Noninterest expense (1)            1,157              866             1,083          865            848
                                       ------           ------            ------       ------         ------
     Net income before
        provision for income
        taxes                             376              557               319          547            529
     Provision for income taxes           149              194               107          186            174
                                       ------           ------            ------       ------         ------
        Net income                     $  227           $  363            $  212       $  361         $  355
                                       ======           ======            ======       ======         ======

------------------------------

(1) Includes a non-recurring pre-tax expense of $190,000 for the year ended December 31, 1996, for a special one-time assessment to recapitalize the Savings Association Insurance Fund (the "SAIF") administered by the FDIC.

                                                                At or for the year ended December 31,
                                                  --------------------------------------------------------------
                                                  1998            1997           1996          1995         1994
SELECTED FINANCIAL RATIOS:                        ----            ----           ----          ----         ----
Performance ratios:
   Return on average assets (1)                     .62%          1.02%           0.62%         1.06%       1.04%
   Return on average equity (1)                    2.21           5.48            4.53          8.25        8.87
   Interest rate spread                            3.33           3.41            3.62          3.76        3.66
   Net interest margin                             4.38           4.07            4.08          4.17        3.97
   Non-interest expense to average assets (1)      3.16           2.44            3.15          2.54        2.47
   Efficiency ratio (2)                           73.50          60.88           77.27         61.28       60.83
   Net interest income to operating
      expenses (1)                               133.91         160.31          125.27        158.36      155.09
   Average interest-earning assets to
     average interest-bearing liabilities        136.15         119.52          113.28        112.04      110.59

Capital ratios:
   Average equity to average assets               27.93          18.60           13.64         12.87       11.69
   Equity to assets, end of period                24.56          28.28           14.06         13.19       12.45

Asset quality ratios:
   Nonperforming assets to average assets (3)        --           0.28            0.20          0.02        0.02
   Nonperforming assets to total assets (3)          --           0.26            0.50          0.02        0.02
   Nonperforming loans to total loans                --           0.40            0.28          0.02        0.03
   Allowance for loans losses to gross loans       0.56           0.57            0.57          0.55        0.62
   Allowance for loans losses to
     nonperforming loans                             --         143.86          207.25       2383.33     2042.86
   Net (charge-offs) recoveries to average
     loans                                         1.65           0.01              --            --       (0.08)

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


                         CHANGES IN FINANCIAL CONDITION

--------------------------------------------------------------------------------


OSFS' total assets decreased by approximately $1.9 million, or 5.1%, to $35.4 million at December 31, 1998, from $37.3 million at December 31, 1997. The decrease in total assets was primarily due to an outlay of approximately $1.0 million for the purchase of OSFS common shares for employee benefit and stock plans, the payment of $1.2 million in dividends and a $883,000 decline in deposits. These decreases were partially offset by short-term borrowings of $893,000.

Total cash and cash equivalents increased by $2.5 million, or 79.4%, to $5.7 million at December 31, 1998, from $3.2 million at December 31, 1997, as management evaluated investment opportunities. Management maintains a level of cash equivalents which is desirable for meeting Bridgeport's normal cash flow requirements for the funding of loans and repayment of deposits.

Interest-bearing time deposits decreased $1.5 million, or 32.6%, from $4.6 million at December 31, 1997, to $3.1 million at December 31, 1998, reflecting current maturities.

Investment securities held-to-maturity decreased $3.2 million, or 76.7%, from $4.1 million at December 31, 1997, to $967,000 at December 31, 1998. This decrease resulted from the maturity of $3.0 million of U.S. Government and agency securities and principal reductions on mortgage-backed securities of $180,000.

Loans receivable increased approximately $217,000, or .9%, to $24.6 million at December 31, 1998, from $24.4 million at December 31, 1997. The increase was primarily attributable to a $484,000 increase in one- to four-family residential mortgage loans and a $341,000 increase in construction loans, which were partially offset by a $513,000 decrease in consumer loans.

Total deposits decreased by $883,000, or 3.4%, to $25.5 million at December 31, 1998, from $26.3 million at December 31, 1997, primarily as a result of a $621,000, or 4.8%, decline in certificates of deposit from $13.0 million at December 31, 1997, to $12.4 million at December 31, 1998. The decline was primarily attributable to higher rate certificates maturing in the current year which depositors elected not to renew.

Shareholders' equity decreased $1.9 million, or 17.6%, to $8.7 million at December 31, 1998, compared to $10.6 million at December 31, 1997. The decrease resulted from the use of $494,000 to repurchase OSFS common shares for treasury and $523,000 for funding of the Recognition and Retention Plan (the "RRP") and the Ohio State Financial Services, Inc. Employee Stock Ownership Plan (the "ESOP") and dividends of $1.2 million. Partially offsetting this decline were increases in shareholders' equity resulting from net income of $227,000 and recognition of shares in the RRP and the ESOP of $133,000.


                         COMPARISON OF OPERATING RESULTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

GENERAL. Net income decreased by $136,000, or 37.5%, from net income of $363,000 for the year ended December 31, 1997, to net income of $227,000 for the year ended December 31, 1998. The decline in net income was primarily the result of an increase in noninterest expense of $291,000 and an increase in the provision for loan losses of $41,000, which were offset by an increase in net interest income of $161,000 and a decrease in the provision for income taxes of $44,000.

NET INTEREST INCOME. Net interest income increased $161,000, or 11.6%, from $1,388,000 for 1997 to $1,549,000 for 1998. The increase was attributable to an increase in interest and dividend income of $45,000 from $2,534,000 for 1997, compared to $2,579,000 for 1998, and by a decrease in interest expense of $116,000, or 10.1%, from $1,146,000 for 1997 compared to $1,030,000 for 1998.

INTEREST AND DIVIDEND INCOME. The increase in interest and dividend income resulted from a $55,000, or 11.0%, increase in interest on investments securities and interest-bearing deposits for 1998 compared to 1997, and from a $7,000, or .4%, increase in interest earned on loans year to year. These increases were partially offset by a $16,000, or 19.0%, decrease in interest income from mortgage-backed securities. The increase in interest on investments was due to an increase in the average balance of interest-bearing deposits of $3.7 million, which was offset by a $2.4 million decrease in the average balance of investment securities, representing maturities of U. S. Government and agency obligations. In addition, the yield on interest-bearing deposits increased from 5.32% for the year ended December 31, 1997, to 5.48% for the year ended December 31, 1998. The decrease in interest income from mortgage-backed securities was due to a $164,000 decrease in the average balance, from $913,000 for 1997 to $749,000 for 1998. The increase in interest on loans resulted from a $176,000, or .7%, increase in the average balance of loans outstanding from $24.7 million for 1997 to $24.9 million for 1998, which was partially offset by a decline in the yield from 7.91% to 7.88%.

INTEREST EXPENSE. Total interest expense decreased $116,000, or 10.1%, from $1.1 million for 1997 to $1.0 million for 1998. The decline for the year ended December 31, 1998, was primarily due to a $2.6 million decrease in the average volume of deposits, from $28.5 million for 1997 to $25.9 million for 1998. The decrease in interest-bearing liabilities resulted from higher rates offered by competing institutions in Bridgeport's market area and by alternative investment products available to depositors. The decrease in interest on deposits was also due to a 7 basis points decrease in the cost of funds from 4.01% for 1997 to 3.94% for 1998. The decrease in interest on deposits was partially offset by an $8,000 increase in interest on borrowed funds, from $1,000 for 1997 to $9,000 for 1998.

PROVISION FOR LOAN LOSSES. The provision for loan losses increased to $41,000 for the year ended December 31, 1998, compared to no provision in 1997. The allowance for loan losses was negatively impacted by a single charge-off of $42,000 for a one- to four-family residential mortgage loan. While overall asset quality did not decline during the year, the charge to expense was necessary in order to maintain the allowance at a desirable level based on management's evaluation of the nature of the portfolio, credit concentrations, trends in historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the ability of borrowers to repay their loans, the estimated value of any underlying collateral and current economic conditions. There can be no assurance, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

NON-INTEREST INCOME. Non-interest income decreased $9,000, or 27.4%, from $34,000 for the year ended December 31, 1997, to $25,000 for 1998. The decline was due to decreases in fee income primarily from service charges which was partially offset by an $8,000 increase in the gain on the sale of other real estate.

NON-INTEREST EXPENSE. Non-interest expense increased $291,000, or 33.6%, from $866,000 for the year ended December 31, 1997, to $1.2 million for 1998. Salaries and benefits increased $119,000, or 30.2%, from $395,000 for 1997 to $514,000 for 1998. The increase was attributable to increases of $64,000 and $50,000 relating to the ESOP and RRP, respectively. The RRP was initiated in April 1998, while expenses attributable to the ESOP began in September, 1997. Legal and accounting fees increased by $58,000, or 148.6%, from $39,000 for 1997 to $97,000 for 1998, due to an increase in services for compliance with regulatory requirements and employee benefit plans. Franchise, payroll, and other taxes increased $58,000, or 64.7%, from $90,000 for 1997 to $148,000 for 1998, primarily as a result of Ohio franchise taxes assessed on the additional net worth of OSFS resulting from its sale of shares in 1997. Other operating expenses increased $45,000, or 51.5%, from $88,000 for 1997 to $133,000 for
1998, as a result of additional administrative expenses associated with the holding company structure, the ESOP, and the RRP.

INCOME TAXES. The provision for income taxes for the year ended December 31, 1998, decreased by $44,000, or 22.9%, to $149,000 in 1998 from $193,000 for
1997, as a result of a $181,000, or 32.4%, decrease in net income before income taxes.


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

PROVISION FOR LOSSES ON LOANS. There were no provisions for losses on loans during the years ended December 31, 1997 and 1996. Based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the ability of borrowers to repay their loans, the estimated value of any underlying collateral and current economic conditions, the amount of the allowance was deemed adequate in 1997 with no additional provision necessary.

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

PROVISION FOR INCOME TAXES. The provision for income taxes for the year ended December 31, 1997, was $194,000, an increase of $88,000, or 82.3%, from $106,000 for the year ended December 31, 1996. The increase resulted from an increase in net income before income taxes. The effective rate on taxes for the year ended December 31, 1997, was 34.8% compared to 33.4% for the year ended December 31, 1996.

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

                                                                          Year ended December 31,
                                  --------------------------------------------------------------------------------------------------
                                                   1998                              1997                            1996
                                  -----------------------------------  -----------------------------  ------------------------------
                                    Average      Interest     Average    Average   Interest  Average    Average    Interest  Average
                                  outstanding     earned/      yield/  outstanding  earned/   yield/  outstanding   earned/  yield/
                                    balance        paid         rate     balance     paid     rate      balance      paid     rate
                                    -------        ----         ----     -------     ----     ----      -------      ----     ----
                                                                          (Dollars in thousands)
Interest-earning assets:
  Interest-bearing deposits          $ 8,171      $   448       5.48%    $ 4,455    $  237     5.32%    $ 2,592    $  144     5.56%
  Investment securities (1)            1,597          101       6.32       4,032       258     6.40       4,274       269     6.29
  Mortgage-backed securities             749           69       9.21         913        85     9.31       1,091       102     9.35
  Loans receivable (2)                24,884        1,961       7.88      24,708     1,954     7.91      25,267     2,000     7.92
                                     -------      -------       ----     -------    ------     ----     -------    ------     ----
    Total
    interest-earning assets           35,401        2,579       7.29      34,108     2,534     7.43      33,224     2,515     7.57

  Non-interest-earning
    assets                             1,252                               1,447                          1,186
                                     -------                             -------                        -------
    Total assets                     $36,653                             $35,555                        $34,410
                                     =======                             =======                        =======

Interest-bearing liabilities:
  NOW and money market accounts      $ 3,274      $    80       2.44     $ 3,837        95     2.48     $ 4,910       127     2.59

  Regular savings accounts             9,836          296       3.01      10,295       314     3.05       9,807       297     3.00
  Certificates of deposit             12,771          645       5.05      14,390       736     5.11      14,611       734     5.03
                                     -------      -------       ----     -------        --     ----     -------       ---     ----

    Total deposits                    25,881        1,021       3.94      28,522     1,145     4.01      29,328     1,158     3.95

  FHLB advances and
   short-term notes                      121            9       7.44          15         1     6.67          --        --
                                     -------      -------       ----     -------        --     ----     -------       ---     ----
    Total
    interest-bearing liabilities      26,002        1,030       3.96      28,537     1,146     4.02      29,328     1,158     3.95

Non-interest-bearing liabilities         413                                 404                            389
                                     -------                             -------                        -------

    Total liabilities                 26,415                              28,941                         29,717

Shareholders' equity                  10,238                               6,614                          4,693
                                     -------                             -------                        -------
    Total liabilities and
     shareholders' equity            $36,653                             $35,555                        $34,410
                                     =======                             =======                        =======

Net interest income                                $1,549                           $1,388                         $1,357
                                                   ======                           ======                         ======

Interest rate spread                                            3.33%                          3.41%                          3.62%
                                                                ====                           ====                           ====

Net interest margin                                             4.38%                          4.07%                          4.08%
                                                                ====                           ====                           ====
Average interest-earning
  assets to average
  interest-bearing liabilities                                136.15%                        119.52%                        113.28%
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

                                                              Year ended December 31,
                                    ---------------------------------------------------------------------------
                                                1998 vs. 1997                          1997 vs. 1996
                                    -------------------------------------  ------------------------------------
                                            Increase                                 Increase
                                        (decrease) due to        Total         (decrease) due to        Total
                                    -------------------------   increase   -------------------------   increase
                                    Volume      Rate      Mix  (decrease)  Volume      Rate      Mix  (decrease)
                                    ------      ----      ---  ----------  ------      ----      ---  ----------
Interest income attributable to:
   Interest-bearing deposits         $ 198      $  7      $6     $ 211      $103      $ (6)     $(4)     $ 93
   Investment securities              (156)       (3)      2      (157)      (15)        4       --       (11)
   Mortgage-backed securities          (15)       (1)      -       (16)      (17)       --       --       (17)
   Loans receivable                     14        (7)      -         7       (44)       --       (2)      (46)
                                     -----      ----      --     -----      ----      ----      ---      ----
     Total interest income              41        (4)      8        45        27        (2)      (6)       19

Interest-bearing liabilities
   Deposits                           (106)      (20)      2      (124)      (32)       18        1       (13)
   FHLB advances and short-term
     notes                               7        --       1         8         1        --       --         1
                                     -----      ----      --     -----      ----      ----      ---      ----

     Total interest expense            (99)      (20)      3      (116)      (31)       18        1       (12)
                                     -----      ----      --     -----      ----      ----      ---      ----

Increase (decrease) in net
  interest income                    $ 140      $ 16      $5     $ 161      $ 58      $(20)     $(7)     $ 31
                                     =====      ====      ==     =====      ====      ====      ===      ====


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

Presented below, as of December 31, 1998, is an analysis of Bridgeport's interest rate risk as measured by changes in NPV for instantaneous and parallel shifts of 100 basis points in market interest rates, assuming rates would stay constant over a twelve-month period. The table also contains the policy limits set by the Board of Directors of Bridgeport as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and Bridgeport's strong capital position.

                                                   December 31, 1998
                                    ----------------------------------------------
    Change in interest rate         $ Change in NPV                % Change in NPV            % Change in NPV
         (basis points)             ---------------                ---------------               Board limit
    -----------------------                     (Dollars in thousands)                        --------------

              +400                       $(1,925)                         (24)%                    (50)%
              +300                        (1,499)                         (19)                     (38)
              +200                        (1,007)                         (12)                     (25)
              +100                          (502)                          (6)                     (15)
                 0                             0                            0                        0
              -100                           250                            3                       15
              -200                           246                            3                       25
              -300                            66                            1                       38
              -400                           473                            6                       50

The Board of Directors and management of Bridgeport believe that certain factors afford Bridgeport the ability to operate successfully despite its exposure to interest rate risk. Although Bridgeport originates predominantly fixed-rate loans, such loans are typically secured by residential real estate and for terms of 15 years or less. Bridgeport also manages its interest rate risk by maintaining capital well in excess of regulatory requirements and by maintaining a high level of investments in short-term instruments with maturities of five years or less. At December 31, 1998, Bridgeport's tangible capital was 24.4% of total assets and its liquidity ratio was 31.6%.

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

                        LIQUIDITY AND CAPITAL MANAGEMENT

--------------------------------------------------------------------------------

The liquidity of OSFS and Bridgeport, which is primarily represented by cash and cash equivalents, is a result of the funds used in or provided by Bridgeport's operating, investing and financing activities. These activities are summarized below for the years ended December 31, 1998, 1997, and 1996.

                                                             Year ended December 31,
                                               -----------------------------------------------
                                                1998                 1997                 1996
                                                ----                 ----                 ----
                                                                (In thousands)
Net income                                     $  227               $  363               $  212
Adjustments to reconcile net income
   to net cash from operating activities           63                  123                    5
                                               ------               ------               ------
Net cash from operating activities                290                  486                  217
Net cash provided by (used in)
   investment activities                        4,411               (2,694)               1,860
Net cash provided by (used in)
   financing activities                        (2,179)               2,950                 (818)
                                               ------               ------               ------
Net change in cash and cash
   equivalents                                  2,522                  742                1,259
Cash and cash equivalents at
   beginning of period                          3,178                2,436                1,177
                                               ------               ------               ------
Cash and cash equivalents at
   end of period                               $5,700               $3,178               $2,436
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

OTS regulations presently require Bridgeport to maintain an average daily balance of liquid assets, which may include, but are not limited to, investments in U.S. Treasury and federal agency obligations in an amount equal to 4% of the sum of Bridgeport's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which Bridgeport may rely if necessary to fund loan originations, deposit withdrawals or other short-term funding needs. At December 31, 1998, Bridgeport's regulatory liquidity ratio was 31.6%. At such date, Bridgeport had commitments to originate loans and loans in process totaling approximately $1.4 million and no commitments to purchase or sell loans. Bridgeport considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs. See Note 6 to the Consolidated Financial Statements.

Bridgeport is required by applicable law and regulations to meet certain minimum capital standards, which include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement.
Bridgeport exceeded all of its regulatory capital requirements at December 31, 1998.

OTS regulations require a savings and loan association to maintain core capital of at least 4% of Bridgeport's total assets. "Core capital" is comprised of common shareholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts, pledged deposits of mutual associations and intangible assets, primarily certain purchased mortgage servicing rights.

The tangible capital requirement requires a savings and loan association to maintain "tangible capital" of not less than 1.5% of Bridgeport's adjusted total assets. Tangible capital is defined in OTS regulations as core capital minus any intangible assets.

OTS regulations require that a savings and loan association maintain "risk-based capital" in an amount not less than 8% of its risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of Bridgeport included $131,000 of Bridgeport's allowance for loan losses at December 31, 1998.

The following table summarizes Bridgeport's regulatory capital requirements and actual capital at December 31, 1998:

                                                                           Excess of actual
                                                                         capital over current
                            Actual capital        Current requirement         requirement     Applicable asset total
                         -------------------      ------------------      ------------------  ----------------------
                         Amount      Percent      Amount     Percent      Amount      Percent
                         ------      -------      ------     -------      ------      -------
                                                          (Dollars in thousands)
Tangible capital         $8,315       24.4%       $  512       1.5%      $7,803         22.9%       $34,124
Tier 1 (core) capital     8,315       24.4         1,365       4.0        6,950         20.4         34,124
Risk-based capital        8,446       50.4         1,340       8.0        7,106         42.4         16,746


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

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. SFAS No. 133 precludes a held-to-maturity security from being designated as a hedged item, however, at the date of initial application of SFAS No. 133, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. SFAS No. 133 applies prospectively for all fiscal quarters of all years beginning after June 15, 1999. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of SFAS No. 133.


                          YEAR 2000 COMPLIANCE MATTERS

--------------------------------------------------------------------------------

GENERAL. As with most providers of financial services, Bridgeport's operations are heavily dependent on information technology systems and rapid and accurate data processing is essential to Bridgeport's operations. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the Year 2000 as the year 1900 or as zero and incorrectly attempt to compute payment, interest, delinquency and other data. Bridgeport has been evaluating both information technology (computer systems) and non-information technology systems (e.g., vault timers and electronic door lock). Based upon such evaluations, management had determined that Bridgeport has Year 2000 risk in three areas: (1) Bridgeport's own computers (2) the computers of others used by Bridgeport's borrowers, and (3) the computers of others who provide Bridgeport with data processing.

BRIDGEPORT'S OWN COMPUTERS. Bridgeport has upgraded its computer system to eliminate the Year 2000 risk. Bridgeport does not expect to have material additional costs to address this risk. The upgrade costs did not have a material impact on the consolidated financial position or results of operations of OSFS.

COMPUTERS OF OTHERS USED BY BRIDGEPORT BORROWERS. Bridgeport has evaluated most of its borrowers and does not believe the Year 2000 problem should, on an aggregate basis, impact their ability to make payments to Bridgeport. Bridgeport believes that most of its residential borrowers are not dependent on their home computers for income and that none of its commercial borrowers is so large that a Year 2000 problem would render it unable to collect revenue or rent and, in turn, continue to make loan payments to Bridgeport. Bridgeport does not anticipate any material costs to address this risk area and believes it is Year 2000 compliant in this risk area.

COMPUTERS OF OTHERS WHO PROVIDE BRIDGEPORT WITH DATA PROCESSING. This risk is primarily focused on one third-party service bureau that provides virtually all of Bridgeport's data processing. This service bureau is not Year 2000 compliant but has advised Bridgeport that it expects to be compliant before January 1, 2000. If this problem is not solved before January 1, 2000, Bridgeport would likely experience significant delays, mistakes, or failures, which could have a significant impact on Bridgeport's financial condition and result of operations.

CONTINGENCY PLAN. Bridgeport is monitoring its service bureau to evaluate whether its data processing system will fail and is being provided with periodic updates on the status of testing and upgrades being made by the service bureau. If Bridgeport's service bureau fails, Bridgeport will attempt to locate an alternative service bureau that is Year 2000 compliant. If Bridgeport is unsuccessful, Bridgeport will manually enter deposit balances and interest with its existing computer system. If this labor intensive approach is necessary, management and employees will become much less efficient. Bridgeport, however, believes that it would be able to operate in this manner indefinitely, until its existing service bureau, or its replacement, is able to again provide data processing services. If few financial institution service bureaus were operating in the Year 2000, Bridgeport's replacement costs, assuming Bridgeport could negotiate an agreement, could be material.

                         REPORT OF INDEPENDENT CERTIFIED
                             PUBLIC ACCOUNTANTS AND
                        CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

                                                                           PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                          17



FINANCIAL STATEMENTS

   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                           18

   CONSOLIDATED STATEMENTS OF OPERATIONS                                    20

   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY               21

   CONSOLIDATED STATEMENTS OF CASH FLOWS                                    22



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                  23

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


Board of Directors
Ohio State Financial Services, Inc.

We have audited the accompanying consolidated statements of financial condition of Ohio State Financial Services, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Financial Services, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


S.R. Snodgrass, A.C.


Wheeling, West Virginia
January 22, 1999

                               OHIO STATE FINANCIAL SERVICES, INC.
                                          AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                             December 31,
                                                                       -------------------------
                                                                          1998          1997
                                                                       -----------   -----------
ASSETS

Cash and cash equivalents:
    Cash and amounts due from banks                                    $   907,682   $   523,987
    Interest-bearing deposits with other institutions                    4,792,090     2,653,845
                                                                       -----------   -----------
            Total cash and cash equivalents                              5,699,772     3,177,832

Interest bearing time deposits                                           3,100,000     4,600,000

Investment securities:
    Available for sale (cost approximates market value)                    388,500       363,000
    Held to maturity (market value of $1,018,809
      at 12/31/98 and $4,224,064 at 12/31/97)                              967,117     4,146,588

Loans receivable, net                                                   24,594,506    24,377,054

Office properties and equipment, net                                       466,335       482,950

Accrued interest receivable, loans and
  investments (net of reserve for uncollected interest
  of $-0- at 12/31/98 and $7,709 at 12/31/97)                              157,227       173,639

Other assets                                                                63,262        22,965
                                                                       -----------   -----------

          TOTAL ASSETS                                                 $35,436,719   $37,344,028
                                                                       ===========   ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                               OHIO STATE FINANCIAL SERVICES, INC.
                                          AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (CONTINUED)



                                                                             December 31,
                                                                       -------------------------
                                                                           1998         1997
                                                                       -----------   -----------
LIABILITIES

Deposit accounts                                                       $25,450,404   $26,333,439
Short-term notes payable                                                   892,543          -
Advances by borrowers for taxes and
 insurance                                                                 182,061       152,136
Accrued interest payable and other liabilities                             137,798       221,978
Deferred federal income taxes                                               72,264        75,005
                                                                       -----------   -----------
       TOTAL LIABILITIES                                                26,735,070    26,782,558
                                                                       -----------   -----------

SHAREHOLDERS' EQUITY

Common stock, no par or stated value, 3,000,000
   shares authorized; 598,460 shares issued and
   outstanding at December 31, 1998; 634,168 at
   December 31, 1997                                                           --             --
Additional paid in capital                                               5,947,185     5,922,360
Treasury stock (35,708 shares at cost)                                    (494,283)           --
Unearned recognition and retention plan shares (RRP)                      (371,859)           --
Unearned-employee stock ownership plan shares (ESOP)                      (536,735)     (493,867)
Retained earnings-substantially restricted                               4,157,341     5,132,977
                                                                       -----------   -----------
    TOTAL SHAREHOLDERS' EQUITY                                           8,701,649    10,561,470
                                                                       -----------   -----------

        TOTAL LIABILITIES AND
         SHAREHOLDERS' EQUITY                                          $35,436,719   $37,344,028
                                                                       ===========   ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                            OHIO STATE FINANCIAL SERVICES, INC.
                                      AND SUBSIDIARY
                           CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              Year Ended December 31,
                                                    -------------------------------------
                                                       1998          1997        1996
                                                    ----------   -----------   ----------
INTEREST AND DIVIDEND INCOME
    Loans                                           $1,960,533   $ 1,953,696   $2,000,015
    Mortgage-backed certificates                        69,268        85,485      102,351
    Interest-bearing deposits and investment
     securities                                        523,661       470,891      390,802
    Dividends on Federal Home Loan Bank
     stock                                              25,690        23,939       21,746
                                                    ----------   -----------   ----------
           Total interest and dividend income        2,579,152     2,534,011    2,514,914
                                                    ----------   -----------   ----------

INTEREST EXPENSE
    Savings deposits                                 1,021,288     1,144,619    1,157,860
    Federal Home Loan Bank advances and
      notes payable                                      8,737           961           --
                                                    ----------   -----------   ----------
           Total interest expense                    1,030,025     1,145,580    1,157,860
                                                    ----------   -----------   ----------

           Net interest income                       1,549,127     1,388,431    1,357,054

PROVISION FOR LOSSES ON LOANS                           41,191            --           --
                                                    ----------   -----------   ----------

           Net interest income after
            provision for loan losses                1,507,936     1,388,431    1,357,054
                                                    ----------   -----------   ----------

NONINTEREST INCOME
    Service charges                                      6,514        15,433       16,313
    Gains on sale of other real estate                  10,705         2,245          -
    Other income and fees                                7,612        16,502       28,658
                                                    ----------   -----------   ----------
           Total noninterest income                     24,831        34,180       44,971
                                                    ----------   -----------   ----------

NONINTEREST EXPENSES
    Salaries and benefits                              514,198       394,955      349,554
    Occupancy expense                                   62,126        61,419       59,245
    Furniture and equipment expense                     26,881        35,191       65,632
    Machine rental and service bureau expense           60,810        50,814       55,489
    Stationery, printing, and office expenses           49,538        39,856       29,022
    Advertising and public relations                    35,039        39,978       32,204
    Franchise, payroll and other taxes                 148,418        90,128       91,559
    Federal insurance premium                           29,394        26,717      270,218
    Legal and accounting fees                           97,152        39,077       29,217
    Other operating expenses                           133,258        87,959      101,180
                                                    ----------   -----------   ----------
           Total noninterest expense                 1,156,814       866,094    1,083,320
                                                    ----------   -----------   ----------

           Income before income taxes                  375,953       556,517      318,705

PROVISION FOR INCOME TAXES                             149,449       193,883      106,343
                                                    ----------   -----------   ----------

           Net income                               $  226,504   $   362,634   $  212,362
                                                    ==========   ===========   ==========

PER SHARE DATA (FROM OCTOBER 1, 1997)
    Basic                                             $   .40          $ .17       $   --
                                                      =======          =====       ======
    Diluted                                           $   .39          $ .17       $   --
                                                      =======          =====       ======


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                              OHIO STATE FINANCIAL SERVICES, INC.
                                                        AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                          Retained
                                           Additional     Earnings                  Unearned      Unearned          Total
                                   Common    Paid in    Substantially   Treasury    Shares in     Shares in     Shareholders'
                                   Stock     Capital      Restricted      Stock        RRP          ESOP            Equity
                                   -----    ----------    -----------   ---------   ---------     ---------       -----------
Balance, December 31, 1995          $--     $       --    $ 4,557,981   $      --   $      --     $      --       $ 4,557,981

    Net income                       --             --        212,362          --          --            --           212,362
                                    -----   ----------    -----------   ---------   ---------     ---------       -----------

Balance, December 31, 1996           --             --      4,770,343          --          --            --         4,770,343

    Net income                       --             --        362,634          --          --            --           362,634
    Sale of common stock             --      5,916,081            --           --          --      (506,530)        5,409,551
    Accrued compensation
     expense-ESOP                    --          6,279            --           --          --        12,663            18,942
                                    -----   ----------    ----------    ---------   ---------     ---------       -----------

Balance, December 31, 1997           --      5,922,360      5,132,977          --          --      (493,867)       10,561,470

    Net income                       --             --        226,504          --          --            --           226,504
    Purchase of treasury stock       --             --             --    (494,283)         --            --          (494,283)
    Purchase of Plan shares          --             --             --          --    (421,465)     (101,306)         (522,771)
    ESOP shares earned               --         24,825             --          --          --        58,438            83,263
    RRP shares earned                --             --             --          --      49,606            --            49,606
    Dividends ($2.20/share)          --             --     (1,202,140)         --          --            --        (1,202,140)
                                    -----   ----------    -----------   ---------   ---------     ---------       -----------

Balance, December 31, 1998          $--     $5,947,185    $ 4,157,341   $(494,283)  $(371,859)    $(536,735)      $ 8,701,649
                                    =====   ==========    ===========   =========   =========     =========       ===========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                             OHIO STATE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        Year Ended December 31,
                                                             ---------------------------------------------
                                                                1998              1997             1996
                                                             -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                             $   226,504      $   362,634      $   212,362
      Adjustments:
          Depreciation                                            37,685           38,437           70,225
          Gain on real estate owned                              (10,705)          (2,245)              --
          Deferred federal income tax                             (2,741)          19,497           11,695
          Accretion of investment security discounts                (822)          (3,743)         (10,714)
          Provision for loan losses                               41,191               --               --
          ESOP and RRP amortization                              132,869           18,942               --
          Federal Home Loan Bank stock dividend                  (25,500)         (23,700)         (21,600)
          Accrued interest receivable and other assets           (23,885)          11,889          14 ,347
          Accrued interest payable and other liabilities         (84,180)          64,541          (30,490)
                                                             -----------      -----------      -----------
                 Net cash provided by
                  operating activities                           290,416          486,252          217,131
                                                             -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
      Term deposits, net                                       1,500,000       (3,800,000)         200,000
      Proceeds from maturities of held
       to maturity securities                                  3,000,000          500,000          400,000
      Proceeds from redemptions of mortgage-
       backed certificates                                       180,293          138,361          207,075
      Net change in loans (excluding participations
       purchased)                                               (309,530)         497,647        1,510,892
      Participation loans purchased                                   --               --         (431,000)
      Acquisition of office properties and equipment             (21,070)         (49,715)         (27,295)
      Disposition of real estate owned                            61,592           19,865               --
                                                             -----------      -----------      -----------
                 Net cash provided by (used in)
                  investing activities                         4,411,285       (2,693,842)       1,859,672
                                                             -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from sale of common stock                              --        5,409,551               --
      Change in deposits, net                                   (883,035)      (2,457,682)        (823,674)
      Short-term borrowings, net                                 892,543               --               --
      Purchase of treasury stock                                (494,283)              --               --
      Transfers to ESOP and RRP                                 (522,771)              --               --
      Payment of dividends                                    (1,202,140)              --               --
      Change in mortgage escrow funds, net                        29,925           (2,109)           5,510
                                                             -----------      -----------      -----------
                 Net cash provided by (used in)
                  financing activities                        (2,179,761)       2,949,760         (818,164)
                                                             -----------      -----------      -----------

                 Change in cash and cash equivalents           2,521,940          742,170        1,258,639

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                             3,177,832        2,435,662        1,177,023
                                                             -----------      -----------      -----------

CASH AND CASH EQUIVALENTS,
 END OF YEAR                                                 $ 5,699,772      $ 3,177,832      $ 2,435,662
                                                             ===========      ===========      ===========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996


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

      Nature of Operations - Ohio State Financial Services, Inc. (the "Company") was organized under Ohio law in March 1997. The Company acquired 100% of the common stock of Bridgeport Savings and Loan Association (the "Association"), a savings and loan association organized under Ohio law, on September 26, 1997, upon its conversion from mutual to stock form. The operating results of the Company depend primarily upon the operating results of the Association. The Association provides banking services to customers through its Bridgeport and Shadyside Ohio offices. The principal business of the Association is the origination of permanent mortgage loans on one-to-four family residential real estate located in the Association's primary market area, which consists of Belmont County in Ohio and Ohio and Marshall Counties in West Virginia.

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

      Reclassification - Certain amounts for the years ended December 31, 1997 and 1996, have been reclassified to conform with the current period's presentation.

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

      Depreciation is computed on the straight-line method for financial reporting purposes over the following estimated useful lives:

              Building and improvements                   10 - 50 years
              Furniture, fixtures and equipment            3 - 50 years
              Automobiles                                  5 years

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

      Loan Fees, Discounts, and Premiums - Loan fees are accounted for in conformity with requirements of the Statement of Financial Accounting Standards No. 91. Accordingly, loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount amortized over the contractual lives of the related loans or commitments as an adjustment of the related loan's yield using the interest method.

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

      Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" (FAS 114 and 118). Impaired loans as defined by FAS 114 and 118 exclude certain consumer loans and residential real estate loans. Loan impairment is measured based on the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. Since the adoption of FAS 114 and 118, the Company had no loans which management has determined to be impaired.

      Allowance for Loan Losses - The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

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

      Earnings Per Share - On September 26, 1997, the Company issued 634,168 shares of common stock. Earnings per share data for the 1997 period has been determined by dividing net income since October 1, 1997, of $100,667 by the weighted average number of shares issued and outstanding since the original issue date. Earnings from September 26, 1997 through September 30, 1997, were determined not to be meaningful. As discussed in Note 10, the Company accounts for the shares acquired by the ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to employee accounts.

      In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 differs from prior accounting guidance in that earnings per share is classified as basic earnings per share and diluted earnings per share, compared to primary earnings per share and fully diluted earnings per share under prior standards. Basic earnings per share differs from primary earnings per share in that it includes only the weighed average common shares outstanding and does not include any dilutive common stock equivalents in the calculation. Diluted earnings per share under the new standard differs in certain calculations compared to fully diluted earnings per share under prior standards. The application of SFAS No. 128 did not have an effect on the earnings per share calculation for the periods ended December 31, 1997 and 1996.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      The following table sets forth the computation of basic and diluted earnings per share. There were no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Operations for 1998, and net income, since inception, October 1, 1997, of $100,667 for 1997 will be used as the numerator. The following tables set forth a reconciliation of the denominator of the basic and diluted earnings per share computation:

      Denominator                                                               1998              1997
                                                                                ----              ----
          Denominator for basic earnings per share-weighted-
            average shares                                                     563,977           584,148
          Employee stock options (antidilutive)                                     --                --
          Unvested RRP shares                                                   14,517                --
                                                                               -------           -------

          Denominator for diluted earnings per share-adjusted
             weighted-average assumed conversions                              578,494           584,148
                                                                               =======           =======

NOTE 2 - INVESTMENTS

      The carrying amounts and fair values of the Company's investment securities at December 31, 1998 and 1997, are summarized as follows:

                                                                       December 31, 1998
                                                        ---------------------------------------------
                                                                       Gross     Gross
                                                         Amortized   Unrealized Unrealized     Fair
                                                           Cost         Gains    Losses       Value
                                                        ----------    -------     ----     ----------
          Securities Available for Sale:

          Federal Home Loan Bank stock (restricted)     $  373,500    $    --     $ --     $  373,500
          Intrieve Incorporated                             15,000         --       --         15,000
                                                        ----------    -------     ----     ----------
                 Total available for sale                  388,500         --       --        388,500
                                                        ----------    -------     ----     ----------

          Securities to be Held to Maturity:

          U. S. Government and federal agencies            300,000      6,702       --        306,702
          Mortgage-backed securities                       667,117     44,990       --        712,107
                                                        ----------    -------     ----     ----------
                 Total held to maturity                    967,117     51,692       --      1,018,809
                                                        ----------    -------     ----     ----------

                 Total                                  $1,355,617    $51,692     $ --     $1,407,309
                                                        ==========    =======     ====     ==========


                                 OHIO STATE FINANCIAL SERVICES, INC.
                                            AND SUBSIDIARY
                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 - INVESTMENTS (CONTINUED)

                                                                       December 31, 1997
                                                        --------------------------------------------
                                                                        Gross     Gross
                                                        Amortized    Unrealized Unrealized    Fair
                                                           Cost         Gains     Losses      Value
                                                        ----------    -------     ------   ----------
          Securities Available for Sale:

          Federal Home Loan Bank stock (restricted)     $  348,000    $    --     $   --   $  348,000
          Intrieve Incorporated                             15,000         --         --       15,000
                                                        ----------    -------     ------   ----------
                 Total available for sale                  363,000         --         --      363,000
                                                        ----------    -------     ------   ----------

           Securities to be Held to Maturity:

           U. S. Government and federal agencies         3,299,577     15,685      5,160    3,310,102
           Mortgage-backed securities                      847,011     66,951         --      913,962
                                                        ----------    -------     ------   ----------
                 Total held to maturity                  4,146,588     82,636      5,160    4,224,064
                                                        ----------    -------     ------   ----------

                  Total                                 $4,509,588    $82,636     $5,160   $4,587,064
                                                        ==========    =======     ======   ==========

      The book value and fair value of investment securities at December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       December 31, 1998
                                                      ------------------------------------------------
                                                        Securities To Be Held          Securities
                                                             To Maturity           Available For Sale
                                                      ------------------------    ---------------------
                                                       Amortized                  Amortized
                                                          Cost      Fair Value      Cost     Fair Value
                                                      ----------    ----------    --------   ----------
         Due in one year or less                      $  300,000    $  306,702    $     --    $     --
         Due from one year through five years                 --            --          --          --
         Equity securities                                    --            --     388,500     388,500
         Mortgage-backed securities                      667,117       712,017          --          --
                                                      ----------    ----------    --------    --------

                Total                                 $  967,117    $1,018,809    $388,500    $388,500
                                                      ==========    ==========    ========    ========

                                                                       December 31, 1997
                                                      ------------------------------------------------
                                                        Securities To Be Held          Securities
                                                             To Maturity           Available For Sale
                                                      ------------------------    ---------------------
                                                       Amortized                  Amortized
                                                          Cost      Fair Value      Cost     Fair Value
                                                      ----------    ----------    --------   ----------

         Due in one year or less                      $2,999,577    $2,997,025    $     --    $     --
         Due from one year through five years            300,000       313,077
         Equity securities                                    --            --     363,000     363,000
         Mortgage-backed securities                      847,011       913,962          --          --
                                                      ----------    ----------    --------    --------

                Total                                 $4,146,588    $4,224,064    $363,000    $363,000
                                                      ==========    ==========    ========    ========

                                  OHIO STATE FINANCIAL SERVICES, INC.
                                             AND SUBSIDIARY
                       NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 3 - LOANS RECEIVABLE

     Loans receivable consisted of the following:

                                                                                    December 31,
                                                                            --------------------------
                                                                                1998           1997
                                                                            -----------    -----------
          Mortgage loans:
                Construction                                                $   708,100    $   123,700
                1-4 family                                                   20,237,712     19,753,899
                Commercial                                                      584,856        572,315
                Land                                                              1,535         18,224
                                                                            -----------    -----------
                                                                             21,532,203     20,468,138
                                                                            -----------    -----------

          Consumer loans:
                Passbook loans                                                  354,735        370,408
                Other consumer loans                                          3,185,366      3,682,412
                                                                            -----------    -----------
                                                                              3,540,101      4,052,820
                                                                            -----------    -----------

          Commercial loans:                                                      35,771         69,529
                                                                            -----------    -----------

                        Total                                                25,108,075     24,590,487
                                                                            -----------    -----------

          Less:
                Loans in process                                                367,387         36,457
                Allowance for loan losses                                       141,170        140,978
                Deferred loan fees                                                5,012         35,998
                                                                            -----------    -----------
                                                                                513,569        213,433
                                                                            -----------    -----------

                        Loans receivable, net                               $24,594,506    $24,377,054
                                                                            ===========    ===========

     Activity in the allowance for loan losses is summarized as follows:

                                                                       Year Ended December 31,
                                                                --------------------------------------
                                                                  1998          1997          1996
                                                                ---------   -----------    -----------
          Balance, beginning of period                          $140,978    $   143,000    $   143,000
          Provision charged to income                             41,191             --             --
          Charge-offs, net                                       (40,999)        (2,022)            --
                                                                ---------   -----------    -----------

          Balance, end of period                                $141,170    $   140,978    $   143,000
                                                                ========    ===========    ===========

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 4 - OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment are summarized as follows:

                                                                                      December 31,
                                                                                ------------------------
                                                                                   1998           1997
                                                                                ----------    ----------
          Land                                                                  $  137,638    $  137,638
          Office buildings and improvements                                        631,486       631,486
          Furniture, fixtures and equipment                                        458,990       437,920
          Automobile                                                                23,403        23,403
                                                                                ----------    ----------
                        Total                                                    1,215,517     1,230,447
          Less accumulated depreciation                                            785,182       747,497
                                                                                ----------    ----------

                        Net office properties and equipment                     $  466,335    $  482,950
                                                                                ==========    ==========

     Depreciation charged to operations was $37,685, $38,437, and $70,225, for the years ended December 31, 1998, 1997, and 1996.


NOTE 5 - DEPOSIT ANALYSIS

     The Association's deposits by type are summarized as follows:

                                                                        December 31,
                                                 --------------------------------------------------------
                                                            1998                           1997
                                                 -------------------------       ------------------------
                                                    Amount         Percent         Amount         Percent
                                                 -----------       -------       -----------      -------
          NOW and Super NOW accounts             $ 1,227,432         4.82%       $   973,059         3.70%
          Money Market                             2,135,896         8.39          2,391,372         9.10
          Regular Savings                          9,685,779        38.06          9,946,727        37.80
          Certificates of Deposit                 12,401,297        48.73         13,022,281        49.40
                                                 -----------       ------        -----------       ------

                Total                            $25,450,404       100.00%       $26,333,439       100.00%
                                                 ===========       ======        ===========       ======

     Scheduled maturities of certificates of deposit are as follows:

                                                                                    December 31,
                                                                            --------------------------
                                                                                1998           1997
                                                                            -----------    -----------
          Within one year                                                   $ 9,308,191    $ 9,494,591
          One to two years                                                    1,931,502      2,508,791
          Two to three years                                                    709,792        507,676
          Beyond three years                                                    451,812        511,223
                                                                            -----------    -----------

                  Total                                                     $12,401,297    $13,022,281
                                                                            ===========    ===========

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 5 - DEPOSIT ANALYSIS (CONTINUED)

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $3,926,000 at December 31, 1998, and $4,220,000 at December
     31, 1997. Deposits in excess of $100,000 are not federally insured.

     Interest expense by deposit category is as follows:

                                                                     December 31,
                                                       --------------------------------------
                                                          1998           1997         1996
                                                       ----------    ----------    ----------
          NOW and Super NOW Accounts                   $   19,178    $   19,092    $   17,552
          Money Market                                     60,471        76,042       108,629
          Regular Savings                                 296,128       313,974       296,929
          Certificates of Deposit                         645,511       735,511       734,750
                                                       ----------    ----------    ----------

              Total                                    $1,021,288    $1,144,619    $1,157,860
                                                       ==========    ==========    ==========


NOTE 6 - SHORT-TERM BORROWINGS

     Short-term borrowings at December 31, 1998, consist of notes payable from local financial institutions and are summarized as follows:

                                             Interest             Remaining
                       Maturity                Rate               Principal
                       --------                ----               ---------

                        1-21-99                8.42%               $ 92,436
                        2-11-99                8.01%                100,040
                        3-01-99                7.75%                700,000
                                                                   --------

          Total                                                    $892,436
                                                                   ========

     The above borrowings are collateralized with term deposits.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 - REGULATORY MATTERS

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

     The Association's actual capital amounts and ratios are also presented in the table. Risk-based capital includes tangible capital plus $131,000 of the Association's allowance for loan losses.

                                                                                                  To Be Well
                                                                                                Capitalized Under
                                                                           For Capital          Prompt Corrective
                                                      Actual            Adequacy Purposes       Action Provisions
                                                 ----------------       -----------------       -----------------
                                                 Amount     Ratio       Amount      Ratio       Amount      Ratio
                                                 ------     -----       ------      -----       ------      -----
                                                   (In thousands)         (In thousands)         (In thousands)
       As of December 31, 1997:

         Total risk-based capital                 $8,221     48.7%       $1,351      8.0%        $1,689     10.0%
           (To risk weighted assets)
         Core (Tier 1) capital                     8,087     47.9%          676      4.0%         1,013      6.0%
           (To risk weighted assets)
         Core (Tier 1) capital                     8,087     22.5%        1,077      3.0%         1,796      5.0%
           (To total assets)
         Tangible capital                          8,087     22.5%          539      1.5%       Not Defined
           (To total assets)

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 - REGULATORY MATTERS (CONTINUED)

                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                            For Capital          Prompt Corrective
                                                      Actual             Adequacy Purposes       Action Provisions
                                                  ---------------        -----------------       -----------------
                                                  Amount    Ratio        Amount     Ratio         Amount    Ratio
                                                  ------    -----        ------     -----         ------    -----
                                                   (In thousands)          (In thousands)         (In thousands)

       As of December 31, 1997:

         Total risk-based capital                 $8,221     48.7%       $1,351      8.0%        $1,689     10.0%
           (To risk weighted assets)
         Core (Tier 1) capital                     8,087     47.9%          676      4.0%         1,013      6.0%
           (To risk weighted assets)
         Core (Tier 1) capital                     8,087     22.5%        1,077      3.0%         1,796      5.0%
           (To total assets)
         Tangible capital                          8,087     22.5%          539      1.5%       Not Defined
           (To total assets)


NOTE 8 - FEDERAL INCOME TAX

  The Association was permitted until 1996 a special bad debts deduction limited generally to eight percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. In 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions and requires that bad debts for federal income taxes be determined based primarily on the experience method. The Act provides that bad debt reserves accumulated after 1987 are subject to recapture over a six year period which began in 1996. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then corporate rate. Retained income at December 31, 1998 and 1997, included approximately $830,000 (pre 1988 reserves) for which federal income tax has not been provided.

  The provisions for Federal income taxes consist of:

                                             Year Ended December 31,
                                     ------------------------------------
                                        1998          1997         1996
                                     --------     ----------    ---------

         Current                     $152,190      $ 174,386     $ 94,648
         Deferred                      (2,741)        19,497       11,695
                                     --------     ----------    ---------

            Total                    $149,449      $193,883      $106,343
                                     ========      ========      ========

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 8 - FEDERAL INCOME TAX (CONTINUED)

     The following temporary differences gave rise to the deferred tax (asset) liability:

                                                                                     December 31,
                                                                                ---------------------
                                                                                   1998        1997
                                                                                --------    ---------
         Income and expense recognized in the
          financial statements on the accrual basis,
          but on the cash basis for tax purposes                                $ 30,802    $ 20,411
         Depreciation                                                              3,085       1,350
         FHLB stock dividends (incl. redemptions)                                 99,088      90,418
         Difference in bad debt deduction                                        (44,486)    (23,748)
         Deferred compensation                                                   (15,008)         --
         Other                                                                    (1,217)    (13,426)
                                                                                --------    --------

                Total                                                           $ 72,264    $ 75,005
                                                                                ========    ========

     A reconciliation between the amount of reported income tax expense and the amount computed by applying the Federal income tax rate to income before income taxes is as follows:

                                                                     Year Ended December 31,
                                                              -----------------------------------
                                                                1998          1997         1996
                                                              --------      --------     --------
         Tax at statutory rate (34%)                          $127,824      $189,216     $108,360
         Increase (decrease) in taxes
          resulting from:
         Stock compensation                                     14,005         2,135           --
         Nontaxable income                                        (850)       (1,103)      (2,017)
         Other                                                   8,470         3,635           --
                                                              --------      --------     --------

              Total                                           $149,449      $193,883     $106,343
                                                              ========      ========     ========

         Effective rate                                           39.8%         34.8%        33.4%

NOTE 9 - RETIREMENT PLAN AND 401(K) THRIFT PLAN

     The Association has a defined benefit plan for all eligible employees through the Financial Institutions Retirement Fund. The plan covers and enrolls as active members all employees who are expected to complete 1,000 hours of service in twelve consecutive months and have attained age twenty-one. Because the plan is a multi-employer plan, plan information for the Association separately is not determinable. Pension expense for the years ended December 31, 1998, 1997, and 1996, was $-0-, $6,836, and
     $10,899, respectively.

     The Association has a profit-sharing plan which qualifies under Section 401(k) of the Internal Revenue Code. The plan is for all eligible employees and allows the Association to match employee contributions to a maximum of 6% of their compensation. The Association suspended matching contributions effective April, 1995. The Association's plan expenses for the years ended December 31, 1998, 1997, and 1996, amounted to $1,900, $1,632, and $940, respectively. Plan expense amounts include any employer's matching contributions and administrative costs.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

     During the year ended December 31,1997, the Association adopted an ESOP for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. An ESOP trust was created, and acquired 50,653 shares of common stock in the Company's initial public offering, using proceeds of a loan obtained from the Company, which bears interest at an annual rate of 6.55%. The loan, which is secured by the shares of stock purchased, calls for annual interest over a ten year period and annual principal payments of $50,653 with the initial installment due September 26, 1998.

     The Association is scheduled to make annual contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are committed to be released from collateral based on the terms of the loan, the Association reports compensation expense based upon the fair value of the shares. Dividends, when paid on allocated ESOP shares, are charged to retained earnings. Dividends paid on unallocated shares are reported as compensation cost if used to repay debt. The Trust also used dividends on unallocated shares to purchase additional shares of common stock at a cost of $101,306. Compensation expense for the ESOP for the years ended December 31, 1998 and 1997 was $85,317 and $18,942, respectively.

     The following table represents the components of the ESOP shares at December 31, 1998:

                                                      1998        1997
                                                    --------    --------

         Allocated shares                              6,780          --
         Shares distributed                               --          --
         Unallocated shares                           50,873      50,653
                                                    --------    --------

                Total ESOP shares                     57,653      50,653
                                                    ========    ========

         Fair value of ESOP shares
            Allocated                               $ 81,360    $     --
            Unallocated                              610,476     772,458
                                                    --------    --------

                Total                               $691,836    $772,458
                                                    ========    ========


NOTE 11 - RECOGNITION AND RETENTION PLAN (RRP)

     The Board of Directors adopted the RRP for directors and certain officers and employees which was approved by shareholders at the annual meeting held on April 15, 1998. The objective of the RRP is to enable the Association to retain its corporate officers, key employees, and directors who have the experience and the ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of the Board-appointed committee are eligible to receive benefits under the RRP. Directors of the Association serve as Trustees for the RRP, and have the responsibility to invest all funds contributed by the Association to the Trust created for the RRP.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11 - RECOGNITION AND RETENTION PLAN (RRP) (CONTINUED)

     In June, 1998, the Trust purchased, with funds contributed by the Association, shares of the Company and 20,925 shares were awarded to directors and employees and 4,442 shares remained unawarded. Directors, officers, and employees who terminate their employment with the Association shall forfeit the right to any shares which were awarded but not earned, except in the event of death or disability.

     The Association granted a total of 20,925 shares of common stock on April 15, 1998. These shares become earned and non-forfeitable over a five-year period on each anniversary date of the award beginning April 15, 1999. The RRP shares purchased initially will be excluded from shareholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, over the years during which the shares are earned and recorded as an addition to shareholders' equity. Net compensation expense attributable to the RRP amounted to $49,606 for the year ended December 31, 1998.


NOTE 12 - STOCK OPTION PLAN

     The Board of Directors adopted a Stock Option Plan for the directors, officers, and employees which was approved by shareholders at the annual meeting held on April 15, 1998. An aggregate of 63,417 authorized but unissued common shares of the Company were reserved for future issuance under the Stock Option Plan. On April 1, 1998, the Company granted options to purchase 55,808 common shares. The options are exercisable over a five-year period beginning April 15, 1999. The stock options typically have expiration terms of ten years. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a common share on the date the option is granted. Proceeds from the exercise of the stock options are credited to additional paid-in capital.

     The Company adopted Statement of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation". This statement encourages, but does not require the Company to recognize compensation expense for all awards of equity instruments issued. The statement established a fair value based method of accounting for stock-based compensation plans. The standard applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities in amounts based on the price of the entity's common stock or other equity instruments. Statement No. 123 permits companies to continue to account for such transactions under Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," but requires disclosure of pro forma net income and earnings per share as if the Company had applied the new method.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 12 - STOCK OPTION PLAN (CONTINUED)

     Under Accounting Principles Board Opinion 25, no compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:

                                                                  1998
                                                                  ----
                Net income:
                   As reported                                  $226,504
                   Pro forma                                    $174,381

                Basic earnings per share:
                   As reported                                  $    .40
                   Pro forma                                    $    .31

                Diluted earnings per share:
                   As reported                                  $    .39
                   Pro forma                                    $    .30


     The following table presents share data related to the Stock Option Plan:

                                                       Shares Under Option
                                                       -------------------
                                                         1998        1997
                                                         ----        ----

                Outstanding, beginning of year              --           --
                Granted during the period               55,808           --
                Forfeited during the period              3,805           --
                Exercised during the period                 --           --
                                                        ------      -------

                   Outstanding, end of period
                      (option price of $17.375
                      per share)                        52,003           --
                                                        ======      =======


NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)

     The following represents financial instruments whose contract amounts represent credit risk:

                                                                    December 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------      --------
         Loans in process                                     $  367,387      $ 36,457
         Commitments to originate loans - fixed rates          1,010,000      $512,000

     The interest rate range on fixed rate loan commitments was 6.50% to 7.75% at December 31, 1998.

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


NOTE 14 - RELATED PARTY TRANSACTIONS

     Directors and officers of the Company and its wholly-owned subsidiary were customers of, and had other transactions with the Company in the ordinary course of business during the years ended December 31, 1998, 1997, and 1996.

     Loans and commitments included in such transactions were made with substantially the same terms and collateral as those prevailing at the time for comparable transactions with other persons. Loans to directors and officers did not involve more than the normal risk of collectibility, or present other unfavorable features. The loans to directors and officers at December 31, 1998 and 1997, were not material in the aggregate amount.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 15 - CASH FLOWS INFORMATION

     Cash equivalents include amounts due from banks and Federal Home Loan Bank overnight accounts and term deposits with original maturities of ninety days or less.

     In addition, the Company made federal income tax payments during the years ended December 31, 1998, 1997, and 1996, of $251,778, $49,369, and
     $125,888, respectively. Cash payments for interest for the years ended December 31, 1998, 1997, and 1996 were $1,030,275, $1,146,763, and
     $1,177,830, respectively.


NOTE 16 - DEPOSIT INSURANCE

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


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

     Short-term Notes Payable and Advance Payments by Borrowers for Taxes and
     Insurance: The fair value is equal to the current carrying value.

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

     The estimated fair values of the Company's financial instruments are as follows:

                                                                December 31, 1998
                                                             ------------------------
                                                               Carrying     Estimated
                                                                Amount      Fair Value
                                                             -----------   -----------
            Financial Assets:
               Cash and cash equivalents                     $ 5,699,772   $ 5,699,772
               Interest bearing time deposits                  3,100,000     3,100,000
               Securities available for sale                     388,500       388,500
               Securities held to maturity                       967,117     1,018,809
               Loans, net                                     24,594,506    24,376,611

            Financial Liabilities:
               Deposits                                       25,450,404    25,547,278
               Advance payments by borrowers for
                 taxes and insurance                             182,061       182,061
               Short-term notes payable                          892,543       892,543

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                                                                December 31, 1997
                                                             ------------------------
                                                               Carrying     Estimated
                                                                Amount      Fair Value
                                                             -----------   -----------
         Financial Assets:
               Cash and cash equivalents                     $ 3,177,832   $ 3,177,832
               Interest bearing time deposits                  4,600,000     4,600,000
               Securities available for sale                     363,000       363,000
               Securities held to maturity                     4,146,588     4,224,064
               Loans, net                                     24,377,054    24,578,310

         Financial Liabilities:
               Deposits                                       26,333,439    26,441,633
               Advance payments by borrowers for
                 taxes and insurance                             152,136       152,136

NOTE 18 - CONVERSION AND REORGANIZATION

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

                   EXECUTIVE OFFICERS OF
          BRIDGEPORT SAVINGS AND LOAN ASSOCIATION

                      Jon W. Letzkus
                         President

                      Marianne Doyle
                 Assistant Vice President

                   Darlene V. Bennington
                  Treasurer and Secretary

                      Michael P. Eddy
                        Comptroller

                     Sherri Yarbrough
              Director of Information Systems

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

                              The Fifth Third Bank
                            Stock Transfer Department
                             Mail Drop 1090F 5-3212
                            38 Fountain Square Plaza
                             Cincinnati, Ohio 45263
                                 (513) 579-5320
                                 (800) 837-2755


                                 ANNUAL MEETING

================================================================================

The Annual Meeting of Shareholders of OSFS will be held on April 21, 1999, at 1:00 p.m., Eastern Time, at the McClure Hotel, 1200 Market Street, Wheeling, West Virginia 26003. Shareholders are cordially invited to attend.


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