Form 10KSB40, Exhibit 13
period 1999-12-31
OHIO STATE FINANCIAL SERVICES INC
filed 2000-03-30
CIK 1039188

                                                                      Exhibit 13
                                                                      ----------

 (COVER HAS MAP OF OHIO WITH A STAR INDICATING THE LOCATION OF BRIDGEPORT, OHIO)



                                     OHIO
                                     STATE
                                   FINANCIAL
                                   SERVICES,
                                      INC.









                               1999 ANNUAL REPORT

Dear Shareholder:


On behalf of the management and Board of Directors of Ohio State Financial Services, Inc., I would like to present the 1999 Annual Report which gives you an account of our activities during the 1999 fiscal year.

During 1999, the Board of Directors took steps in an effort to increase shareholder value. In late 1999, we approved a repurchase of 5.00% of our common shares which we completed early in the year 2000. The Board felt that the repurchase of our common shares was a positive use of surplus funds at OSFS.

OSFS also paid four consecutive quarterly dividends to shareholders in 1999.

Thank you for your investment in OSFS and your patronage of Bridgeport Savings and Loan Association. Be assured that OSFS and Bridgeport Savings and Loan Association remain committed to supporting our local community, providing friendly, professional service, and to following our mission statement that requires that we run both organizations in a safe and sound manner.

I look forward to seeing you at our Annual Meeting on April 19, 2000, at 1:00 p.m., at the Ramada Plaza (formerly the McLure Hotel) in Wheeling. If I may be of service to you, please call.

Sincerely,

/s/ Jon W. Letzkus

Jon W. Letzkus
Chairman of the Board and President

                 BUSINESS OF OHIO STATE FINANCIAL SERVICES, INC.


Ohio State Financial Services, Inc. ("OSFS"), a savings and loan holding company incorporated under Ohio law, owns all of the issued and outstanding common shares of Bridgeport Savings and Loan Association ("Bridgeport"), a savings and loan association incorporated under Ohio law. In September 1997, OSFS acquired all of the common shares issued by Bridgeport upon its conversion from a mutual savings and loan association to a stock savings and loan association (the "Conversion"). The activities of OSFS have been limited primarily to holding the common shares of Bridgeport.

Bridgeport conducts business from its main office located in Bridgeport, Ohio, and from one full-service branch office located in Shadyside, Ohio. The principal business of Bridgeport is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Bridgeport's primary market area which consists of Belmont County, Ohio, and Ohio and Marshall Counties, West Virginia. Bridgeport also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multi-family and nonresidential real estate in its market area. In addition to real estate lending, Bridgeport originates secured and unsecured consumer loans. For liquidity and interest rate risk management purposes, Bridgeport invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations, and mortgage-backed securities. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC"), principal repayments on loans, and maturities of investment securities.

As a savings and loan holding company, OSFS is subject to regulation, supervision, and examination by the Office of Thrift Supervision of the United States Department of the Treasury (the "OTS"). As a savings and loan association incorporated under Ohio law, Bridgeport is subject to regulation, supervision, and examination by the OTS and the Ohio Department of Commerce, Division of Financial Institutions (the "Division"). Bridgeport is also a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati.

                      MARKET PRICE OF COMMON SHARES OF OSFS
                         AND RELATED SHAREHOLDER MATTERS


There were 543,720 common shares of OSFS outstanding on March 10, 2000, held of record by approximately 178 shareholders. Price information with respect to the common shares of OSFS is quoted on the OTC Bulletin Board under the symbol "OSFS".

The table below sets forth the high and low bid prices for the common shares of OSFS, together with the dividends declared per share for each quarter of 1999 and 1998. Price quotations reflect interdealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                              High Bid       Low Bid    Cash Dividends Declared
                              --------       -------    -----------------------
1999
  Quarter Ended:
     March 31, 1999         $  13.25       $  11.00           $  .05
     June 30, 1999             12.25           9.63              .05
     September 30, 1999        10.75           9.50              .05
     December 31, 1999         10.00           9.00              .05

1998
  Quarter Ended:
     March 31, 1998         $  17.50       $  15.13           $  .05
     June 30, 1998             19.50          15.25              .05
     September 30, 1998        16.00          13.50              .05
     December 31, 1998         13.75          10.00              .05


(1) Additionally, in December 1998, OSFS paid a $2.00 cash per share return of capital distribution.


Dividends are subject to determination and declaration by the Board of Directors of OSFS, which takes into account the financial condition and results of operation of OSFS, tax considerations, industry standards, economic conditions, regulatory restrictions, and other factors which affect the payment of dividends.

                              SELECTED CONSOLIDATED
                      FINANCIAL INFORMATION AND OTHER DATA


The following table sets forth certain information concerning the consolidated financial condition, earnings, and other data regarding OSFS at the dates and for the periods indicated.




                                                                 At December 31,
Selected financial condition        --------------------------------------------------------------------------
     and other data:                 1999             1998             1997             1996             1995
                                    ------           ------           ------           ------           ------
                                                              (Dollars in thousands)
Total amount of:
    Assets                         $34,534          $35,437          $37,344          $33,929          $34,553
    Cash and cash
      equivalents                    5,173            5,700            3,178            2,436            1,777
    Investment securities            4,013            3,789            8,263            4,936            5,505
    Mortgage-backed
      securities                       496              667              847              984            1,191
    Loans receivable, net           24,141           24,595           24,377           24,892           25,972
    Deposit accounts                25,541           25,450           26,333           28,791           29,615
    Short-term notes
      payable                           --              893               --               --               --
    Shareholders' equity             8,604            8,702           10,561            4,770            4,558
Number of full-service
  offices                                2                2                2                2                2



Summary of earnings:                                         Year Ended December 31,
                                    --------------------------------------------------------------------------
                                     1999             1998             1997             1996             1995
                                    ------           ------           ------           ------           ------
                                                              (Dollars in thousands)
Interest and dividend
  income                            $2,375           $2,579           $2,534           $2,515           $2,478
Interest expense                     1,004            1,030            1,146            1,158            1,108
                                    ------           ------           ------           ------           ------
Net interest income                  1,371            1,549            1,388            1,357            1,370
Provision for losses on loans           --               41               --               --               --
                                    ------           ------           ------           ------           ------
Net interest income after
  provision for losses on loans      1,371            1,508            1,388            1,357            1,370
Noninterest income                      27               25               34               45               42
Noninterest expense (1)              1,131            1,157              866            1,083              865
                                    ------           ------           ------           ------           ------
Net income before
  provision for income taxes           267              376              557              319              547
Provision for income taxes              91              149              194              107              186
                                    ------           ------           ------           ------           ------
    Net income                      $  176           $  227           $  363           $  212           $  361
                                    ======           ======           ======           ======           ======



(1) Includes a non-recurring, pre-tax expense of $190,000 for the year ended December 31, 1996, for a special one-time assessment to recapitalize the Savings Association Insurance Fund (the "SAIF") administered by the FDIC.


Selected financial ratios:
                                                              At or for the Year Ended December 31,
                                                 --------------------------------------------------------------
                                                    1999         1998          1997         1996         1995
                                                  --------     --------      --------     --------     --------
Performance ratios:
   Return on average assets (1)                     0.51%        0.62%         1.02%        0.62%        1.06%
   Return on average equity (1)                     2.06         2.21          5.48         4.53         8.25
   Interest rate spread                             3.24         3.33          3.41         3.62         3.76
   Net interest margin                              4.12         4.38          4.07         4.08         4.17
   Non-interest expense to average assets (1)       3.26         3.16          2.44         3.15         2.54
   Efficiency ratio (2)                            80.92        73.50         60.88        77.27        61.28
   Net interest income to operating
     expenses (1)                                 121.19       133.91        160.31       125.27       158.36
   Average interest-earning assets to
     average interest-bearing liabilities         129.26       136.15        119.52       113.28       112.04

Capital ratios:
   Average equity to average assets                24.61        27.93         18.60        13.64        12.87
   Equity to assets, end of period                 24.91        24.56         28.28        14.06        13.19

Asset quality ratios:
   Nonperforming assets to average assets (3)         --           --          0.28         0.20         0.02
   Nonperforming assets to total assets (3)           --           --          0.26         0.50         0.02
   Nonperforming loans to total loans                 --           --          0.40         0.28         0.02
   Allowance for loan losses to gross loans         0.57         0.56          0.57         0.57         0.55
   Allowance for loan losses to
     nonperforming loans                              --           --        143.86       207.25      2383.33
   Net recoveries to average loans                    --         0.16          0.01           --           --



(1) Includes a nonrecurring pre-tax expense of $190,000 for the year ended December 31, 1996, for a special assessment to recapitalize the SAIF.

(2) Non-interest expense as a percentage of net interest income plus non-interest income.

(3) Nonperforming assets include non-accrual loans, accruing loans more than 90 days past due, and real estate acquired in settlement of loans.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                     GENERAL


OSFS was incorporated for the purpose of owning all of Bridgeport's outstanding common shares. As a result, the discussion that follows focuses on Bridgeport's financial condition and results of operations. The following discussion and analysis of the financial condition and results of operations of OSFS and Bridgeport should be read in conjunction with and with reference to the consolidated financial statements, and the notes thereto, included in this Annual Report.


                         CHANGES IN FINANCIAL CONDITION


Total assets decreased by approximately $902,000, or 2.6%, to $34.5 million at December 31, 1999, from $35.4 million at December 31, 1998. The decrease in total assets was primarily due to an outlay of funds for the purchase of shares for treasury in the amount of $327,000, dividends of $119,000, and the repayment of matured short-term borrowings in the amount of $892,000. These decreases were partially offset by funds provided from the net decrease in loans of $454,000.

Total cash and cash equivalents decreased by $527,000 to $5.2 million at December 31, 1999, from $5.7 million at December 31, 1998. Management attempts to maintain a level of cash equivalents which is desirable for meeting Bridgeport's normal cash flow requirements for the funding of loans and repayment of deposits. Management is in the process of evaluating investment opportunities.

Interest-bearing term deposits decreased $2.7 million from $3.1 million at December 31, 1998, to $400,000 at December 31, 1999, reflecting current maturities.

Investment securities held-to-maturity increased $2.7 million from $967,000 at December 31, 1998, to $3.7 million at December 31, 1999. This increase resulted from the purchase of held-to-maturity securities of $3.2 million, offset by the maturity of $300,000 of U.S. agency securities and principal reductions on mortgage-backed securities of $171,000.

Loans receivable decreased approximately $454,000 to $24.1 million at December 31, 1999, from $24.6 million at December 31, 1998. The decrease was primarily attributable to a combined decrease in one- to four-family residential mortgage and consumer loans.

Total deposits increased by $91,000, or .4%, to $25.5 million at December 31, 1999. Short-term notes payable in the amount of $893,000 at December 31, 1998 were paid off as of December 31, 1999.

Shareholders' equity decreased $98,000, or 1.1%, to $8.6 million at December 31, 1999, compared to $8.7 million at December 31, 1998. The decrease was the result of purchasing OSFS common shares of $327,000 for treasury and the payment of dividends in the amount of $119,000. The Board of Directors approved the payment of quarterly cash dividends of $.05 per share. Future dividend policies will be determined by the Board of Directors in light of the earnings and financial condition of OSFS. Partially offsetting this decline were increases in shareholders' equity resulting from net income of $176,000 and recognition of shares in the Recognition and Retention Plan ("RRP") and Employee Stock Ownership Plan ("ESOP") of $172,000.


                         COMPARISON OF OPERATING RESULTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


GENERAL. Net income decreased by $51,000, or 22.4%, from net income of $227,000 for the year ended December 31, 1998, to net income of $176,000 for the year ended December 31, 1999. The decrease in net income was primarily the result of a decrease in net interest income of $178,000, offset by a decrease in noninterest expenses of $25,000, a decrease in the provision for loan losses of $41,000, and a decrease in the provision for income taxes of $58,000.

NET INTEREST INCOME. Net interest income decreased $178,000, or 11.5%, from $1.5 million for the year ended December 31, 1998, to $1.4 million for 1999. The decrease was attributable to a decrease in interest and dividend income of $204,000, or 7.9%, from $2.6 million for the year ended December 31, 1998, compared to $2.4 million for 1999, offset by a decrease in interest expense of $26,000, or 2.6%.

INTEREST AND DIVIDEND INCOME. The decrease in interest and dividend income resulted from a decrease in interest on loans of $128,000, or 6.6%, a decrease in interest on investments, including interest-bearing deposits of $58,000, or 11.2%, and a decrease in mortgage-backed securities of $19,000, or 27.0%. The decrease in interest on loans resulted from a decrease in the average balance of loans outstanding of $625,000, or 2.5%, from $24.9 million for the year ended December 31, 1998, to $24.3 million for 1999, combined with a 33 basis point reduction in the yield on loans. The decrease in interest on investments was due to a decrease in the average balance of interest-bearing deposits of $2.8 million, offset by an increase in the average balance of investment securities of $1.4 million, representing the purchase of U. S. agency obligations. In addition, the yield on interest-bearing deposits decreased from 5.48% for the year ended December 31, 1998, to 5.21% for the year ended December 31, 1999. The decrease in interest income from mortgage-backed securities was due to a decrease in the average balance of mortgage-backed securities of $177,000 from $749,000 for the year ended December 31, 1998, to $572,000 for 1999.

INTEREST EXPENSE. Total interest expense decreased by $26,000, or 2.6%, from 1998 to 1999. The decrease for the year ended December 31, 1999, was primarily due to a decrease in the average volume of deposits of $228,000 from $25.9 million for 1998 to $25.7 million for 1999. The decrease in interest-bearing liabilities was the result of higher rates offered by competing institutions in Bridgeport's market area and by alternative investment products available to depositors. The decrease in interest on deposits was also due to a decrease in the cost of funds of 6 basis points from 3.94% for 1998 to 3.88% for the year ended December 31, 1999.

PROVISION FOR LOAN LOSSES. The provision for loan losses decreased to no provision for the year ended December 31, 1999 compared to a $41,000 provision for 1998. The allowance for loan losses was negatively impacted by a single charge-off of $42,000 for a one- to four- family residential mortgage loan in 1998. While OSFS believes that overall asset quality has not declined during the year, the charge to expense in 1998 was deemed necessary in order to maintain the allowance at a desirable level based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the ability of the borrowers to repay their loans, the estimated value of any underlying collateral, and current economic conditions. There can be no assurance, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

NON-INTEREST INCOME. Non-interest income increased $2,000, or 9.1%, from $25,000 for the year ended December 31, 1998, to $27,000 for 1999. The increase was due to an increase in fee income of $13,000 which was offset by a decrease in the gain on the sale of other real estate of $11,000 which did not occur for the year ended December 31, 1999.

NON-INTEREST EXPENSE. Non-interest expense decreased $26,000, or 2.2%, from $1.2 million for the year ended December 31, 1998, to $1.1 million for 1999. Salaries and benefits increased $20,000, or 3.9%, from $514,000 for the year ended December 31, 1998 to $534,000 for 1999. The increase was attributable to an increase of $39,000 relating to the ESOP and the RRP. Occupancy expense decreased by $8,000, or 12.8%, from $62,000 for the year ended December 31, 1998, to $54,000 for 1999 due to a decrease in building maintenance costs. Advertising and public relations decreased $5,000, or 15.0%, from $35,000 for 1998 to $30,000 for 1999. Other operating expenses decreased by $34,000, or 26.1%, from $133,000 for 1998 to $99,000 for 1999 resulting from a reduction in administrative expenses associated with the company, the ESOP, and the RRP.

INCOME TAXES. The provision for income taxes for the year ended December 31, 1999, decreased by $58,000, or 39.0%, to $91,000 from $149,000 for 1998 as a result of a decrease in net income before income taxes.


                         COMPARISON OF OPERATING RESULTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


GENERAL. Net income decreased by $136,000, or 37.5%, from net income of $363,000 for the year ended December 31, 1997, to net income of $227,000 for the year ended December 31, 1998. The decrease in net income was primarily the result of an increase in noninterest expense of $291,000 and an increase in the provision for loan losses of $41,000, offset by an increase in net interest income of $161,000 and a decrease in the provision for income taxes of $44,000.

NET INTEREST INCOME. Net interest income increased $161,000, or 11.6%, from $1.4 million for the year ended December 31, 1997, to $1.5 million for 1998. The increase was attributable to an increase in interest and dividend income of $45,000 from $2.5 million for the year ended December 31, 1997, compared to $2.6 million for 1998, and by a decrease in interest expense of $116,000, or 10.1%, from $1.1 million for 1997 compared to $1.0 million for the year ended December 31, 1998.

INTEREST AND DIVIDEND INCOME. The increase in interest and dividend income resulted from an increase in interest on investments, including interest-bearing deposits of $55,000, or 11.0%, for the year ended December 31, 1998, compared to 1997 and from an increase in interest on loans of $7,000 for the same years. The increase in interest and dividend income was partially offset by a decrease in interest income from mortgage-backed securities of $16,000, or 19.0%. The increase in interest on investments was due to an increase in the average balance of interest-bearing deposits of $3.7 million offset by a decrease in the average balance of investment securities of $2.4 million representing maturities of U. S. Government and agency obligations. In addition, the yield on interest-bearing deposits increased from 5.32% for the year ended December 31, 1997, to 5.48% for the year ended December 31, 1998. The decrease in interest income from mortgage-backed securities was due to a decrease in the average balance of mortgage-backed securities of $164,000 from $913,000 for the year ended December 31, 1997, to $749,000 for 1998. The increase in interest on loans resulted from an increase in the average balance of loans outstanding of $176,000, or .7%, from $24.7 million for the year ended December 31, 1997, to $24.9 million for 1998, which was partially offset by a decline in the yield from 7.91% to 7.88%.

INTEREST EXPENSE. Total interest expense decreased by $116,000, or 10.1%, from $1.1 million for 1997 to $1.0 million for 1998. The decrease for the year ended December 31, 1998, was primarily due to a decrease in the average volume of deposits of $2.6 million from $28.5 million for 1997 to $25.9 million for 1998. The decrease in interest-bearing liabilities was the result of higher rates offered by competing institutions in Bridgeport's market area and by alternative investment products available to depositors. The decrease in interest on deposits was also due to a decrease in the cost of funds of 7 basis points from 4.01% for 1997 to 3.94% for the year ended December 31, 1998. The decrease in interest on deposits was partially offset by an increase in interest on borrowed funds of $8,000 from $1,000 for 1997 to $9,000 for 1998.

PROVISION FOR LOAN LOSSES. The provision for loan losses increased to $41,000 for the year ended December 31, 1998 as compared to no provision for 1997. The allowance for loan losses was negatively impacted by a single charge-off of $42,000 for a residential mortgage loan. While OSFS believes that overall asset quality has not declined during the year, the charge to expense was deemed necessary in order to maintain the allowance at a desirable level based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the ability of the borrowers to repay their loans, the estimated value of any underlying collateral, and current economic conditions. There can be no assurance, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

NON-INTEREST INCOME. Non-interest income decreased $9,000 from $34,000 for the year ended December 31, 1997, to $25,000 for 1998. The decline was due to decreases in fee income primarily from service charges which was partially offset by an increase in the gain on the sale of other real estate of $8,000.

NON-INTEREST EXPENSES. Non-interest expense increased $291,000, or 33.6%, from $866,000 for the year ended December 31, 1997, to $1.2 million for 1998. Salaries and benefits increased $119,000, or 30.2%, from $395,000 for the year ended December 31, 1997 to $514,000 for 1998. The increase was attributable to increases of $64,000 and $50,000 relating to the ESOP and the RRP, respectively. The RRP was initiated in April, 1998, while expenses attributable to the ESOP began in September, 1997. Legal and accounting fees increased by $58,000 from $39,000 for the year ended December 31, 1997, to $97,000 for 1998 due to an increase in services for compliance with regulatory requirements and employee benefit plans. Franchise, payroll, and other taxes increased $58,000 from $90,000 for 1997 to $148,000 for 1998 primarily as a result of Ohio franchise taxes assessed on the additional net worth resulting from the Conversion. Other operating expenses increased by $45,000 from $88,000 for 1997 to $133,000 for 1998 resulting from additional administrative expenses associated with the company, the ESOP, and the RRP.

INCOME TAXES. The provision for income taxes for the year ended December 31, 1998, decreased by $44,000, or 22.9%, to $149,000 from $193,000 for 1997 as a result of a decrease in net income before income taxes.

                  AVERAGE BALANCE, YIELD, RATE, AND VOLUME DATA

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



                                                                        Year Ended December 31,
                                   ------------------------------------------------------------------------------------------------
                                                1999                              1998                             1997
                                   ------------------------------    -----------------------------   ------------------------------
                                     Average    Interest  Average      Average   Interest  Average     Average    Interest  Average
                                   Outstanding   Earned/   Yield/    Outstanding  Earned/   Yield    Outstanding   Earned/   Yield
                                     Balance      Paid      Rate       Balance     Paid     Rate       Balance      Paid     Rate
                                      -------    ------    ----        -------    ------    ----        -------    ------    ----
                                                                         (Dollars in thousands)

Interest-earning assets:
  Interest-bearing deposits           $ 5,372    $  280    5.21%       $ 8,171    $  448    5.48%      $  4,455    $  237    5.32%
  Investment securities (1)             3,044       212    6.96          1,597       101    6.32          4,032       258    6.40
  Mortgage-backed securities              572        51    8.92            749        69    9.21            913        85    9.31
  Loans receivable (2)                 24,259     1,832    7.55         24,884     1,961    7.88         24,708     1,954    7.91
                                      -------    ------    ----        -------    ------    ----        -------    ------    ----
     Total interest-earning assets     33,247     2,375    7.14         35,401     2,579    7.29         34,108     2,534    7.43
                                                 ------    ----                   ------    ----                   ------    ----
Noninterest-earning assets              1,432                            1,252                            1,447
                                      -------                          -------                          -------

     Total assets                     $34,679                          $36,653                          $35,555
                                      =======                          =======                          =======
Interest-bearing liabilities:
  NOW and money market
   accounts                           $ 3,286        78    2.37        $ 3,274        80    2.44        $ 3,837        95    2.48
  Regular savings accounts              9,917       300    3.03          9,836       296    3.01         10,295       314    3.05
  Certificates of deposit              12,450       617    4.96         12,771       645    5.05         14,390       736    5.11
                                      -------    ------    ----        -------    ------    ----        -------    ------    ----
     Total deposits                    25,653       995    3.88         25,881     1,021    3.94         28,522     1,145    4.01

FHLB advances and
 short-term notes                          69         9    7.78            121         9    7.44             15         1    6.67
                                      -------    ------    ----        -------    ------    ----        -------    ------    ----
     Total interest-bearing
      liabilities                      25,722     1,004    3.90         26,002     1,030    3.96         28,537     1,146    4.02
                                                 ------    ----                   ------    ----                   ------    ----

Noninterest-bearing liabilities           421                              413                              404
                                      -------                          -------                          -------

     Total liabilities                 26,143                           26,415                           28,941

Shareholders' equity                    8,536                           10,238                            6,614
                                      -------                          -------                          -------
     Total liabilities and
      shareholders' equity            $34,679                          $36,653                          $35,555
                                      =======                          =======                          =======

Net interest income                             $ 1,371                          $ 1,549                          $ 1,388
                                                =======                          =======                          =======

Interest rate spread                                       3.24%                            3.33%                            3.41%
                                                           ====                             ====                             ====

Net interest margin                                        4.12%                            4.38%                            4.07%
                                                           ====                             ====                             ====

Average interest-earning assets to
 average interest-bearing liabilities                    129.26%                          136.15%                          119.52%
                                                         ======                           ======                           ======



(1)  Includes dividends on FHLB stock.

(2)  Includes nonperforming loans.

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


                                                                   Year Ended  December 31,
                                          ------------------------------------------------------------------------
                                                      1999 vs. 1998                         1998 vs. 1997
                                          ----------------------------------    ----------------------------------
                                               Increase             Total            Increase              Total
                                           (Decrease) Due To       Increase      (Decrease) Due To       Increase
                                          Volume   Rate   Mix     (Decrease)    Volume    Rate   Mix    (Decrease)
                                          ------   ----   ---     ----------    ------    ----   ---    ----------
                                                                      (In thousands)

Interest income attributable to:
    Interest-earning deposits             $(153)   $(22)  $  8      $(167)      $  198    $  7   $ 6      $  211
    Investment securities                    91      10      9        110         (156)     (3)    2        (157)
    Mortgage-backed securities              (16)     (2)     1        (17)         (15)     (1)   --         (16)
    Loans receivable                        (49)    (82)     2       (129)          14      (7)   --           7
                                          -----    ----    ---      -----        -----    ----   ---      ------
         Total interest income             (127)    (96)    20       (203)          41      (4)    8          45
                                          -----    ----    ---      -----        -----    ----   ---      ------

Interest-bearing liabilities:
    Deposits                                 (9)    (16)    --         (25)        (106)    (20)    2        (124)
    FHLB advances and
     short-term notes                        (4)      7     (3)        --            7      --     1           8
                                          -----    ----    ---      -----        -----    ----   ---      ------
         Total interest expense             (13)     (9)    (3)       (25)         (99)    (20)    3        (116)
                                          -----    ----    ---      -----        -----    ----   ---      ------

Increase (decrease) in net
 interest income                          $(114)   $(87)   $23      $(178)       $ 140    $ 16   $ 5      $  161
                                          =====    ====    ===      =====        =====    ====   ===      ======



                         ASSET AND LIABILITY MANAGEMENT


Bridgeport, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. As part of its effort to monitor and manage the interest rate risk of Bridgeport, the Board of Directors has adopted an interest rate risk policy which sets exposure limits for Bridgeport, specifies certain transactions that Bridgeport may not engage in without prior Board authorization, and provides for quarterly review by the Board of Directors of various interest rate risk reports.

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

Presented below, as of December 31, 1999, is an analysis of Bridgeport's interest rate risk as measured by changes in NPV for instantaneous and parallel shifts of 100 basis points in market interest rates, assuming rates would stay constant over a twelve-month period. The table also contains the policy limits set by the Board of Directors of Bridgeport as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and Bridgeport's strong capital position.


                                                   December 31, 1999
                         --------------------------------------------------------------
 Change in interest rate    $ Change in NPV         % Change in NPV        Board Limit
     (basis points)      ----------------------     ---------------     % Change in NPV
     --------------      (Dollars in thousands)                         ---------------
          +400                  $(2,316)                   (45)%               (50)%
          +300                   (1,822)                   (35)                (38)
          +200                   (1,259)                   (24)                (25)
          +100                     (634)                   (12)                (15)
             0                        0                      0                   0
          -100                      612                     12                  15
          -200                      646                     12                  25
          -300                      357                      7                  38
          -400                      741                     14                  50


The Board of Directors and management of Bridgeport believe that certain factors afford Bridgeport the ability to operate successfully despite its high exposure to interest rate risk. Although Bridgeport originates predominantly fixed rate loans, such loans are typically secured by residential real estate for terms of 15 years or less. Bridgeport also manages its interest rate risk by maintaining capital and liquid assets well in excess of regulatory requirements. At December 31, 1999, Bridgeport's tangible capital was 18.6% of total assets and its liquidity ratio was 23.8%.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate from those assumed in making the risk calculations.

                        LIQUIDITY AND CAPITAL MANAGEMENT


The liquidity of OSFS and Bridgeport, which is primarily represented by cash and cash equivalents, is a result of the funds used in or provided by Bridgeport's operating, investing and financing activities. These activities are summarized below for the years ended December 31, 1999, 1998, and 1997.


                                                                        Year Ended December 31,
                                                              -------------------------------------------
                                                                1999              1998              1997
                                                              -------           -------           -------
                                                                             (In thousands)
Net income                                                    $   176           $   227           $   363
Adjustments to reconcile net income
  to net cash from operating activities                           137                63               123
                                                              -------           -------           -------

     Net cash from operating activities                           313               290               486

Net cash provided by (used in) investment activities              402             4,411            (2,694)

Net cash provided by (used in) financing activities            (1,242)           (2,179)            2,950
                                                              -------           -------           -------

Net change in cash and cash equivalents                          (527)            2,522               742

Cash and cash equivalents at beginning of period                5,700             3,178             2,436
                                                              -------           -------           -------

Cash and cash equivalents at end of period                    $ 5,173           $ 5,700           $ 3,178
                                                              =======           =======           =======



Bridgeport's principal sources of funds are deposits, loan and mortgage-backed securities repayments, maturities of securities, and other funds provided by operations. Bridgeport also has the ability to borrow from the FHLB of Cincinnati. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are influenced to a greater degree by interest rates, general economic conditions, and competition. Bridgeport maintains investments in liquid assets based upon management's assessment of (i) the need for funds,
(ii) expected deposit flows, (iii) the yields available on short-term liquid assets, and (iv) the objectives of Bridgeport's asset and liability management program.

OTS regulations presently require Bridgeport to maintain an average daily balance of liquid assets, which may include, but are not limited to, investments in U.S. Treasury and federal agency obligations in an amount equal to 4% of the sum of Bridgeport's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which Bridgeport may rely, if necessary, to fund loan originations, deposit withdrawals, or other short-term funding needs. At December 31, 1999, Bridgeport's regulatory liquidity ratio was 23.8%. At such date, Bridgeport had commitments to originate loans and loans in process totaling approximately $754,000 and no commitments to purchase or sell loans. Bridgeport considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs. See Note 6 to the Consolidated Financial Statements.

Bridgeport is required by applicable law and regulations to meet certain minimum capital standards, which include a tangible capital requirement, a core capital requirement or leverage ratio, and a risk-based capital requirement. Bridgeport exceeded all of its regulatory capital requirements at December 31, 1999.

OTS regulations require a savings and loan association to maintain core capital of at least 4% of its total assets. "Core capital" is comprised of common shareholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain non-withdrawable accounts, pledged deposits of mutual associations and intangible assets, primarily certain purchased mortgage servicing rights.

The tangible capital requirement requires a savings and loan association to maintain "tangible capital" of not less than 1.5% of its adjusted total assets. Tangible capital is defined in OTS regulations as core capital minus any intangible assets.

OTS regulations require that a savings and loan association maintain "risk-based capital" in an amount not less than 8% of its risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of Bridgeport, included $141,000 of Bridgeport's allowance for loan losses at December 31, 1999.

The following table summarizes Bridgeport's regulatory capital requirements and actual capital at December 31, 1999.


                                                                              Excess of Actual Capital
                                                                                    Over Current
                                 Actual Capital         Current Requirement          Requirement           Applicable Asset Total
                               ------------------       -------------------       ------------------       ----------------------
                               Amount     Percent       Amount      Percent       Amount     Percent
                               ------     -------       ------      -------       ------     -------
                                                                   (Dollars in thousands)
Tangible capital               $5,954      18.7%        $  480        1.5%        $5,474      17.2%                $31,967
Tier 1 (core) capital           5,954      18.7            650        4.0          5,304      14.7                  31,967
Risk-based capital              6,095      37.5          1,299        8.0          4,796      29.5                  16,240



                   EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS


In June, 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for the financial statement but requires an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. Under existing accounting standards, other comprehensive income shall be classified separately into foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. The provisions of SFAS No. 130 became effective for fiscal years beginning after December 15, 1997. OSFS's equity securities classified as available for sale consist of Federal Home Loan Bank ("FHLB") stock and stock in OSFS's data processing servicer and reflect no unrealized gain or loss due to their restricted nature. The adoption of SFAS No. 130 did not have a material impact on the disclosure requirements of OSFS due to the absence of any items of comprehensive income.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 provides accounting and reporting standards for derivatives instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. SFAS No. 133 precludes a held-to-maturity security from being designated as a hedge item. However, at the date of initial application of SFAS No. 133, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. The FASB has also issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of SFAS No.
133. Management does not believe the adoption of SFAS No. 133 will have a material impact on OSFS.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities" and SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998, and its adoption did not have a material impact on OSFS.

                          YEAR 2000 COMPLIANCE MATTERS


GENERAL. Rapid and accurate data processing is essential to Bridgeport's operations. Accordingly, prior to the Year 2000, Bridgeport evaluated both information technology systems (computer systems) and non-information technology systems (e.g., vault timers and electronic door locks) for Year 2000 risk. Based upon such evaluations, management determined that Bridgeport had Year 2000 risk in three areas: (1) Bridgeport's own computers, (2) the computers of others used by Bridgeport's borrowers, and (3) the computers of others who provide Bridgeport with data processing. These risk areas are apparently in full compliance and no material costs have been incurred subsequent to December 31, 1999.

BRIDGEPORT'S OWN COMPUTERS. Bridgeport upgraded its computer system to reduce the Year 2000 risk. Bridgeport has not experienced any material problems with its own computers and does not expect to have material additional costs. The upgrade costs were approximately $17,000.

COMPUTERS OF OTHERS USED BY BRIDGEPORT'S BORROWERS. Bridgeport evaluated most of its borrowers and determined that the Year 2000 problem would not, on an aggregate basis, impact its customers' ability to make payments to Bridgeport. Bridgeport determined that most of its residential borrowers were not dependent on their home computers for income and that none of its commercial borrowers was so large that a Year 2000 problem would render it unable to collect revenue or rent and, in turn, continue to make loan payments to Bridgeport. Bridgeport did not incur material costs to address this risk area and determined that it was Year 2000 compliant in this area. Since December 31, 1999, Bridgeport has not experienced any material Year 2000 problems arising from the computers of others used by its borrowers.

COMPUTERS OF OTHERS WHO PROVIDE BRIDGEPORT WITH DATA PROCESSING. Bridgeport determined that the risk in this area was primarily focused on one third-party service bureau that provided virtually all of Bridgeport's data processing. Since December 31, 1999, Bridgeport has not experienced any material problems arising from the Year 2000 compliance of the service bureau.

                         REPORT OF INDEPENDENT CERTIFIED
                             PUBLIC ACCOUNTANTS AND
                        CONSOLIDATED FINANCIAL STATEMENTS


                                                                      PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                     18

FINANCIAL STATEMENTS

   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                    19 - 20

   CONSOLIDATED STATEMENTS OF OPERATIONS                               21

   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY          22

   CONSOLIDATED STATEMENTS OF CASH FLOWS                               23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           24 - 41

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Ohio State Financial Services, Inc.

We have audited the accompanying consolidated statements of financial condition of Ohio State Financial Services, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Financial Services, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations, and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ S.R. Snodgrass, A.C.

Wheeling, West Virginia
January 7, 2000

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                           December 31,
                                                                     1999                 1998
                                                                 -----------          -----------
 ASSETS

Cash and cash equivalents:
    Cash and amounts due from banks                              $   918,404          $   907,682
    Interest-bearing deposits with other institutions              4,254,713            4,792,090
                                                                 -----------          -----------
            Total cash and cash equivalents                        5,173,117            5,699,772

Interest-bearing time deposits                                       400,000            3,100,000

Investment securities:
    Available-for-sale (cost approximates market value)              415,400              388,500
    Held-to-maturity (market value of $3,509,472
      at 12/31/99 and $1,018,809 at 12/31/98)                      3,693,836              967,117

Loans receivable, net                                             24,140,672           24,594,506

Office properties and equipment, net                                 452,967              466,335

Accrued interest receivable, loans and
  investments                                                        149,114              157,227

Other assets                                                         109,338               63,262
                                                                 -----------          -----------

          TOTAL ASSETS                                           $34,534,444          $35,436,719
                                                                 ===========          ===========


The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (CONTINUED)


                                                                                                  December 31,
                                                                                           1999                   1998
                                                                                       ------------           ------------
LIABILITIES

Deposit accounts                                                                       $ 25,540,796           $ 25,450,404
Short-term notes payable                                                                         --                892,543
Advances by borrowers for taxes and
 insurance                                                                                  188,561                182,061
Accrued interest payable and other liabilities                                              129,833                137,798
Deferred federal income taxes                                                                71,599                 72,264
                                                                                       ------------           ------------

       TOTAL LIABILITIES                                                                 25,930,789             26,735,070
                                                                                       ------------           ------------

SHAREHOLDERS' EQUITY

Common stock, no par or stated value, 3,000,000 shares authorized; 634,168 shares issued and 572,337 shares outstanding at December 31, 1999; 634,168 shares issued and 598,460 shares
   outstanding at December 31, 1998                                                              --                     --
Additional paid in capital                                                                5,946,184              5,947,185
Treasury stock, at cost, 61,831 shares at December 31,
   1999; 35,708 shares at December 31, 1998                                                (821,072)              (494,283)
Unearned recognition and retention plan shares (RRP)                                       (306,449)              (371,859)
Unearned employee stock ownership plan shares (ESOP)                                       (429,255)              (536,735)
Retained earnings-substantially restricted                                                4,214,247              4,157,341
                                                                                       ------------           ------------

    TOTAL SHAREHOLDERS' EQUITY                                                            8,603,655              8,701,649
                                                                                       ------------           ------------

        TOTAL LIABILITIES AND
         SHAREHOLDERS' EQUITY                                                          $ 34,534,444           $ 35,436,719
                                                                                       ============           ============




The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     Year Ended December 31,
                                                       --------------------------------------------------
                                                           1999               1998                1997
                                                       ----------          ----------          ----------
INTEREST AND DIVIDEND INCOME
    Loans                                              $1,832,134          $1,960,533          $1,953,696
    Mortgage-backed securities                             50,554              69,268              85,485
    Interest-bearing deposits and investment
     securities                                           465,170             523,661             470,891
    Dividends on Federal Home Loan Bank
     Stock                                                 27,083              25,690              23,939
                                                       ----------          ----------          ----------
           Total interest and dividend income           2,374,941           2,579,152           2,534,011
                                                       ----------          ----------          ----------

INTEREST EXPENSE
    Savings deposits                                      995,227           1,021,288           1,144,619
    Federal Home Loan Bank advances and
      notes payable                                         8,539               8,737                 961
                                                       ----------          ----------          ----------
           Total interest expense                       1,003,766           1,030,025           1,145,580
                                                       ----------          ----------          ----------

           Net interest income                          1,371,175           1,549,127           1,388,431

PROVISION FOR LOSSES ON LOANS                                  --              41,191                  --
                                                       ----------          ----------          ----------

           Net interest income after
            provision for loan losses                   1,371,175           1,507,936           1,388,431
                                                       ----------          ----------          ----------

NONINTEREST INCOME
    Service charges                                         9,191               6,514              15,433
    Gains on sale of other real estate                         --              10,705               2,245
    Other income and fees                                  17,898               7,612              16,502
                                                       ----------          ----------          ----------
           Total noninterest income                        27,089              24,831              34,180
                                                       ----------          ----------          ----------

NONINTEREST EXPENSES
    Salaries and benefits                                 534,442             514,198             394,955
    Occupancy expense                                      54,172              62,126              61,419
    Furniture and equipment expense                        31,007              26,881              35,191
    Machine rental and service bureau expense              58,045              60,810              50,814
    Stationery, printing, and office expenses              52,085              49,538              39,856
    Advertising and public relations                       29,777              35,039              39,978
    Franchise, payroll and other taxes                    152,675             148,418              90,128
    Federal deposit insurance premium                      26,706              29,394              26,717
    Legal and accounting fees                              94,006              97,152              39,077
    Other operating expenses                               98,519             133,258              87,959
                                                       ----------          ----------          ----------
           Total noninterest expenses                   1,131,434           1,156,814             866,094
                                                       ----------          ----------          ----------

           Income before income taxes                     266,830             375,953             556,517

PROVISION FOR INCOME TAXES                                 91,159             149,449             193,883
                                                       ----------          ----------          ----------

           Net income                                  $  175,671          $  226,504          $  362,634
                                                       ==========          ==========          ==========


PER SHARE DATA (FROM OCTOBER 1, 1997)
    Basic                                              $      .35          $      .40          $      .17
                                                       ==========          ==========          ==========
    Diluted                                            $      .33          $      .39          $      .17
                                                       ==========          ==========          ==========

The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                Retained
                                               Additional       Earnings                    Unearned     Unearned        Total
                                    Common       Paid in      Substantially    Treasury     Shares in    Shares in    Shareholders'
                                    Stock        Capital       Restricted       Stock          RRP         ESOP          Equity
                                  ---------    -----------    -----------    -----------    ---------    ---------    ------------
Balance, December 31, 1996        $      --    $        --    $ 4,770,343    $        --  $        --  $        --    $  4,770,343

    Net income                           --             --        362,634             --           --           --         362,634
    Sale of common stock                 --      5,916,081             --             --           --     (506,530)      5,409,551
    Accrued compensation
     expense-ESOP                        --          6,279             --             --           --       12,663          18,942
                                  ---------    -----------    -----------    -----------    ---------    ---------    ------------

Balance, December 31, 1997               --      5,922,360      5,132,977             --           --     (493,867)     10,561,470

    Net income                           --             --        226,504             --           --           --         226,504
    Purchase of treasury stock           --             --             --       (494,283)          --           --        (494,283)
    Purchase of plan shares              --             --             --             --     (421,465)    (101,306)       (522,771)
    ESOP shares earned                   --         24,825             --             --           --       58,438          83,263
    RRP shares earned                    --             --             --             --       49,606           --          49,606
    Dividends/distributions
      ($2.20/share)                      --             --     (1,202,140)            --           --           --      (1,202,140)
                                  ---------    -----------    -----------    -----------    ---------    ---------    ------------

Balance, December 31, 1998               --      5,947,185      4,157,341       (494,283)    (371,859)    (536,735)      8,701,649

    Net income                           --             --        175,671             --           --           --         175,671
    Purchase of treasury stock           --             --             --       (326,789)          --           --        (326,789)
    ESOP shares earned                   --         (1,001)            --             --           --      107,480         106,479
    RRP shares earned                    --             --             --             --       65,410           --          65,410
    Dividends ($.20/share)               --             --       (118,765)            --           --           --        (118,765)
                                  ---------    -----------    -----------    -----------    ---------    ---------    ------------

Balance, December 31, 1999        $      --    $ 5,946,184    $ 4,214,247    $  (821,072)   $(306,449)   $(429,255)   $  8,603,655
                                  =========    ===========    ===========    ===========    =========    =========    ============

The accompanying notes are an integral part of the consolidated financial statements.

                      OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                 Year Ended December 31,
                                                                 -------------------------------------------------------
                                                                     1999                 1998                   1997
                                                                 -----------           -----------            ----------

CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                 $   175,671           $   226,504           $   362,634
      Adjustments:
          Depreciation                                                38,921                37,685                38,437
          Gain on real estate owned                                       --               (10,705)               (2,245)
          Deferred federal income tax                                   (665)               (2,741)               19,497
          Accretion of investment security discounts                    (221)                 (822)               (3,743)
          Provision for loan losses                                       --                41,191                    --
          ESOP and RRP amortization                                  171,889               132,869                18,942
          Federal Home Loan Bank stock dividend                      (26,900)              (25,500)              (23,700)
          Accrued interest receivable and other assets               (37,963)              (23,885)               11,889
          Accrued interest payable and other liabilities              (7,965)              (84,180)               64,541
                                                                 -----------           -----------            ----------
                 Net cash provided by
                  operating activities                               312,767               290,416               486,252
                                                                 -----------           -----------            ----------

CASH FLOWS FROM INVESTING ACTIVITIES
      Term deposits, net                                           2,700,000             1,500,000            (3,800,000)
      Purchase of held to maturity securities                     (3,197,562)                   --                    --
      Proceeds from maturities of held
       to maturity securities                                        300,000             3,000,000               500,000
      Proceeds from redemptions of mortgage-
       backed securities                                             171,064               180,293               138,361
      Net change in loans                                            453,834              (309,530)              497,647
      Acquisition of office properties and equipment                 (25,553)              (21,070)              (49,715)
      Disposition of real estate owned                                    --                61,592                19,865
                                                                 -----------           -----------            ----------
                 Net cash provided by (used in)
                  investing activities                               401,783             4,411,285            (2,693,842)
                                                                 -----------           -----------            ----------

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from sale of common stock                                  --                    --             5,409,551
      Change in deposits, net                                         90,392              (883,035)           (2,457,682)
      Short-term borrowings, net                                    (892,543)              892,543                    --
      Purchase of treasury stock                                    (326,789)             (494,283)                   --
      Transfers to ESOP and RRP                                           --              (522,771)                   --
      Payment of dividends/distributions                            (118,765)           (1,202,140)                   --
      Change in mortgage escrow funds, net                             6,500                29,925                (2,109)
                                                                 -----------           -----------            ----------
                 Net cash provided by (used in)
                  financing activities                            (1,241,205)           (2,179,761)            2,949,760
                                                                 -----------           -----------            ----------

                 Change in cash and cash equivalents                (526,655)            2,521,940               742,170

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                                 5,699,772             3,177,832             2,435,662
                                                                 -----------           -----------            ----------

CASH AND CASH EQUIVALENTS,
 END OF YEAR                                                     $ 5,173,117           $ 5,699,772            $3,177,832
                                                                 ===========           ===========            ==========



The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998, AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the consolidated financial statements of Ohio State Financial Services, Inc. (the "Company") and Subsidiary. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practice within the savings and loan industry. The following is a description of the more significant of those policies.

      Nature of Operations - The Company was organized under Ohio law in March 1997. The Company acquired 100% of the common shares of Bridgeport Savings and Loan Association (the "Association"), a savings and loan association organized under Ohio law, on September 26, 1997, upon its conversion from mutual to stock form. The operating results of the Company depend primarily upon the operating results of the Association. The Association provides banking services to customers through its Bridgeport and Shadyside, Ohio offices. The principal business of the Association is the origination of permanent mortgage loans on one- to four-family residential real estate located in the Association's primary market area, which consists of Belmont County in Ohio, and Ohio and Marshall Counties in West Virginia.

      Use of Estimates - The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

      Principles of Consolidation - The consolidated financial statements include the accounts of the Company and the Association, the Company's wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

      Depreciation is computed on the straight-line method for financial reporting purposes over the following estimated useful lives:

          Buildings and improvements                           10 - 50 years
          Furniture, fixtures and equipment                     3 - 50 years
          Automobiles                                           5 years

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

      Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" (FAS 114 and 118). Impaired loans as defined by FAS 114 and 118 exclude certain consumer loans and residential real estate loans. Loan impairment is measured based on the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. Since the adoption of FAS 114 and 118, the Company has had no loans which management has determined to be impaired.

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

      Investment Securities - Debt securities, including mortgage-backed securities acquired with the intent and ability to hold to maturity are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and are recognized as adjustments of interest income. Under FAS No. 115, investment securities in the portfolio are classified as either available-for-sale or held-to-maturity. The Company does not currently conduct short term purchase and sale transactions of investment securities which would be classified as trading securities.

      The initial determination of investments classified as available-for-sale was based principally on the Company's asset/liability position and potential liquidity needs. These securities are available for sale at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risk, liquidity considerations, and other factors. Securities classified as available-for-sale are carried at market value. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of equity until realized. No unrealized gain or loss is applicable to the Company's equity securities due to the restricted nature of the securities.

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

      Earnings Per Share - On September 26, 1997, the Company issued 634,168 common shares. Earnings per share data for the 1997 period have been determined by dividing net income since October 1, 1997, of $100,667 by the weighted average number of shares issued and outstanding since the original issue date. Earnings from September 26, 1997 through September 30, 1997, were determined not to be meaningful. As discussed in Note 10, the Company accounts for the shares acquired by the ESOP in accordance with Statement of Position No. 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to employee accounts.

      There were no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Operations for 1999 and 1998, and net income, since inception, October 1, 1997, of $100,667 for 1997 will be used as the numerator. The following tables set forth a reconciliation of the denominator of the basic and diluted earnings per share computation:


      Denominator                                             1999             1998             1997
                                                              ----             ----             ----

          Denominator for basic earnings per share-
            weighted-average shares                          508,613          563,977          584,148

          Employee stock options (antidilutive)                   --               --               --

          Unvested RRP shares                                 17,015           14,517               --
                                                             -------          -------          -------

          Denominator for diluted earnings
           per share-adjusted weighted-average
           assumed conversions                               525,628          578,494          584,148
                                                             =======          =======          =======


                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 - INVESTMENTS

      The carrying amounts and fair values of the Company's investment securities at December 31, 1999 and 1998, are summarized as follows:


                                                                          December 31, 1999
                                                   -----------------------------------------------------------------
                                                                        Gross           Gross
                                                    Amortized         Unrealized      Unrealized            Fair
                                                      Cost              Gains           Losses              Value
                                                    ---------         ----------      ----------            -----
Securities Available for Sale:

Federal Home Loan Bank stock (restricted)          $  400,400          $    --          $     --          $  400,400

Intrieve Incorporated                                  15,000               --                --              15,000
                                                   ----------          -------          --------          ----------

       Total available-for-sale                       415,400               --                --             415,400
                                                   ----------          -------          --------          ----------

Securities to be Held-to-Maturity:

U. S. Government and federal agencies               3,197,600            1,509           211,605           2,987,504

Mortgage-backed securities                            496,236           25,732                --             521,968
                                                   ----------          -------          --------          ----------

       Total held-to-maturity                       3,693,836           27,241           211,605           3,509,472
                                                   ----------          -------          --------          ----------

       Total                                       $4,109,236          $27,241          $211,605          $3,924,872
                                                   ==========          =======          ========          ==========



                                                                                December 31, 1998
                                                   -----------------------------------------------------------------
                                                                        Gross           Gross
                                                    Amortized         Unrealized      Unrealized            Fair
                                                      Cost              Gains           Losses              Value
                                                    ---------         ----------      ----------            -----
Securities Available-for-Sale:

Federal Home Loan Bank stock (restricted)          $  373,500          $    --          $     --          $  373,500

Intrieve Incorporated                                  15,000               --                --              15,000
                                                   ----------          -------          --------          ----------

       Total available-for-sale                       388,500               --                --             388,500
                                                   ----------          -------          --------          ----------

 Securities to be Held-to-Maturity:

 U. S. Government and federal agencies                300,000            6,702                --             306,702

 Mortgage-backed securities                           667,117           44,990                --             712,107
                                                   ----------          -------          --------          ----------

       Total held-to-maturity                         967,117           51,692                --           1,018,809
                                                   ----------          -------          --------          ----------

        Total                                      $1,355,617          $51,692          $     --          $1,407,309
                                                   ==========          =======          ========          ==========


                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 - INVESTMENTS (CONTINUED)

      The book value and fair value of investment securities at December 31, 1999 and 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        December 31, 1999
                                                -----------------------------------------------------------------
                                                      Securities To Be                         Securities
                                                      Held-To-Maturity                     Available-For-Sale
                                                ---------------------------           ---------------------------
                                                Amortized                             Amortized
                                                  Cost           Fair Value              Cost           Fair Value
                                                --------         ----------            --------          --------
Due in one year or less                       $       --         $       --            $     --          $     --
Due from one year through five years             200,275            196,766                  --                --
Due from five through ten years                  600,000            558,798                  --                --
Due after ten years                            2,397,325          2,231,940
Equity securities                                     --                 --             415,400           415,400
Mortgage-backed securities                       496,236            521,968                  --                --
                                                --------         ----------            --------          --------
Total                                         $3,693,836         $3,509,472            $415,400          $415,400
                                              ==========         ==========            ========          ========



                                                                        December 31, 1998
                                                -----------------------------------------------------------------
                                                      Securities To Be                         Securities
                                                      Held-To-Maturity                     Available-For-Sale
                                                ---------------------------           ---------------------------
                                                Amortized                             Amortized
                                                  Cost           Fair Value              Cost           Fair Value
                                                --------         ----------            --------          --------
Due in one year or less                         $300,000          $ 306,702            $     --          $     --
Due from one year through five years                  --                 --                  --                --
Equity securities                                     --                 --             388,500           388,500
Mortgage-backed securities                       667,117            712,107                  --                --
                                                --------         ----------            --------          --------
       Total                                    $967,117         $1,018,809            $388,500          $388,500
                                                ========         ==========            ========          ========


                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 3 - LOANS RECEIVABLE

     Loans receivable consisted of the following:

                                                         December 31,
                                             ----------------------------------
                                                 1999                   1998
                                             ------------           -----------
Mortgage loans:
      Construction                           $    993,083           $   708,100
      1-4 family                               21,766,320            20,237,712
      Commercial                                  704,125               584,856
      Land                                          4,834                 1,535
                                             ------------           -----------
                                               23,468,362            21,532,203
                                             ------------           -----------

Consumer loans:
      Passbook loans                              193,598               354,735
      Other consumer loans                      1,181,314             3,185,366
                                             ------------           -----------
                                                1,374,912             3,540,101
                                             ------------           -----------

Commercial loans:                                  18,627                35,771
                                             ------------           -----------

              Total                            24,861,901            25,108,075
                                             ------------           -----------

Less:
      Loans in process                            595,085               367,387
      Allowance for loan losses                   141,170               141,170
      Deferred loan fees                          (15,026)                5,012
                                             ------------           -----------
                                                  721,229               513,569
                                             ------------           -----------

              Loans receivable, net          $ 24,140,672           $24,594,506
                                             ============           ===========


     Activity in the allowance for loan losses is summarized as follows:


                                                  Year Ended December 31,
                                      -----------------------------------------------
                                        1999               1998                1997
                                      --------          ---------           ---------

Balance, beginning of period          $141,170          $ 140,978           $ 143,000
Provision charged to income                 --             41,191                  --
Charge-offs, net                            --            (40,999)             (2,022)
                                      --------          ---------           ---------

Balance, end of period                $141,170          $ 141,170           $ 140,978
                                      ========          =========           =========


                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 4 - OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment are summarized as follows:

                                                                     December 31,
                                                           ------------------------------
                                                              1999                1998
                                                           ----------          ----------
Land                                                       $  137,638          $  137,638
Office buildings and improvements                             631,486             631,486
Furniture, fixtures and equipment                             484,543             458,990
Automobile                                                     23,403              23,403
                                                           ----------          ----------
              Total                                         1,277,070           1,215,517
Less accumulated depreciation                                 824,103             785,182
                                                           ----------          ----------

              Net office properties and equipment          $  452,967          $  466,335
                                                           ==========          ==========

Depreciation charged to operations was $38,921, $37,685, and $38,437, for the years ended December 31, 1999, 1998, and 1997.


NOTE 5 - DEPOSIT ANALYSIS

     The Association's deposits by type are summarized as follows:

                                                               December 31,
                                       -------------------------------------------------------------
                                                  1999                              1998
                                       -------------------------          --------------------------
                                       Amount            Percent          Amount             Percent
                                       ------            -------          ------             -------
NOW and Super NOW accounts          $ 1,461,835            5.72%       $ 1,227,432            4.82%
Money Market                          1,821,286            7.13          2,135,896            8.39
Regular Savings                       9,825,754           38.47          9,685,779           38.06
Certificates of Deposit              12,431,921           48.68         12,401,297           48.73
                                    -----------          ------        -----------          ------

      Total                         $25,540,796          100.00%       $25,450,404          100.00%
                                    ===========          ======        ===========          ======


     Scheduled maturities of certificates of deposit are as follows:

                                                 December 31,
                                      --------------------------------
                                          1999                 1998
                                      -----------          -----------

          Within one year             $ 7,911,387          $ 9,308,191
          One to two years              3,137,096            1,931,502
          Two to three years              520,155              709,792
          Beyond three years              863,283              451,812
                                      -----------          -----------

                  Total               $12,431,921          $12,401,297
                                      ===========          ===========

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 5 - DEPOSIT ANALYSIS (CONTINUED)

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $4,194,650 at December 31, 1999, and $3,926,000 at December
     31, 1998. Deposits in excess of $100,000 are not federally insured.

     Interest expense by deposit category is as follows:

                                                     December 31,
                                    ------------------------------------------------
                                      1999               1998                1997
                                    --------          ----------          ----------
NOW and Super NOW Accounts          $ 22,177          $   19,178          $   19,092
Money Market                          55,962              60,471              76,042
Regular Savings                      299,578             296,128             313,974
Certificates of Deposit              617,510             645,511             735,511
                                    --------          ----------          ----------

    Total                           $995,227          $1,021,288          $1,144,619
                                    ========          ==========          ==========



NOTE 6 - SHORT-TERM BORROWINGS

     Short-term borrowings matured during the year ended December 31, 1999. At December 31, 1998, these borrowings consisted of notes payable to local financial institutions and are summarized as follows:

                                 Interest      Remaining
     Maturity                      Rate        Principal
     --------                      ----        ---------

     1-21-99                       8.42%       $ 92,503
     2-11-99                       8.01%        100,040
     3-01-99                       7.75%        700,000
                                               --------

          Total                                $892,543
                                               ========

     The above borrowings were collateralized with term deposits.

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

     The Association's actual capital amounts and ratios are also presented in the table. As of December 31, 1999, risk-based capital includes tangible capital plus $141,000 of the Association's allowance for loan losses. As of December 31, 1998, risk-based capital includes tangible capital plus $131,000 of the Association's allowance for loan losses.


                                                                                          To Be Well
                                                                                       Capitalized Under
                                                                 For  Capital          Prompt Corrective
                                            Actual             Adequacy Purposes       Action Provisions
                                       ---------------         -----------------       -----------------
                                       Amount    Ratio        Amount      Ratio        Amount      Ratio
                                       ------    -----        ------      -----        ------      -----
                                        (In thousands)         (In thousands)            (In thousands)

As of December 31, 1999:

  Total risk-based capital             $6,095    37.53%       $1,299       8.0%        $1,624      10.0%
    (To risk weighted assets)
  Core (Tier 1) capital                 5,954    36.66           650       4.0            974       6.0
    (To risk weighted assets)
  Core (Tier 1) capital                 5,954    18.63           959       3.0          1,598       5.0
    (To total assets)
  Tangible capital                      5,954    18.63           480       1.5             --       N/A
    (To total assets)

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 - REGULATORY MATTERS (CONTINUED)


                                                                                          To Be Well
                                                                                       Capitalized Under
                                                                 For  Capital          Prompt Corrective
                                            Actual             Adequacy Purposes       Action Provisions
                                       ---------------         -----------------       -----------------
                                       Amount    Ratio        Amount      Ratio        Amount      Ratio
                                       ------    -----        ------      -----        ------      -----
                                        (In thousands)         (In thousands)            (In thousands)

As of December 31, 1998:

  Total risk-based capital            $8,446     50.44%      $1,340        8.0%        $1,675      10.0%
   (To risk weighted assets)
  Core (Tier 1) capital                8,315     49.65          670        4.0          1,005       6.0
   (To risk weighted assets)
  Core (Tier 1) capital                8,315     24.37        1,024        3.0          1,706       5.0
   (To total assets)
  Tangible capital                     8,315     24.37          512        1.5             --       N/A
   (To total assets)


NOTE 8 - FEDERAL INCOME TAX

  The Association was permitted until 1996 a special bad debts deduction limited generally to eight percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. In 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions and requires that bad debts for federal income taxes be determined based primarily on the experience method. The Act provides that bad debt reserves accumulated after 1987 are subject to recapture over a six year period which began in 1996. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then corporate rate. Retained income at December 31, 1999 and 1998, included approximately $830,000 (pre-1988 reserves) for which federal income tax has not been provided.

  The provisions for Federal income taxes consist of:


                                         Year Ended December 31,
                           -----------------------------------------------
                             1999                1998               1997
                           --------           ---------           --------

Current                    $ 91,824           $ 152,190           $174,386
Deferred                       (665)             (2,741)            19,497
                           --------           ---------           --------

   Total                   $ 91,159           $ 149,449           $193,883
                           ========           =========           ========

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 8 - FEDERAL INCOME TAX (CONTINUED)

     The following temporary differences gave rise to the deferred tax (asset) liability:

                                                          December 31,
                                                    ----------------------
                                                       1999         1998
                                                    ---------     --------
    Income and expense recognized in the
     financial statements on the accrual basis,
     but on the cash basis for tax purposes         $  23,282     $ 30,802
    Depreciation                                          687        3,085
    FHLB stock dividends (incl. redemptions)          108,234       99,088
    Difference in bad debt deduction                  (50,532)     (44,486)
    Deferred compensation                             (12,047)     (15,008)
    Other                                               1,975       (1,217)
                                                    ---------     --------

           Total                                    $  71,599     $ 72,264
                                                    =========     ========

A reconciliation between the amount of reported income tax expense and the amount computed by applying the Federal income tax rate to income before income taxes is as follows:

                                                Year Ended December 31,
                                      ----------------------------------------
                                        1999            1998            1997
                                      --------       ---------       ---------
Tax at statutory rate (34%)           $ 90,722       $ 127,824       $ 189,216
Increase (decrease) in taxes
 resulting from:
Stock compensation                       3,713          14,005           2,135
Nontaxable income                         (338)           (850)         (1,103)
Other                                   (2,938)          8,470           3,635
                                      --------       ---------       ---------

     Total                            $ 91,159       $ 149,449       $ 193,883
                                      ========       =========       =========

Effective rate                            34.2%           39.8%           34.8%


NOTE 9 - RETIREMENT PLAN AND 401(K) THRIFT PLAN

     The Association has a defined benefit plan for all eligible employees through the Financial Institutions Retirement Fund. The plan covers and enrolls as active members all employees who are expected to complete 1,000 hours of service in twelve consecutive months and have attained age twenty-one. Because the plan is a multi-employer plan, plan information for the Association separately is not determinable. Pension expense for the years ended December 31, 1999, 1998, and 1997, was $-0-, $-0-, and $6,836,
     respectively.

     The Association has a profit-sharing plan which qualifies under Section 401(k) of the Internal Revenue Code. The plan is for all eligible employees and allows the Association to match employee contributions to a maximum of 6% of their compensation. The Association suspended matching contributions effective April, 1995. The Association's plan expenses for the years ended December 31, 1999, 1998, and 1997, amounted to $1,900, $1,900, and $1,632, respectively. Plan expenses consist solely of administrative costs.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

     During the year ended December 31,1997, the Association adopted an ESOP for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. An ESOP trust was created and acquired 50,653 shares of common stock in the Company's initial public offering, using proceeds of a loan obtained from the Company, which bears interest at an annual rate of 6.55%. The loan, which is secured by the shares of stock purchased, calls for annual interest over a ten year period and annual principal payments of $50,653 with the initial installment due September 26, 1998.

     The Association is scheduled to make annual contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are committed to be released from collateral based on the terms of the loan, the Association reports compensation expense based upon the fair value of the shares. Dividends, when paid on allocated ESOP shares, are charged to retained earnings. Dividends paid on unallocated shares are reported as compensation cost if used to repay debt. The Trust also used dividends and the return of capital distribution on unallocated shares to purchase additional shares of common stock at a cost of $101,306 during the year ended December 31, 1998. Compensation expense for the ESOP for the years ended December 31, 1999, 1998, and 1997 was $91,550, $85,317, and
     $18,942, respectively.

     The following table represents the components of the ESOP shares:

                                           December 31,
                                     1999              1998
                                   --------          --------
Allocated shares                     14,666             7,811
Shares distributed                       --                --
Unallocated shares                   43,687            50,542
                                   --------          --------

       Total ESOP shares             58,353            58,353
                                   ========          ========

Fair value of ESOP shares
   Allocated                       $133,827          $ 93,732
   Unallocated                      398,644           606,504
                                   --------          --------

       Total                       $532,471          $700,236
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

     In June, 1998, the Trust purchased, with funds contributed by the Association, shares of the Company and 20,925 shares were awarded to directors and employees and 4,442 shares remained unawarded. During the year ended December 31, 1999, 1,015 in additional shares were awarded. Directors, officers, and employees who terminate their employment with the Association forfeit the right to any shares which were awarded but not earned, except in the event of death or disability.

     The Association granted 20,925 shares of common stock on April 15, 1998, and granted an additional 1,015 shares on January 31, 1999. These shares become earned and non-forfeitable over a five-year period on the anniversary date of each award. On April 15, 1999, 3,937 shares became earned and 61 shares were reacquired. The RRP shares purchased initially will be excluded from shareholder's equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, over the years during which the shares are earned and recorded as an addition to shareholder's equity. Net compensation expense attributable to the RRP amounted to $66,097 and $49,606 for the years ended December 31, 1999 and 1998, respectively.


NOTE 12 - STOCK OPTION PLAN

     The Board of Directors adopted a Stock Option Plan for the directors, officers, and employees which was approved by shareholders at the annual meeting held on April 15, 1998. An aggregate of 63,417 authorized but unissued common shares of the Company were reserved for future issuance under the Stock Option Plan. On April 1, 1998, the Company granted options to purchase 55,808 common shares. At the time of the grant, the options were exercisable over a five-year period beginning April 15, 1999. At the annual meeting of shareholders of the Company in 1999, the Company's shareholders approved an amendment to the Stock Option Plan which caused the options to become exercisable over a three-year period beginning April 15, 1999. The stock options typically have expiration terms of ten years. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a common share on the date the option is granted. Proceeds from the exercise of the stock options are credited to additional paid-in capital.

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

     Under Accounting Principles Board Opinion 25, no compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:

                                           December 31,
                                      1999             1998
                                      ----             ----
Net income:
   As reported                      $175,671         $226,504
   Pro forma                        $ 58,179         $120,612

Basic earnings per share:
   As reported                      $    .35              .40
   Pro forma                        $    .11              .21

Diluted earnings per share:
   As reported                      $    .33              .39
   Pro forma                        $    .11              .21


     The following table presents share data related to the Stock Option Plan:

                                           Shares Under Option
                                         -----------------------
                                          1999             1998
                                         ------           ------
Outstanding, beginning of year           52,003               --
Repricing during the period               8,878               --
Granted during the period                 6,342           55,808
Forfeited during the period              (3,171)          (3,805)
Exercised during the period                  --               --
                                         ------           ------

   Outstanding, end of period            64,052           52,003
                                         ======           ======

     The option price as of December 31, 1998 was $17.375 per share. The exercise price was changed in 1999 to $14.700 per share due to a special $2 per share return of capital distribution in December 1998.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial condition. The contract amounts of these instruments reflect the extent of involvement the institution has in particular classes of financial instruments. The institution uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     The following represents financial instruments whose contract amounts represent credit risk:

                                                          December 31,
                                                       1999          1998
                                                     --------      --------
     Loans in process                                $595,085     $  367,387
     Commitments to originate loans - fixed rates     159,000      1,010,000

     The interest rate range on fixed rate loan commitments was 7.50% to 8.00% at December 31, 1999.

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

     Concentration of Credit Risk

     The mortgage-backed securities held by the Company consist of FHLMC and GNMA pass-through securities which are directly or inherently backed by the full faith and credit of the United States Government.

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

     The Company also has concentration of credit risk exposure in cash. The Company places its cash with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit. At December 31, 1999, the Company had total deposits with financial institutions of $405,300 in excess of the FDIC limits.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 14 - RELATED PARTY TRANSACTIONS

     Directors and officers of the Company and its wholly-owned subsidiary were customers of, and had other transactions with, the Company in the ordinary course of business during the years ended December 31, 1999, 1998, and 1997.

     Loans and commitments included in such transactions were made with substantially the same terms and collateral as those prevailing at the time for comparable transactions with other persons. Loans to directors and officers did not involve more than the normal risk of collectibility, or present other unfavorable features. The loans to directors and officers at December 31, 1999 and 1998, were not material in the aggregate amount.


NOTE 15 - CASH FLOWS INFORMATION

     Cash equivalents include amounts due from banks and Federal Home Loan Bank overnight accounts and term deposits with original maturities of ninety days or less.

     In addition, the Company made federal income tax payments during the years ended December 31, 1999, 1998, and 1997, of $154,818, $251,778, and
     $49,369, respectively. Cash payments for interest for the years ended December 31, 1999, 1998, and 1997 were $1,003,990, $1,030,275, and
     $1,146,763, respectively.


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

     The estimated fair values of the Company's financial instruments are as follows:

                                                      December 31, 1999
                                               -------------------------------
                                                Carrying            Estimated
                                                 Amount             Fair Value
                                               ----------           ----------

Financial Assets:
   Cash and cash equivalents                  $ 5,173,117          $ 5,173,117
   Interest bearing time deposits                 400,000              400,000
   Securities available for sale                  415,400              415,000
   Securities held to maturity                  3,693,836            3,509,472
   Loans, net                                  24,140,672           23,592,911

Financial Liabilities:
   Deposits                                    25,540,796           25,633,522
   Advance payments by borrowers for
     taxes and insurance                          188,561              188,561

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                                                     December 31, 1998
                                              --------------------------------
                                               Carrying             Estimated
                                                Amount              Fair Value
                                              ----------            ----------
Financial Assets:
   Cash and cash equivalents                  $ 5,699,772          $ 5,699,772
   Interest bearing time deposits               3,100,000            3,100,000
   Securities available for sale                  388,500              388,500
   Securities held to maturity                    967,117            1,018,809
   Loans, net                                  24,594,506           24,376,611

Financial Liabilities:
   Deposits                                    25,450,404           25,547,278
   Advance payments by borrowers for
     taxes and insurance                          182,061              182,061
   Short-term notes payable                       892,543              892,543


NOTE 17 - CONVERSION AND REORGANIZATION

     On March 24, 1997, the Board of Directors of the Association approved a plan of conversion (the "Plan") pursuant to which the Association converted from a mutual savings and loan association to a capital stock savings and loan association incorporated under Ohio law and simultaneously issued all of its outstanding common shares to a newly-formed holding company, Ohio State Financial Services, Inc. After approval by the regulatory authorities and the Association's members, the conversion was completed on September 26, 1997. The Company became a unitary savings and loan holding company with its principal assets being the capital stock of the Association, the investments made with the net proceeds retained from the sale of common shares in the offering described below and a loan made to the ESOP to facilitate the ESOP's purchase of common shares in the conversion.

     In connection with the conversion, the Company completed the sale of 634,168 common shares at $10.00 per share. From the proceeds, $5,916,081 was allocated to additional paid in capital, which is net of conversion costs of $425,599. The common shares of the Company carry no par or stated value per share.

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

                       OHIO STATE FINANCIAL SERVICES, INC.
                                       AND
                     BRIDGEPORT SAVINGS AND LOAN ASSOCIATION
                        DIRECTORS AND EXECUTIVE OFFICERS


         BOARD OF DIRECTORS OF
OHIO STATE FINANCIAL SERVICES, INC. AND                               EXECUTIVE OFFICERS OF
BRIDGEPORT SAVINGS AND LOAN ASSOCIATION                        OHIO STATE FINANCIAL SERVICES, INC.

            John O. Costine                                              Jon W. Letzkus
                Partner                                              President and Chairman
           Costine Law Firm
                                                                         Marianne Doyle
            Anton M. Godez                                               Vice President
               President
    General Welding Supply Company                                      Sherri Yarbrough
                                                                            Secretary
            Jon W. Letzkus
        President and Chairman
  Ohio State Financial Services, Inc.                                 EXECUTIVE OFFICERS OF
    President and Managing Officer                           BRIDGEPORT SAVINGS AND LOAN ASSOCIATION
Bridgeport Savings and Loan Association
                                                                         Jon W. Letzkus
           William E. Reline                                     President and Managing Officer
              Consultant
       Wheeling Machine Products                                         Marianne Doyle
                                                                    Assistant Vice President
           Manuel C. Thomas
                Officer                                               Darlene V. Bennington
  M. C. Thomas Insurance Agency, Inc.                                Treasurer and Secretary

                                                                        Sherri Yarbrough
                                                                Director of Information Services


                              SHAREHOLDER SERVICES


Fifth Third Bank serves as transfer agent and dividend distributing agent for the shares of OSFS. Communications regarding change of address, transfer of shares, lost certificates, and dividends should be sent to:

                                Fifth Third Bank
                            Corporate Trust Services
                                Mail Drop 10AT66
                            38 Fountain Square Plaza
                             Cincinnati, Ohio 45263
                                 (513) 579-5320
                                 (800) 837-2755



                                 ANNUAL MEETING


The Annual Meeting of Shareholders of OSFS will be held on April 19, 2000, at 1:00 p.m., local time, at the Ramada Plaza, 1200 Market Street, Wheeling, West Virginia 26003. Shareholders are cordially invited to attend.



                          ANNUAL REPORT ON FORM 10-KSB


A copy of the Annual Report on Form 10-KSB of OSFS, as filed with the Securities and Exchange Commission, will be available at no charge to shareholders upon request to:

                       Ohio State Financial Services, Inc.
                                 435 Main Street
                             Bridgeport, Ohio 43912
                     Attention: Sherri Yarbrough, Secretary