Form 10KSB, Exhibit 13
period 2000-12-31
OHIO STATE FINANCIAL SERVICES INC
filed 2001-03-30
CIK 1039188

                                                                      Exhibit 13



(COVER HAS MAP OF OHIO WITH A STAR INDICATING THE LOCATION OF BRIDGEPORT, OHIO)



                                      OHIO
                                      STATE
                                    FINANCIAL
                                    SERVICES,
                                      INC.










                               2000 ANNUAL REPORT

Dear Shareholder:


On behalf of the management and Board of Directors of Ohio State Financial Services, Inc., I would like to present the 2000 Annual Report, which gives you an account of our activities during the 2000 fiscal year.

During 2000, the Board of Directors took steps in an effort to increase shareholder value. We approved a repurchase of 15% of our common shares, which is ongoing. The Board felt that the repurchase of our common shares was a positive use of surplus funds at OSFS.

OSFS also declared four dividends to shareholders in 2000.

Thank you for your investment in OSFS and your patronage of Bridgeport Savings and Loan Association. Be assured that OSFS and Bridgeport Savings and Loan Association remain committed to supporting our local community, providing friendly, professional service, and to following our mission statement that requires that we run both organizations in a safe and sound manner.

I look forward to seeing you at our Annual Meeting on April 18, 2001, at 1:00 p.m., at our office at 435 Main Street, Bridgeport, Ohio. If I may be of service to you, please call.

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

                      MARKET PRICE OF COMMON SHARES OF OSFS
                         AND RELATED SHAREHOLDER MATTERS


There were 495,398 common shares of OSFS outstanding on March 1, 2001, held of record by approximately 310 shareholders. Price information with respect to the common shares of OSFS is quoted on the OTC Bulletin Board under the symbol "OSFS".

The table below sets forth the high and low bid prices for the common shares of OSFS, together with the dividends declared per share for each quarter of 2000 and 1999. Price quotations reflect interdealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.


                                              High Bid     Low Bid     Cash Dividends Declared
                                              --------     -------     -----------------------
2000
     Quarter Ended:
         March 31, 2000                       $ 9.25       $ 8.50            $ .05
         June 30, 2000                          9.38         8.38              .05
         September 30, 2000                     9.50         8.25              .06
         December 31, 2000                     11.00         9.13              .12

1999
     Quarter Ended:
         March 31, 1999                       $13.25       $11.00            $ .05
         June 30, 1999                         12.25         9.63              .05
         September 30, 1999                    10.75         9.50              .05
         December 31, 1999                     10.00         9.00              .05


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


Selected financial condition                                             At December 31,
  and other data:                                  ------------------------------------------------------------
                                                     2000         1999         1998         1997         1996
                                                   ---------    ---------    ---------    ---------    --------
                                                                     (Dollars in thousands)
     Total amount of:
         Assets                                    $33,105    $  34,534    $  35,437    $  37,344    $  33,929
         Cash and cash equivalents                   2,960        5,173        5,700        3,178        2,436
         Interest-bearing time deposits                500          400        3,100        4,600          800
         Investment securities (1)                   4,320        4,109        1,356        4,510        5,120
         Loans receivable, net                      24,664       24,141       24,595       24,377       24,892
         Deposit accounts                           24,489       25,541       25,450       26,333       28,791
         Short-term notes payable                        -            -          893            -            -
         Shareholders' equity                        8,144        8,604        8,702       10,561        4,770
     Number of full-service offices                      2            2            2            2            2



Summary of earnings:                                                     Year Ended December 31,
                                                   ------------------------------------------------------------
                                                     2000         1999         1998         1997         1996
                                                   ---------    ---------    ---------    ---------    --------
                                                                      (Dollars in thousands)
     Interest and dividend income                 $  2,387     $  2,375    $   2,579    $   2,534    $   2,515
     Interest expense                                1,024        1,004        1,030        1,146        1,158
                                                  --------     --------    ---------    ---------    ---------
     Net interest income                             1,363        1,371        1,549        1,388        1,357
     Provision for losses on loans                     -           -              41           -            -
                                                  --------     --------    ---------    ---------    --------
     Net interest income after
       provision for losses on loans                 1,363        1,371        1,508        1,388        1,357
     Noninterest income                                 33           27           25           34           45
     Noninterest expense (2)                         1,018        1,131        1,157          866        1,083
                                                 ---------     --------    ---------    ---------    ---------
     Net income before
       provision for income taxes                      378          267          376          557          319
     Provision for income taxes                        134           91          149          194          107
                                                 ---------     --------    ---------    ---------    ---------

         Net income                              $     244     $    176    $     227    $     363    $     212
                                                 =========     ========    =========    =========    =========

(1)    Includes mortgage-backed securities

(2) Includes a non-recurring, pre-tax expense of $190,000 for the year ended December 31, 1996, for a special one-time assessment to recapitalize the Savings Association Insurance Fund (the "SAIF") administered by the FDIC.


Selected financial ratios:                                        At or for the Year Ended December 31,
                                                 ---------------------------------------------------------------
                                                    2000         1999          1998         1997         1996
                                                 ---------    ---------    ---------    ---------    -----------
Performance ratios:
   Return on average assets (1)                     0.72%        0.51%         0.62%        1.02%        0.62%
   Return on average equity (1)                     2.94         2.06          2.21         5.48         4.53
   Interest rate spread                             3.27         3.24          3.33         3.41         3.62
   Net interest margin                              4.17         4.12          4.38         4.07         4.08
   Non-interest expense to average assets (1)       2.99         3.26          3.16         2.44         3.15
   Efficiency ratio (2)                            72.93        80.92         73.50        60.88        77.27
   Net interest income to operating
     expenses (1)                                 133.92       121.19        133.91       160.31       125.27
   Average interest-earning assets to
     average interest-bearing liabilities         128.83       129.26        136.15       119.52       113.28

Capital ratios:
   Average equity to average assets                24.35        24.61         27.93        18.60        13.64
   Equity to assets, end of period                 24.60        24.91         24.56        28.28        14.06

Asset quality ratios:
   Nonperforming assets to average assets (3)       -            -             -            0.28         0.20
   Nonperforming assets to total assets (3)         -            -             -            0.26         0.50
   Nonperforming loans to total loans               -            -             -            0.40         0.28
   Allowance for loan losses to gross loans         0.56         0.57          0.56         0.57         0.57
   Allowance for loan losses to
     nonperforming loans                            -            -             -          143.86       207.25
   Net charge-offs to average loans                 0.01         -             0.16         0.01         -


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

                         CHANGES IN FINANCIAL CONDITION

Total cash and cash equivalents decreased by $2.2 million to $3.0 million at December 31, 2000, from $5.2 million at December 31, 1999. The decrease was primarily due to an outlay of funds for the purchase of shares for treasury in the amount of $691,000, purchase of held-to-maturity securities of $300,000, net purchase of term deposits of $100,000, payment of cash dividends of $134,000, decrease in customer deposit accounts of $1.1 million, and increase in loan production of $523,000. These cash outlays were partially offset by funds provided by operating activities of $502,000. Management attempts to maintain a level of cash equivalents which is desirable for meeting Bridgeport's normal cash flow requirements for the funding of loans and repayment of deposits. Management is in the process of evaluating investment opportunities.

Interest-bearing term deposits increased $100,000 from $400,000 at December 31, 1999, to $500,000 at December 31, 2000, reflecting current purchases over maturities.

Investment securities held-to-maturity increased $181,000 from $3.7 million at December 31, 1999, to $3.9 million at December 31, 2000. This increase resulted from the purchase of held-to-maturity securities of $300,000, offset by the principal reductions on mortgage-backed securities of $120,000.

Loans receivable increased approximately $523,000 to $24.7 million at December 31, 2000, from $24.2 million at December 31, 1999. The increase was primarily attributable to an increase in one- to four-family residential mortgage loans.

Total deposits decreased by $1.1 million, or 4.1%, to $24.5 million at December 31, 2000, from $25.6 million at December 31, 1999. The decrease was the result of higher rates offered by competing institutions in Bridgeport's market area.

Shareholders' equity decreased $460,000, or 5.3%, to $8.1 million at December 31, 2000, compared to $8.6 million at December 31, 1999. The decrease was the result of purchasing OSFS common shares of $691,000 for treasury and $17,000 for the Recognition and Retention Plan ("RRP"), and the payment of cash dividends in the amount of $134,000. The Board of Directors approved the payment of cash dividends of $.28 per share during the year ended December 31, 2000. Future dividend policies will be determined by the Board of Directors in light of the earnings and financial condition of OSFS. Partially offsetting this decline were increases in shareholders' equity resulting from net income of $244,000 and recognition of shares in the RRP and Employee Stock Ownership Plan ("ESOP") of $138,000.

                         COMPARISON OF OPERATING RESULTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

GENERAL. Net income increased by $68,000, or 38.9%, from net income of $176,000 for the year ended December 31, 1999, to net income of $244,000 for the year ended December 31, 2000. The increase in net income was primarily the result of a decrease in noninterest expenses of $113,000, offset by a decrease in net interest income of $8,000, and an increase in the provision for income taxes of $43,000.

NET INTEREST INCOME. Net interest income decreased $8,000, or .6%, for the year ended December 31, 2000. The decrease was attributable to an increase in interest expense of $20,000, or 2.0%, offset by an increase in interest and dividend income of $12,000, or .5%, for the year ended December 31, 2000.

INTEREST AND DIVIDEND INCOME. The increase in interest and dividend income resulted from an increase in interest on investments, including interest-bearing deposits, of $20,000, or 4.3%, offset by a decrease in interest from mortgage-backed securities of $9,000, or 18.1%. The increase in interest on investments, including interest-bearing deposits, was partially the result of an increase in the average balance of investment securities of $835,000, from $3.0 million for the year ended December 31, 1999, to $3.8 million for the year ended December 31, 2000. The increase was also due to an increase in the yield on interest-bearing deposits from 5.21% for the year ended December 31, 1999, to 6.21% for the year ended December 31, 2000, offset by the decrease in the average balance of interest-bearing deposits of $1.3 million. The decrease in interest income from mortgage-backed securities was due to a decrease in the average balance of mortgage-backed securities of $129,000 from $572,000 for the year ended December 31, 1999, to $443,000 for 2000.

INTEREST EXPENSE. Total interest expense increased by $20,000, or 2.0%, from 1999 to 2000. The increase for the year ended December 31, 2000, was primarily due to an increase in the cost of funds of 15 basis points from 3.88% for 1999 to 4.03% for the year ended December 31, 2000, offset by a decrease in the average volume of deposits of $274,000, from $25.7 million for 1999 to $25.4 million for 2000. The decrease in interest-bearing liabilities was the result of higher rates offered by competing institutions in Bridgeport's market area and by alternative investment products available to depositors.

PROVISION FOR LOAN LOSSES. The provision for loan losses did not change for the year ended December 31, 2000, from the year ended December 31, 1999. OSFS believes that the allowance is at a desirable level based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the ability of the borrowers to repay their loans, the estimated value of any underlying collateral, and current economic conditions. There can be no assurance, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

NON-INTEREST INCOME. Non-interest income increased $6,000, or 20.5%, from $27,000 for the year ended December 31, 1999, to $33,000 for 2000. The increase was due to an increase in fee income of $5,000.

NON-INTEREST EXPENSE. Non-interest expense decreased $113,000, or 10.0%, from $1.1 million for the year ended December 31, 1999, to $1.0 million for 2000. Franchise, payroll, and other taxes decreased $68,000, or 44.7%, from $153,000 for the year ended December 31, 1999, to $85,000 for 2000, due to a reduction of franchise tax expenses. Stationery, printing, and office expenses decreased $25,000, or 47.9%, from $52,000 for the year ended December 31, 1999, to $27,000 for the year ended December 31, 2000, due to the lapse of printed disclosure materials and other supplies required in association with the Year 2000 risk. Advertising and public relations decreased $10,000, or 35.0%, from $29,000 for 1999 to $19,000 for 2000. Legal and accounting fees decreased $10,000, or 10.8%, from $94,000 for the year ended December 31, 1999, to $84,000 for 2000, due to a decrease in professional services for compliance with regulatory requirements and employee benefit plans. Federal deposit insurance premium decreased $10,000, or 38.3%, from $26,000 for the year ended December 31, 1999, to $16,000 for the year ended December 31, 2000, as a result of the decrease in expenses related to the insurance of customer deposits. Other operating expenses increased $10,000, or 10.8%, to $109,000 for the year ended December 31, 2000, from $99,000 for 1999. The increase in other operating expenses was attributable to the increase in administrative expenses associated with the company, the ESOP, and the RRP.

INCOME TAXES. The provision for income taxes for the year ended December 31, 2000, increased by $43,000, or 47.0%, to $134,000 from $91,000 for 1999, as a result of a increase in net income before income taxes.


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

INTEREST EXPENSE. Total interest expense decreased by $26,000, or 2.6%, from 1998 to 1999. The decrease for the year ended December 31, 1999, was primarily due to a decrease in the average volume of deposits of $228,000 from $25.9 million for 1998, to $25.7 million for 1999. The decrease in interest-bearing liabilities was the result of higher rates offered by competing institutions in Bridgeport's market area and by alternative investment products available to depositors. The decrease in interest on deposits was also due to a decrease in the cost of funds of 6 basis points from 3.94% for 1998 to 3.88% for the year ended December 31, 1999.

PROVISION FOR LOAN LOSSES. The provision for loan losses decreased to no provision for the year ended December 31, 1999, compared to a $41,000 provision for 1998. The allowance for loan losses was negatively impacted by a single charge-off of $42,000 for a one- to four- family residential mortgage loan in 1998. While OSFS believes that overall asset quality has not declined during the year, the charge to expense in 1998 was deemed necessary in order to maintain the allowance at a desirable level based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the ability of the borrowers to repay their loans, the estimated value of any underlying collateral, and current economic conditions. There can be no assurance, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

NON-INTEREST INCOME. Non-interest income increased $2,000, or 9.1%, from $25,000 for the year ended December 31, 1998, to $27,000 for 1999. The increase was due to an increase in fee income of $13,000 which was offset by a decrease in the gain on the sale of other real estate of $11,000 which did not occur for the year ended December 31, 1999.

NON-INTEREST EXPENSE. Non-interest expense decreased $26,000, or 2.2%, from $1.2 million for the year ended December 31, 1998, to $1.1 million for 1999. Salaries and benefits increased $20,000, or 3.9%, from $514,000 for the year ended December 31, 1998, to $534,000 for 1999. The increase was attributable to an increase of $39,000 relating to the ESOP and the RRP. Occupancy expense decreased by $8,000, or 12.8%, from $62,000 for the year ended December 31, 1998, to $54,000 for 1999 due to a decrease in building maintenance costs. Advertising and public relations decreased $5,000, or 15.0%, from $35,000 for 1998 to $30,000 for 1999. Other operating expenses decreased by $34,000, or 26.1%, from $133,000 for 1998 to $99,000 for 1999, resulting from a reduction in administrative expenses associated with the company, the ESOP, and the RRP.

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


                                                                     Year Ended December 31,
                                --------------------------------------------------------------------------------------------------
                                                 2000                             1999                           1998
                                ----------------------------------- ------------------------------- ------------------------------
                                   Average     Interest    Average   Average    Interest   Average   Average    Interest  Average
                                Outstanding    Earned/     Yield/  Outstanding  Earned/    Yield   Outstanding  Earned/   Yield
                                   Balance     Paid        Rate      Balance    Paid       Rate      Balance    Paid      Rate
                                ------------   --------    ------- -----------  --------   ------- -----------  --------  -------
                                                                     (Dollars in thousands)
Interest-earning assets:
  Interest-bearing deposits         $  4,056     $  252     6.21%   $ 5,372     $  280      5.21%   $ 8,171      $  448     5.48%
  Investment securities (1)            3,879        264     6.81      3,044        212      6.96      1,597         101     6.32
  Mortgage-backed securities             443         41     9.26        572         51      8.92        749          69     9.21
  Loans receivable (2)                24,319      1,830     7.52     24,259      1,832      7.55     24,884       1,961     7.88
                                    --------     ------     ----    -------    -------      ----    -------      ------     ----

     Total interest-earning assets    32,697      2,387     7.30     33,247      2,375      7.14     35,401       2,579     7.29
                                                 ------     ----               -------      ----                  -----     ----
Noninterest-earning assets             1,395                          1,432                           1,252
                                    --------                        -------                         -------
     Total assets                   $ 34,092                        $34,679                         $36,653
                                    --------                        -------                         -------
Interest-bearing liabilities:
  NOW and money market
   accounts                         $  3,066         70     2.28    $ 3,286         78      2.37    $ 3,274          80     2.44
  Regular savings accounts             9,668        292     3.02      9,917        300      3.03      9,836         296     3.01
  Certificates of deposit             12,645        662     5.24     12,450        617      4.96     12,771         645     5.05
                                    --------     ------     ----    -------    -------      ----    -------      ------     ----
     Total deposits                   25,379      1,024     4.03     25,653        995      3.88     25,881       1,021     3.94

FHLB advances and
 short-term notes                          -          -        -         69          9      7.78        121           9     7.44
                                    --------     ------     ----    -------    -------      ----    -------      ------     ----
     Total interest-bearing
      liabilities                     25,379      1,024     4.03     25,722      1,004      3.90     26,002       1,030     3.96
                                                 ------     ----               -------      ----                 ------     ----

Noninterest-bearing liabilities          413                            421                             413
                                    --------                        -------                         -------

     Total liabilities                25,792                         26,143                          26,415
                                    --------

Shareholders' equity                   8,300                          8,536                          10,238
     Total liabilities and          --------                        -------                         -------
      shareholders' equity          $ 34,092                        $34,679                         $36,653
                                    ========                        =======                         =======
Net interest income                             $ 1,363                        $ 1,371                          $ 1,549
                                                =======                        =======                          =======
Interest rate spread                                        3.27%                           3.24%                           3.33%
                                                            =====                           =====                           =====

Net interest margin                                         4.17%                           4.12%                           4.38%
                                                            =====                           =====                           =====
Average interest-earning assets to
 average interest-bearing liabilities                     128.83%               129.26%                          136.15%
                                                          =======               =======                          =======


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


                                                                Year Ended December 31,
                                        ---------------------------------------------------------------------------------
                                                   2000 vs. 1999                               1999 vs. 1998
                                        -----------------------------------     -----------------------------------------
                                              Increase             Total            Increase                 Total
                                          (Decrease) Due To       Increase      (Decrease) Due to           Increase
                                        -----------------------                 -----------------------
                                         Volume    Rate    Mix   (Decrease)      Volume   Rate      Mix     (Decrease)
                                        -------    ----    ----  ----------      ------   ----      ----    ----------
                                                                          (In thousands)
Interest income attributable to:
    Interest-earning deposits           $ (69)   $  54    $ (13)   $ (28)       $(153)    $(22)   $   8       $(167)
    Investment securities                  58       (5)      (1)      52           91       10        9         110
    Mortgage-backed securities            (12)       2     --        (10)         (16)      (2)       1         (17)
    Loans receivable                        5       (7)    --         (2)         (49)     (82)       2        (129)
                                        -----    -----    -----    -----        -----    -----    -----       -----
         Total interest income            (18)      44      (14)      12         (127)     (96)      20        (203)
                                        -----    -----    -----    -----        -----    -----    -----       -----

Interest-bearing liabilities:
    Deposits                              (11)      38     --         27           (9)     (16)    --           (25)
    FHLB advances and
     short-term notes                      (5)      (5)       5       (5)          (4)    --       --            (4)
                                                 -----    -----    -----        -----    -----    -----       -----
         Total interest expense           (16)      33        5       22          (13)     (16)    --           (29)
                                        -----    -----    -----    -----        -----    -----    -----       -----

Increase (decrease) in net
 interest income                        $  (2)   $  11    $ (19)   $ (10)       $(114)   $ (80)   $  20       $(174)
                                        =====    =====    =====    =====        =====    =====    =====       =====



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

Presented below, as of December 31, 2000, is an analysis of Bridgeport's interest rate risk as measured by changes in NPV for instantaneous and parallel shifts of 100 basis points in market interest rates, assuming rates would stay constant over a twelve-month period. The table also contains the policy limits set by the Board of Directors of Bridgeport as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and Bridgeport's strong capital position.


                                                                 December 31, 2000
                                     ----------------------------------------------------------------------
                                        $ Change in NPV               % Change in NPV
         Change in interest rate            ---------------               ---------------      Board Limit
                (basis points)       (Dollars in thousands)                                 % Change in NPV
       -----------------------                                                              ---------------
                +400                        $(2,511)                           (29)%                (50)%
                +300                         (1,974)                           (22)                 (38)
                +200                         (1,350)                           (15)                 (25)
                +100                           (688)                            (8)                 (15)
                 0                                0                              0                    0
                -100                            307                              3                   15
                -200                            156                              2                   25
                -300                           (382)                            (4)                  38
                -400                           (988)                           (11)                  50

The Board of Directors and management of Bridgeport believe that certain factors afford Bridgeport the ability to operate successfully despite its high exposure to interest rate risk. Although Bridgeport originates predominantly fixed rate loans, such loans are typically secured by residential real estate for terms of 15 years or less. Bridgeport also manages its interest rate risk by maintaining capital and liquid assets well in excess of regulatory requirements. At December 31, 2000, Bridgeport's tangible capital was 19.7% of total assets and its liquidity ratio was 18.9%.

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

                        LIQUIDITY AND CAPITAL MANAGEMENT

The liquidity of OSFS and Bridgeport, which is primarily represented by cash and cash equivalents, is a result of the funds used in or provided by Bridgeport's operating, investing and financing activities. These activities are summarized below for the years ended December 31, 2000, 1999, and 1998.


                                                                                 Year Ended December 31,
                                                                         -------------------------------
                                                                            2000         1999         1998
                                                                         -------      --------     -------
                                                                                    (In thousands)

Net income                                                               $     244    $     176    $     227

Adjustments to reconcile net income
  to net cash from operating activities                                        258          137           63
                                                                         ---------    ---------    ---------

     Net cash from operating activities                                        502          313          290

Net cash provided by (used in) investment activities                          (836)         402        4,411

Net cash used in financing activities                                       (1,879)      (1,242)      (2,179)
                                                                         ---------    ---------    ---------

Net change in cash and cash equivalents                                     (2,213)        (527)       2,522

Cash and cash equivalents at beginning of year                               5,173        5,700        3,178
                                                                         ---------    ---------    ---------

Cash and cash equivalents at end of year                                 $   2,960    $   5,173    $   5,700
                                                                         =========    =========    =========


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

OTS regulations presently require Bridgeport to maintain an average daily balance of liquid assets, which may include, but are not limited to, investments in U.S. Treasury and federal agency obligations in an amount equal to 4% of the sum of Bridgeport's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which Bridgeport may rely, if necessary, to fund loan originations, deposit withdrawals, or other short-term funding needs. At December 31, 2000, Bridgeport's regulatory liquidity ratio was 18.9%. At such date, Bridgeport had commitments to originate loans and loans in process totaling approximately $392,000 and no commitments to purchase or sell loans. Bridgeport considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs. See Note 6 to the Consolidated Financial Statements.

Bridgeport is required by applicable law and regulations to meet certain minimum capital standards, which include a tangible capital requirement, a core capital requirement or leverage ratio, and a risk-based capital requirement. Bridgeport exceeded all of its regulatory capital requirements at December 31, 2000.

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

OTS regulations require that a savings and loan association maintain "risk-based capital" in an amount not less than 8% of its risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of Bridgeport, included $140,000 of Bridgeport's allowance for loan losses at December 31, 2000.

The following table summarizes Bridgeport's regulatory capital requirements and actual capital at December 31, 2000.


                                                                     Excess of Actual Capital
                                                                           Over Current
                            Actual   Capital   Current Requirement          Requirement         Applicable Asset Total
                            ----------------   -------------------          -----------         ----------------------
                            Amount   Percent    Amount    Percent      Amount       Percent
                            ------   -------    ------    -------      ------       -------
                                                           (Dollars in thousands)

Tangible capital          $   6,128   19.7%    $    466       1.5%    $  5,662        18.2%          $   31,071
Tier 1 (core) capital         6,128   19.7          643       4.0        5,485        15.7               16,068
Risk-based capital            6,268   39.0        1,285       8.0        4,983        31.0               16,068


                   EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 provides accounting and reporting standards for derivatives instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. SFAS No. 133 precludes a held-to-maturity security from being designated as a hedge item. However, at the date of initial application of SFAS No. 133, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. The FASB has also issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 did not have a material impact on OSFS.

The FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 138 addresses a limited number of issues causing implementation difficulties for numerous entities that have adopted SFAS No. 133 and amends the accounting and reporting standards for SFAS No. 133 for certain derivative instruments and certain hedging activities as indicated in the statement. The effective date of this statement is concurrent with the effective date of SFAS. No. 133 (deferred by SFAS No. 137), which is for all fiscal quarters beginning after June 15, 2000. The adoption of SFAS No. 138 did not have a material impact on the Company.

FASB recently issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces SFAS No. 125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. Under SFAS No. 140, after a transfer of financial assets, an entity must recognize the financial and servicing assets it controls and the liabilities it has incurred, and derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. This statement is generally effective for activity occurring after March 31, 2001. Earlier or retroactive application of this statement is not permitted. Management believes that the adoption of SFAS No. 140 will not have a material impact on the Company.

                         REPORT OF INDEPENDENT CERTIFIED
                             PUBLIC ACCOUNTANTS AND
                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                        16

FINANCIAL STATEMENTS

   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                       17 - 18

   CONSOLIDATED STATEMENTS OF OPERATIONS                                  19

   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY             20

   CONSOLIDATED STATEMENTS OF CASH FLOWS                                  21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                              22 - 39

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

Board of Directors
Ohio State Financial Services, Inc.

We have audited the accompanying consolidated statements of financial condition of Ohio State Financial Services, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Financial Services, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations, and cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

Wheeling, West Virginia
January 23, 2001

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                   December 31,
                                                                               2000               1999
                                                                       -----------------   -----------------
ASSETS

Cash and cash equivalents:
    Cash and amounts due from banks                                    $         723,369   $         918,404
    Interest-bearing deposits with other institutions                          2,236,501           4,254,713
                                                                       -----------------   -----------------
            Total cash and cash equivalents                                    2,959,870           5,173,117

Interest-bearing time deposits                                                   500,000             400,000

Investment securities:
    Available-for-sale (cost approximates fair value)                            445,400             415,400
    Held-to-maturity (fair value of $3,838,456
      at 12/31/00 and $3,509,472 at 12/31/99)                                  3,874,600           3,693,836

Loans receivable, net                                                         24,663,667          24,140,672

Office properties and equipment, net                                             443,532             452,967

Accrued interest receivable                                                      183,593             149,114

Other assets                                                                      34,512             109,338
                                                                       -----------------   -----------------

            TOTAL ASSETS                                               $      33,105,174   $      34,534,444
                                                                       =================   =================



         The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (CONTINUED)


                                                                                   December 31,
                                                                              2000                1999
                                                                       -----------------   -----------------
LIABILITIES

Deposit accounts                                                       $      24,488,798   $      25,540,796
Advances by borrowers for taxes and
 insurance                                                                       204,130             188,561
Accrued interest payable and other liabilities                                   164,400             129,833
Deferred federal income taxes                                                    103,925              71,599
                                                                       -----------------   -----------------

            TOTAL LIABILITIES                                                 24,961,253          25,930,789
                                                                       -----------------   -----------------

SHAREHOLDERS' EQUITY

Common stock, no par or stated value, 3,000,000
   shares authorized; 634,168
   shares issued and 495,704
   shares outstanding at December 31, 2000; 634,168
   shares issued and 572,337 shares
   outstanding at December 31, 1999                                                  -                   -
Additional paid in capital                                                     5,935,687           5,946,184
Treasury stock, at cost, 138,464 shares at December 31,
   2000; 61,831 shares at December 31, 1999                                   (1,512,409)           (821,072)
Unearned recognition and retention plan shares (RRP)                            (264,916)           (306,449)
Unearned employee stock ownership plan shares (ESOP)                            (338,340)           (429,255)
Retained earnings-substantially restricted                                     4,323,899           4,214,247
                                                                       -----------------   -----------------

            TOTAL SHAREHOLDERS' EQUITY                                         8,143,921           8,603,655
                                                                       -----------------   -----------------

            TOTAL LIABILITIES AND
             SHAREHOLDERS' EQUITY                                      $      33,105,174   $      34,534,444
                                                                       =================   =================


         The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                        Year Ended December 31,
                                                           -------------------------------------------------
                                                                 2000               1999           1998
                                                           --------------     -------------   ------------
INTEREST AND DIVIDEND INCOME
    Loans                                                  $    1,830,310     $   1,832,134   $    1,960,533
    Mortgage-backed securities                                     41,413            50,554           69,268
    Interest-bearing deposits and investment
     securities                                                   485,329           465,170          523,661
    Dividends on Federal Home Loan Bank stock                      30,221            27,083           25,690
                                                           --------------     -------------   --------------
           Total interest and dividend income                   2,387,273         2,374,941        2,579,152
                                                           --------------     -------------   --------------

INTEREST EXPENSE
    Savings deposits                                            1,023,839           995,227        1,021,288
    Federal Home Loan Bank advances and
      notes payable                                                   -               8,539            8,737
                                                           --------------     -------------   --------------
           Total interest expense                               1,023,839         1,003,766        1,030,025
                                                           --------------     -------------   --------------
           Net interest income                                  1,363,434         1,371,175        1,549,127

PROVISION FOR LOSSES ON LOANS                                         -                  -            41,191
                                                           --------------     -------------   --------------
           Net interest income after
            provision for loan losses                           1,363,434         1,371,175        1,507,936
                                                           --------------     -------------   --------------
NONINTEREST INCOME
    Service charges                                                 9,920             9,191            6,514
    Gains on sale of other real estate                                -                  -            10,705
    Other income and fees                                          22,710            17,898            7,612
                                                           --------------     -------------   --------------
           Total noninterest income                                32,630            27,089           24,831
                                                           --------------     -------------   --------------
NONINTEREST EXPENSES
    Salaries and benefits                                         527,198           534,442          514,198
    Occupancy expense                                              57,891            54,172           62,126
    Furniture and equipment expense                                30,958            31,007           26,881
    Machine rental and service bureau expense                      61,624            58,045           60,810
    Stationery, printing, and office expenses                      27,148            52,085           49,538
    Advertising and public relations                               19,349            29,777           35,039
    Franchise, payroll and other taxes                             84,451           152,675          148,418
    Federal deposit insurance premium                              16,483            26,706           29,394
    Legal and accounting fees                                      83,848            94,006           97,152
    Other operating expenses                                      109,132            98,519          133,258
                                                           --------------     -------------   --------------
           Total noninterest expenses                           1,018,082         1,131,434        1,156,814
                                                           --------------     -------------   --------------

           Income before income taxes                             377,982           266,830          375,953

PROVISION FOR INCOME TAXES                                        133,981            91,159          149,449
                                                           --------------     -------------   --------------

           Net income                                      $      244,001     $     175,671   $      226,504
                                                           ==============     =============   ==============
PER SHARE DATA
    Basic                                                           $  .52           $   .35           $ .40
                                                                    ======           =======           =====
    Diluted                                                         $  .51           $   .33           $ .39
                                                                    ======           =======           =====

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


                                                                 OHIO STATE FINANCIAL SERVICES, INC.
                                                                           AND SUBSIDIARY
                                                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                     Retained
                                                    Additional       Earnings                          Unearned
                                      Common         Paid in       Substantially      Treasury         Shares in
                                       Stock         Capital        Restricted          Stock             RRP
                                    -----------   -------------    --------------   -------------   --------------

Balance, December 31, 1997          $       -     $   5,922,360    $    5,132,977   $         -     $          -
    Net income                              -              -              226,504             -                -
    Purchase of treasury stock              -              -                  -          (494,283)             -
    Purchase of plan shares                 -              -                  -              -            (421,465)
    ESOP shares earned                      -            24,825               -              -                -
    RRP shares earned                       -              -                  -              -              49,606
    Dividends/distributions
      ($2.20/share)                         -              -           (1,202,140)           -                -
                                    -----------   -------------    --------------   -------------   --------------

Balance, December 31, 1998                  -         5,947,185         4,157,341        (494,283)        (371,859)

    Net income                              -              -              175,671             -                -
    Purchase of treasury stock              -              -                  -          (326,789)             -
    ESOP shares earned                      -            (1,001)              -              -                -
    RRP shares earned                       -              -                  -              -              65,410
    Dividends ($.20/share)                  -              -             (118,765)           -                -
                                    -----------   -------------    --------------   -------------   --------------

Balance, December 31, 1999                  -         5,946,184         4,214,247        (821,072)        (306,449)

    Net income                              -              -              244,001             -                -
    Purchase of treasury stock              -              -                  -          (691,337)             -
    Purchase of RRP shares                  -              -                  -              -             (17,000)
    ESOP shares earned                      -           (10,497)              -              -                -
    RRP shares earned                       -              -                  -              -              58,533
    Dividends ($.28/share)                  -              -             (134,349)           -                -
                                    -----------   -------------    --------------   -------------   --------------

Balance, December 31, 2000          $       -     $   5,935,687    $    4,323,899   $  (1,512,409)  $     (264,916)
                                    ===========   =============    ==============   =============   ===============




                                                                 OHIO STATE FINANCIAL SERVICES, INC.
                                                                           AND SUBSIDIARY
                                                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                                        Unearned            Total
                                        Shares in       Shareholders'
                                          ESOP              Equity
                                     --------------      ----------

Balance, December 31, 1997           $     (493,867)     $   10,561,470
    Net income                                  -               226,504
    Purchase of treasury stock                  -              (494,283)
    Purchase of plan shares                (101,306)           (522,771)
    ESOP shares earned                       58,438              83,263
    RRP shares earned                           -                49,606
    Dividends/distributions
      ($2.20/share)                             -            (1,202,140)
                                     --------------      --------------

Balance, December 31, 1998                 (536,735)          8,701,649

    Net income                                  -               175,671
    Purchase of treasury stock                  -              (326,789)
    ESOP shares earned                      107,480             106,479
    RRP shares earned                           -                65,410
    Dividends ($.20/share)                      -              (118,765)
                                     --------------      --------------

Balance, December 31, 1999                 (429,255)          8,603,655

    Net income                                  -               244,001
    Purchase of treasury stock                  -              (691,337)
    Purchase of RRP shares                      -               (17,000)
    ESOP shares earned                       90,915              80,418
    RRP shares earned                           -                58,533
    Dividends ($.28/share)                      -              (134,349)
                                     --------------      --------------

Balance, December 31, 2000           $     (338,340)     $    8,143,921
                                     ===============     ==============

        The accompanying notes are an integral part of the consolidated financial statements.

               OHIO STATE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          Year Ended December 31,
                                                             --------------------------------------------------
                                                                   2000               1999             1998
                                                             --------------    ---------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                             $      244,001    $       175,671   $      226,504
      Adjustments:
          Depreciation                                               42,523             38,921           37,685
          Gain on real estate owned                                     -                 -             (10,705)
          Deferred federal income tax                                32,326               (665)          (2,741)
          Accretion of investment security discounts                   (657)              (221)            (822)
          Provision for loan losses                                     -                  -             41,191
          ESOP and RRP amortization                                 138,951            171,889          132,869
          Federal Home Loan Bank stock dividend                     (30,000)           (26,900)         (25,500)
          Accrued interest receivable and other assets               40,347            (37,963)         (23,885)
          Accrued interest payable and other liabilities             34,567             (7,965)         (84,180)
                                                             --------------    ---------------   --------------
                 Net cash provided by
                  operating activities                              502,058            312,767          290,416
                                                             --------------    ---------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Term deposits, net                                           (100,000)         2,700,000        1,500,000
      Purchase of held to maturity securities                      (300,000)        (3,197,562)             -
      Proceeds from maturities of held
       to maturity securities                                           -              300,000        3,000,000
      Proceeds from redemptions of mortgage-
       backed securities                                            119,893            171,064          180,293
      Net change in loans                                          (522,995)           453,834         (309,530)
      Acquisition of office properties and equipment                (33,088)           (25,553)         (21,070)
      Disposition of real estate owned                                  -                   -            61,592
                                                             --------------    ---------------   --------------
                 Net cash provided by (used in)
                  investing activities                             (836,190)           401,783        4,411,285
                                                             --------------    ---------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Change in deposits, net                                    (1,051,998)            90,392         (883,035)
      Short-term borrowings, net                                        -             (892,543)         892,543
      Purchase of treasury stock                                   (691,337)          (326,789)        (494,283)
      Purchase of RRP shares                                        (17,000)               -                -
      Transfers to ESOP and RRP                                         -                  -           (522,771)
      Payment of dividends/distributions                           (134,349)          (118,765)      (1,202,140)
      Change in mortgage escrow funds, net                           15,569              6,500           29,925
                                                             --------------    ---------------   --------------
                 Net cash used in
                  financing activities                           (1,879,115)        (1,241,205)      (2,179,761)
                                                             --------------    ---------------   --------------

                 Change in cash and cash equivalents             (2,213,247)          (526,655)       2,521,940

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                                5,173,117          5,699,772        3,177,832
                                                             --------------    ---------------   --------------

CASH AND CASH EQUIVALENTS,
 END OF YEAR                                                 $    2,959,870    $     5,173,117   $    5,699,772
                                                             ==============    ===============   ==============



         The accompanying notes are an integral part of the consolidated financial statements.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999, AND 1998

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

      The Company accounts for impaired loans using Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" (FAS 114 and 118). Impaired loans as defined by FAS 114 and 118 exclude certain consumer loans and residential real estate loans. Loan impairment is measured based on the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. Since the adoption of FAS 114 and 118, the Company has had no loans which management has determined to be impaired.

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

      EARNINGS PER SHARE - On September 26, 1997, the Company issued 634,168 common shares. As discussed in Note 9, the Company accounts for the shares acquired by the ESOP in accordance with Statement of Position No. 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to employee accounts.

      There were no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Operations for 2000, 1999, and 1998, is used as the numerator. The following tables set forth a reconciliation of the denominator of the basic and diluted earnings per share computation:


      Denominator                                                    2000              1999               1998
                                                                     ----              ----               ----
          Denominator for basic earnings per share-
            weighted-average shares                                 470,253            508,613          563,977

          Employee stock options (antidilutive)                         -                  -                -

          Unvested RRP shares                                        13,500             17,015           14,517
                                                                   --------           --------         --------

          Denominator for diluted earnings
           per share-adjusted weighted-average
           assumed conversions                                      483,753            525,628          578,494
                                                                    =======            =======          =======

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 - INVESTMENTS

      The carrying amounts and fair values of the Company's investment securities at December 31, 2000 and 1999, are summarized as follows:


                                                                          December 31, 2000
                                                        -------------------------------------------------------
                                                                           Gross        Gross
                                                         Amortized      Unrealized    Unrealized         Fair
                                                             Cost         Gains         Losses          Value
                                                        ------------   -----------    ----------   ------------
          Securities available-for-sale:

          Federal Home Loan Bank stock (restricted)     $    430,400    $     -       $     -      $    430,400

          Intrieve Incorporated                               15,000          -             -            15,000
                                                        ------------    ---------     ----------   ------------

                 Total available-for-sale                    445,400          -             -           445,400
                                                        ------------    ---------     ----------   ------------

          Securities to be held-to-maturity:

          U. S. Government and federal agencies            3,497,803        2,258         56,112      3,443,949

          Mortgage-backed securities                         376,797       17,776             66        394,507
                                                        ------------    ---------     ----------   ------------

                 Total held-to-maturity                    3,874,600       20,034         56,178      3,838,456
                                                        ------------    ---------     ----------   ------------

                 Total                                  $  4,320,000    $  20,034     $   56,178   $  4,283,856
                                                        ============    =========     ==========   ============



                                                                           December 31, 1999
                                                        -------------------------------------------------------
                                                                           Gross        Gross
                                                         Amortized      Unrealized    Unrealized         Fair
                                                             Cost         Gains         Losses          Value
                                                        ------------   -----------    ----------   ------------

          Securities available-for-sale:

          Federal Home Loan Bank stock (restricted)     $    400,400    $     -       $     -      $    400,400

          Intrieve Incorporated                               15,000          -             -            15,000
                                                        ------------    ---------     ----------   ------------

                 Total available-for-sale                    415,400          -             -           415,400
                                                        ------------    ---------     ----------   ------------

          Securities to be held-to-maturity:

          U. S. Government and federal agencies            3,197,600        1,509        211,605      2,987,504

          Mortgage-backed securities                         496,236       25,732           -           521,968
                                                        ------------    ---------     ----------   ------------

                 Total held-to-maturity                    3,693,836       27,241        211,605      3,509,472
                                                        ------------    ---------     ----------   ------------

                 Total                                  $  4,109,236    $  27,241     $  211,605   $  3,924,872
                                                        ============    =========     ==========   ============

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 - INVESTMENTS (CONTINUED)

      The book value and fair value of investment securities at December 31, 2000 and 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                            December 31, 2000
                                                            ----------------------------------------------------
                                                                 Securities To Be                 Securities
                                                                 Held-To-Maturity           Available-For-Sale
                                                            --------------------------  ------------------------
                                                             Amortized                   Amortized
                                                                Cost       Fair Value       Cost      Fair Value
                                                            ------------  -------------  ---------    ----------
         Due in one year or less                            $     99,961  $     100,281  $      -     $      -
         Due from one year through five years                    400,000        400,266         -            -
         Due from five through ten years                         600,000        588,702         -            -
         Due after ten years                                   2,397,842      2,354,700
         Equity securities                                           -              -      445,400       445,400
         Mortgage-backed securities                              376,797        394,507         -             -
                                                            ------------  -------------  ---------    ----------

                Total                                       $  3,874,600  $  3,838,456   $ 445,400    $  445,400
                                                            ============  ============   =========    ==========



                                                                            December 31, 2000
                                                            ----------------------------------------------------
                                                                 Securities To Be                 Securities
                                                                 Held-To-Maturity           Available-For-Sale
                                                            --------------------------  ------------------------
                                                             Amortized                   Amortized
                                                                Cost       Fair Value       Cost      Fair Value
                                                            ------------  -------------  ---------    ----------
         Due in one year or less                            $          -  $         -    $      -     $      -
         Due from one year through five years                    200,275        196,766         -            -
         Due from five through ten years                         600,000        558,798         -            -
         Due after ten years                                   2,397,325      2,231,940
         Equity securities                                           -              -        415,400    415,400
         Mortgage-backed securities                              496,236        521,968         -             -
                                                          --------------  -------------  -----------  ---------

                Total                                     $    3,693,836  $   3,509,472  $   415,400  $ 415,400
                                                          ==============  =============  ===========  =========

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 - LOANS RECEIVABLE

     Loans receivable consisted of the following:

                                                                                         December 31,
                                                                            ------------------------------------
                                                                                  2000                1999
                                                                            ----------------    ----------------
          Mortgage loans:
                Construction                                                $        550,218    $        993,083
                1-4 family                                                        22,467,698          21,766,320
                Commercial and nonresidential                                        578,735             704,125
                Land                                                                  35,982               4,834
                                                                            ----------------    ----------------
                                                                                  23,632,633          23,468,362
                                                                            ----------------    ----------------

          Consumer loans:
                Passbook loans                                                       110,621             193,598
                Other consumer loans                                                 924,435           1,181,314
                                                                            ----------------    ----------------
                                                                                   1,035,056           1,374,912
                                                                            ----------------    ----------------

          Commercial loans:                                                          269,737              18,627
                                                                            ----------------    ----------------

                        Total                                                     24,937,426          24,861,901
                                                                            ----------------    ----------------

          Less:
                Loans in process                                                     157,222             595,085
                Allowance for loan losses                                            139,844             141,170
                Deferred loan fees                                                   (23,307)            (15,026)
                                                                            -----------------   ----------------
                                                                                     273,759             721,229
                                                                            ----------------    ----------------

                        Loans receivable, net                               $     24,663,667    $     24,140,672
                                                                            ================    ================


       Activity in the allowance for loan losses is summarized as follows:


                                                                          Year Ended December 31,
                                                       ---------------------------------------------------------
                                                             2000                 1999               1998
                                                       -----------------    ----------------    ----------------
          Balance, beginning of period                 $         141,170    $        141,170    $        140,978
          Provision charged to income                                -                   -                41,191
          Charge-offs, net                                        (1,326)                -               (40,999)
                                                       ------------------   ----------------    ----------------

          Balance, end of period                       $         139,844    $        141,170    $        141,170
                                                       =================    ================    ================

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 4 - OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment are summarized as follows:


                                                                                         December 31,
                                                                            ------------------------------------
                                                                                   2000                1999
                                                                            ----------------    ----------------
          Land                                                              $        137,638    $        137,638
          Office buildings and improvements                                          631,486             631,486
          Furniture, fixtures and equipment                                          517,631             484,543
          Automobile                                                                  23,403              23,403
                                                                            ----------------    ----------------
                        Total                                                      1,310,158           1,277,070
          Less accumulated depreciation                                              866,626             824,103
                                                                            ----------------    ----------------

                        Net office properties and equipment                 $        443,532    $        452,967
                                                                            ================    ================

     Depreciation charged to operations was $42,523, $38,921, and $37,685, for the years ended December 31, 2000, 1999, and 1998, respectively.

NOTE 5 - DEPOSIT ANALYSIS

     The Association's deposits by type are summarized as follows:


                                                                        December 31,
                                                 ---------------------------------------------------------------
                                                            2000                             1999
                                                 ---------------------------------------------------------------
                                                     Amount          Percent            Amount         Percent
          NOW and Super NOW accounts             $    1,519,143         6.20%       $    1,461,835         5.72%
          Money market                                1,402,025         5.73             1,821,286         7.13
          Regular savings                             9,459,148        38.63             9,825,754        38.47
          Certificates of deposit                    12,108,482        49.44            12,431,921        48.68
                                                 --------------     --------        --------------    ---------

                Total                            $   24,488,798       100.00%       $   25,540,796       100.00%
                                                 ==============       ======        ==============    =========


     Scheduled maturities of certificates of deposit are as follows:


                                                                                         December 31,
                                                                            ------------------------------------
                                                                                  2000                1999
                                                                            ----------------    ----------------
          Within one year                                                   $      9,304,188    $      7,911,387
          One to two years                                                         1,872,369           3,137,096
          Two to three years                                                         446,286             520,155
          Beyond three years                                                         485,639             863,283
                                                                            ----------------    ----------------

                  Total                                                     $     12,108,482    $     12,431,921
                                                                            ================    ================

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 5 - DEPOSIT ANALYSIS (CONTINUED)

     The aggregate amount of certificates of deposit exceeding $100,000 was $1,411,322 at December 31, 2000, and $1,394,650 at December 31, 1999.
     Deposits in excess of $100,000 are not federally insured.

     Interest expense by deposit category is as follows:


                                                                             December 31,
                                                       ---------------------------------------------------------
                                                              2000                1999                1998
                                                       -----------------    ----------------    ----------------
          NOW and Super NOW accounts                   $          24,660    $         22,177    $         19,178
          Money market                                            45,266              55,962              60,471
          Regular savings                                        291,704             299,578             296,128
          Certificates of deposit                                662,209             617,510             645,511
                                                       -----------------    ----------------    ----------------

              Total                                    $       1,023,839    $        995,227    $      1,021,288
                                                       =================    ================    ================

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

     The most recent notification from the OTS categorized the Association as "well capitalized""under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Association must maintain minimum total risk-based, core (Tier 1), and tangible ratios set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 6 - REGULATORY MATTERS (CONTINUED)

     The Association's actual capital amounts and ratios are also presented in the table. As of December 31, 2000, risk-based capital includes tangible capital plus $140,000 of the Association's allowance for loan losses. As of December 31, 1999, risk-based capital includes tangible capital plus $141,000 of the Association's allowance for loan losses.


                                                                                                   To Be Well
                                                                                               Capitalized Under
                                                                           For Capital         Prompt Corrective
                                                       Actual           Adequacy Purposes      Action Provisions
                                                 -----------------      -----------------      -----------------
                                                 Amount      Ratio      Amount      Ratio        Amount     Ratio
                                                 ------      -----      ------      -----        ------     -----
                                                  (In thousands)         (In thousands)           (In thousands)
       As of December 31, 2000:
         Total risk-based capital                $ 6,268     39.01%     $ 1,285      8.0%       $ 1,607     10.0%
           (To risk weighted assets)
         Core (Tier 1) capital                     6,128     38.14          643      4.0            964      6.0
           (To risk weighted assets)
         Core (Tier 1) capital                     6,128     19.72          932      3.0          1,554      5.0
           (To total assets)
         Tangible capital                          6,128     19.72          466      1.5             -       N/A
           (To total assets)


                                                                                                   To Be Well
                                                                                               Capitalized Under
                                                                           For Capital         Prompt Corrective
                                                       Actual           Adequacy Purposes      Action Provisions
                                                 -----------------      -----------------      -----------------
                                                 Amount      Ratio      Amount      Ratio        Amount     Ratio
                                                 ------      -----      ------      -----        ------     -----
                                                  (In thousands)         (In thousands)           (In thousands)


       As of December 31, 1999:

         Total risk-based capital                $ 6,095     37.53%     $ 1,299      8.0%       $ 1,624     10.0%
           (To risk weighted assets)
         Core (Tier 1) capital                     5,954     36.66          650      4.0            974      6.0
           (To risk weighted assets)
         Core (Tier 1) capital                     5,954     18.63          959      3.0          1,598      5.0
           (To total assets)
         Tangible capital                          5,954     18.63          480      1.5             -       N/A
           (To total assets)

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 - FEDERAL INCOME TAX

    The Association was permitted until 1996 a special bad debts deduction limited generally to eight percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. In 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions and required that bad debts for federal income taxes be determined based primarily on the experience method. The Act provided that bad debt reserves accumulated after 1987 are subject to recapture over a six year period which began in 1996. The Act provided that bad debt reserves accumulated prior to 1988 be exempt from recapture. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then corporate rate. Retained income at December 31, 2000 and 1999, included approximately $830,000 (pre-1988 reserves) for which federal income tax has not been provided.

    The provisions for federal income taxes consist of:


                                                                           Year Ended December 31,
                                                              --------------------------------------------------
                                                                   2000             1999               1998
                                                              -------------     --------------    --------------
         Current                                              $     101,655     $       91,824    $      152,190
         Deferred                                                    32,326               (665)           (2,741)
                                                              --------------    --------------    --------------
             Total                                            $     133,981     $       91,159    $      149,449
                                                              =============     ==============    ==============

    The following temporary differences gave rise to the deferred tax (asset) liability:

                                                                                          December 31,
                                                                                --------------------------------
                                                                                    2000                 1999
                                                                                -------------     --------------
         Income and expense recognized in the
          financial statements on the accrual basis,
          but on the cash basis for tax purposes                                $       53,787    $       23,282
         Depreciation                                                                    3,876               687
         FHLB stock dividends (incl. redemptions)                                      118,433           108,234
         Difference in bad debt deduction                                              (56,579)          (50,532)
         Deferred compensation                                                          (9,665)          (12,047)
         Other                                                                          (5,927)            1,975
                                                                                --------------    --------------

                Total                                                           $      103,925    $       71,599
                                                                                ==============    ==============

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 - FEDERAL INCOME TAX (CONTINUED)

     A reconciliation between the amount of reported income tax expense and the amount computed by applying the Federal income tax rate to income before income taxes is as follows:


                                                                              Year Ended December 31,
                                                              --------------------------------------------------
                                                                  2000              1999              1998
                                                              ------------      -------------     --------------
         Tax at statutory rate (34%)                          $     128,514     $       90,722    $      127,824
         Increase (decrease) in taxes
          resulting from:
         Stock compensation                                           6,154              3,713            14,005
         Nontaxable income                                              -                 (338)             (850)
         Other                                                         (687)            (2,938)            8,470
                                                              -------------     --------------    --------------

              Total                                           $     133,981     $       91,159    $      149,449
                                                              =============     ==============    ==============

         Effective rate                                               35.5%              34.2%             39.8%


NOTE 8 - RETIREMENT PLAN AND 401(K) THRIFT PLAN

     The Association has a defined benefit plan for all eligible employees through the Financial Institutions Retirement Fund. The plan covers and enrolls as active members all employees who are expected to complete 1,000 hours of service in twelve consecutive months and have attained age twenty-one. Because the plan is a multi-employer plan, plan information for the Association separately is not determinable. Pension expense for the years ended December 31, 2000, 1999, and 1998, was $885, $-0-, and $-0-,
     respectively.

     The Association has a profit-sharing plan which qualifies under Section 401(k) of the Internal Revenue Code. The plan is for all eligible employees and allows the Association to match employee contributions to a maximum of 6% of their compensation. The Association suspended matching contributions effective April, 1995. The Association's plan expenses for the years ended December 31, 2000, 1999, and 1998, amounted to $3,296, $1,900, and $1,900, respectively. Plan expenses consist solely of administrative costs.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

     The Association adopted an ESOP for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. An ESOP trust was created and acquired 50,653 shares of common stock in the Company's initial public offering, using proceeds of a loan obtained from the Company, which bears interest at an annual rate of 6.55%. The loan, which is secured by the shares of stock purchased, calls for annual interest over a ten year period and annual principal payments of $50,653 with the initial installment paid September 26, 1998.

     The Association is scheduled to make annual contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are committed to be released from collateral based on the terms of the loan, the Association reports compensation expense based upon the fair value of the shares. Dividends, when paid on allocated ESOP shares, are charged to retained earnings. Dividends paid on unallocated shares are reported as compensation cost if used as an additional debt repayment. The Trust also used dividends and the return of capital distribution on unallocated shares to purchase additional shares of common stock at a cost of $101,306 during the year ended December 31, 1998. Compensation expense for the ESOP for the years ended December 31, 2000, 1999, and 1998, was $81,751, $91,550, and $85,317, respectively.

     The following table represents the components of the ESOP shares:


                                                            December 31,
                                                        2000            1999
                                                   --------------  -------------
         Allocated shares                                24,605          14,666
         Shares distributed                                 -               -
         Unallocated shares                              33,748          43,687
                                                  -------------    ------------

                Total ESOP shares                        58,353          58,353
                                                  =============    ============

         Fair value of ESOP shares
            Allocated                             $     270,655    $     93,732
            Unallocated                                 371,228         606,504
                                                  -------------    ------------

                Total                             $     641,883    $    700,236
                                                  =============    ============

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 10 - RECOGNITION AND RETENTION PLAN ("RRP")

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

     In 1998, the RRP Trust purchased, with funds contributed by the Association, 25,367 shares of the Company and 19,657 shares were awarded to directors, officers, and employees. During the year ended December 31, 1999, 2,790 in additional shares were awarded.

     The following table presents share data related to the RRP trust:

                                                       December 31,
                                                   2000             1999
                                              ------------       ---------
         Beginning of year                          21,491          25,367
         Purchased                                   2,000             -
         Reacquired                                    105              61
         Earned                                     (4,064)         (3,937)
                                              ------------       ----------

                End of year                         19,532          21,491
                                             =============    ============

     These shares become earned and non-forfeitable over a five-year period on the anniversary date of each award. Directors, officers, and employees who terminate their employment with the Association forfeit the right to any shares which were awarded but not earned, except in the event of death or disability.

     The RRP shares purchased are excluded from shareholders' equity. The Company recognizes compensation expense and records an addition to shareholders' equity in the amount of the fair value of the common stock at the grant date over the years during which the shares are earned. Net compensation expense attributable to the RRP amounted to $59,634, $66,097 and $49,606 for the years ended December 31, 2000, 1999, and 1998, respectively.

NOTE 11 - STOCK OPTION PLAN

     The Board of Directors adopted a Stock Option Plan for the directors, officers, and employees which was approved by shareholders at the annual meeting held on April 15, 1998. An aggregate of 63,417 authorized but unissued common shares of the Company were reserved for future issuance under the Stock Option Plan. On April 1, 1998, the Company granted options to purchase 55,808 common shares. At the time of the grant, the options were exercisable over a five-year period beginning April 15, 1999. At the annual meeting of shareholders of the Company in 1999, the Company's shareholders approved an amendment to the Stock Option Plan, which caused the options to become exercisable over a three-year

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11 - STOCK OPTION PLAN (CONTINUED)

     period beginning April 15, 1999. The stock options typically have expiration terms of ten years. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a common share on the date the option is granted. Proceeds from the exercise of the stock options are credited to additional paid-in capital.

     The Company adopted Statement of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation". This statement encourages, but does not require the Company to recognize compensation expense for all awards of equity instruments issued. The statement established a fair value-based method of accounting for stock-based compensation plans. The standard applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities in amounts based on the price of the entity's common stock or other equity instruments. Statement No. 123 permits companies to continue to account for such transactions under Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," but requires disclosure of pro forma net income and earnings per share as if the Company had applied the new method.

     Under Accounting Principles Board Opinion 25, no compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:


                                                                                 December 31,
                                                              --------------------------------------------------
                                                                   2000                1999            1998
                                                                   ----                ----            ----
                Net income:
                   As reported                                $     244,001        $    175,671   $    226,504
                   Pro forma                                  $     187,594        $     58,179   $    120,612

                Basic earnings per share:
                   As reported                                $         .52        $       .35             .40
                   Pro forma                                  $         .40        $       .11             .21

                Diluted earnings per share:
                   As reported                                $         .51        $       .33             .39
                   Pro forma                                  $         .39        $       .11             .21

     The following table presents share data related to the Stock Option Plan:


                                                                               Shares Under Option
                                                                               --------------------
                                                                                 2000         1999
                                                                                 ----         ----
                Outstanding, beginning of year                                  64,052       52,003
                Repricing during the period                                       -           8,878
                Granted during the period                                         -           6,342
                Forfeited during the period                                     (3,497)      (3,171)
                Exercised during the period                                       -             -
                                                                               -------     --------
                   Outstanding, end of period                                   60,555       64,052
                                                                                ======     ========

     The option price as of December 31, 1998, was $17.375 per share. The exercise price was changed in 1999 to $14.70 per share due to a special $2 per share return of capital distribution in December 1998.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

     The following represents financial instruments whose contract amounts represent credit risk:


                                                                        December 31,
                                                                     2000            1999
                                                                -------------   ------------
         Loans in process                                       $     157,222   $    595,085
         Commitments to originate loans - fixed rates                 235,000        159,000

     The interest rate range on fixed rate loan commitments was 8.75% to 9.25% at December 31, 2000.

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

     Concentration of Credit Risk
     ----------------------------

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

     The Company also has concentration of credit risk exposure in cash. The Company places its cash with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit. At December 31, 2000, the Company had total deposits with financial institutions of $467,780 in excess of the FDIC limits.

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13 - RELATED PARTY TRANSACTIONS

     Directors and officers of the Company and its wholly-owned subsidiary were customers of, and had other transactions with, the Company in the ordinary course of business during the years ended December 31, 2000, 1999, and 1998.

     Loans and commitments included in such transactions were made with substantially the same terms and collateral as those prevailing at the time for comparable transactions with other persons. Loans to directors and officers did not involve more than the normal risk of collectibility, or present other unfavorable features. The loans to directors and officers at December 31, 2000 and 1999, were not material in the aggregate amount.

NOTE 14 - CASH FLOWS INFORMATION

     Cash equivalents include amounts due from banks and Federal Home Loan Bank overnight accounts and term deposits with original maturities of ninety days or less.

     In addition, the Company made federal income tax payments during the years ended December 31, 2000, 1999, and 1998, of $67,500, $154,818, and
     $251,778, respectively. Cash payments for interest for the years ended December 31, 2000, 1999, and 1998 were $1,032,496, $1,003,990, and
     $1,030,275, respectively.

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlements of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. In addition, the value of long-term relationships with depositors and other customers is not reflected. The value of these items is significant. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

     The estimated fair values of the Company's financial instruments are as follows:


                                                                   December 31, 2000
                                                           ----------------------------------
                                                              Carrying          Estimated
                                                              Amount            Fair Value
                                                           ----------------   ---------------
            Financial Assets:
               Cash and cash equivalents                   $      2,959,870   $     2,959,870
               Interest bearing time deposits                       500,000           500,000
               Securities available-for-sale                        445,000           445,000
               Securities held-to-maturity                        3,874,600         3,838,456
               Loans, net                                        24,663,667        24,308,626

            Financial Liabilities:
               Deposits                                          24,488,798        24,630,938
               Advance payments by borrowers for
                 taxes and insurance                                204,130           204,130

                       OHIO STATE FINANCIAL SERVICES, INC.
                                 AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     The estimated fair values of the Company's financial instruments are as follows:

                                                                                      December 31, 1999
                                                                              ----------------------------------
                                                                                 Carrying          Estimated
                                                                                 Amount            Fair Value
                                                                              ----------------   ---------------
            Financial Assets:
               Cash and cash equivalents                                      $      5,173,117   $     5,173,117
               Interest bearing time deposits                                          400,000           400,000
               Securities available-for-sale                                           415,400           415,000
               Securities held-to-maturity                                           3,693,836         3,509,472
               Loans, net                                                           24,140,672        23,592,911

            Financial Liabilities:
               Deposits                                                             25,540,796        25,633,522
               Advance payments by borrowers for
                 taxes and insurance                                                   188,561           188,561


NOTE 16 - COMMITMENTS AND CONTINGENT LIABILITIES

     The Company and Association periodically are subject to claims and lawsuits which arise in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

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

                                                                                 Marianne Doyle
                    Anton M. Godez                                               Vice President
                       President
            General Welding Supply Company                                      Sherri Yarbrough
                                                                                    Secretary

                    Jon W. Letzkus
                President and Chairman                                          James A. Trouten
          Ohio State Financial Services, Inc.                                      Comptroller
            President and Managing Officer
        Bridgeport Savings and Loan Association                               EXECUTIVE OFFICERS OF
                                                                     BRIDGEPORT SAVINGS AND LOAN ASSOCIATION

                   William E. Reline
                      Consultant                                                 Jon W. Letzkus
               Wheeling Machine Products                                 President and Managing Officer

                   Manuel C. Thomas                                              Marianne Doyle
                        Officer                                             Assistant Vice President
          M. C. Thomas Insurance Agency, Inc.
                                                                              Darlene V. Bennington
                                                                             Treasurer and Secretary

                                                                                Sherri Yarbrough
                                                                        Director of Information Services

                                                                                James A. Trouten
                                                                                   Comptroller

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

                                Fifth Third Bank
                            Corporate Trust Services
                                Mail Drop 10AT66
                            38 Fountain Square Plaza
                             Cincinnati, Ohio 45263
                                 (513) 579-5320
                                 (800) 837-2755

                                 ANNUAL MEETING

The Annual Meeting of Shareholders of OSFS will be held on April 18, 2001, at 1:00 p.m., local time, at the Bridgeport Savings and Loan Association office at 435 Main Street, Bridgeport, Ohio. Shareholders are cordially invited to attend.

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